UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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Raytheon Technologies Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Transforming
our industry for
a safer, more
connected
world.

Notice of 2022
Annual Meeting of
Shareowners
and Proxy Statement

Our Values

At Raytheon Technologies, we hold ourselves to
the highest standard and live by our values:

Trust
We act with integrity and do the right thing.

Respect
We embrace diverse perspectives and treat others the way they want to be treated.

Accountability
We honor our commitments, expect excellence and take pride in our work.

Collaboration
We share insights, learn together and act as a team.

Innovation
We experiment, design, build and transform with speed and agility.

These values drive our actions, behaviors and
performance to create a safer, more connected world.

March 14, 2022

Notice of 2022 Annual Meeting of Shareowners

2022 ANNUAL MEETING OF SHAREOWNERS TO BE HELD VIRTUALLY:

Due to ongoing health concerns related to the COVID-19 pandemic, our 2022 Annual Meeting will be held solely by remote communication via the internet at: www.virtualshareholdermeeting.com/RTX2022

DATE AND TIME:

April 25, 2022

8:00 a.m. Eastern time

Your vote is very important. Please submit your proxy card or voting instructions form as soon as possible.

Who may vote:

If you owned shares of RTX Common Stock at the close of business on March 1, 2022, you are entitled to receive this Notice of the 2022 Annual Meeting and to vote at the meeting, either during the virtual meeting or by proxy.

How to attend:

To be admitted to the 2022 Annual Meeting via the website, enter the 16-digit voting control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials, or email notification. You can find detailed instructions on pages 92-93 of this Proxy Statement.

Please review this Proxy Statement and vote in one of the four ways described here under “Voting Methods Available to You.”

By Order of the Board of Directors.

Dana Ng
Corporate Vice President & Secretary

AGENDA

1	Election of the Thirteen Director Nominees Listed in this Proxy Statement

2	Advisory Vote to Approve Executive Compensation

3	Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022

4	Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Voting Threshold Required to Repeal Article Ninth

VOTING METHODS AVAILABLE TO YOU

The Internet Visit the website identified in your proxy card, voting instruction form or electronic communications.

By Telephone Call the telephone number identified in your proxy card, voting instruction form or electronic communications.

By Mail Sign, date and return your proxy card or voting instruction form in the enclosed envelope.

During the Meeting Attend the 2022 Annual Meeting online. See pages 92-93 for instructions on how to attend and vote online.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareowners to be held on April 25, 2022. This Notice of the 2022 Annual Meeting of Shareowners and Proxy Statement, as well as RTX’s 2021 Annual Report are available free of charge at www.proxyvote.com or at www.rtx.com/proxy. References in either document to our website are for the convenience of readers, and information available at or through our website is not a part of, nor is it incorporated by reference in, the Proxy Statement or Annual Report.

The Board of Directors of Raytheon Technologies Corporation (“RTX,” the “Company” or the “Corporation”) is soliciting proxies to be voted at our 2022 Annual Meeting of Shareowners on April 25, 2022, and at any postponed or reconvened meeting. We expect that the Proxy materials or a notice of internet availability will be mailed and made available to shareowners beginning on or about March 14, 2022. At the meeting, votes will be taken on the matters listed in the Notice of 2022 Annual Meeting of Shareowners.

ii    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Proxy Summary
This section highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and our 2021 Annual Report before voting your shares.
Annual Meeting Agenda
		Board recommendation	Page numbers
Proposal 1:	Election of Directors	FOR each director nominee	11-21
Proposal 2:	Advisory Vote to Approve Executive Compensation	FOR	37-38
Proposal 3:	Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022	FOR	88-89
Proposal 4:	Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Voting Threshold Required to Repeal Article Ninth	FOR	90-91

2021 Performance Highlights

2021 marked our first full year as Raytheon Technologies (“RTX”). Our performance confirms the merits of the merger between United Technologies Corporation (“UTC”) and Raytheon Company (the “Merger”) and our ability to transform our organization, to lead our industry and solve our customer’s most difficult challenges. We continued to navigate through a challenging operating environment due to the COVID-19 pandemic and related factors, while capitalizing on the commercial aerospace recovery and the continued strength of our defense businesses.

“Our 2021 performance demonstrated the strength, balance and resiliency of our portfolio, the breadth of our advanced technologies, the talents and dedication of our workforce, and our commitment to changing the world for the better.”
Gregory J. Hayes, Chairman & Chief Executive Officer

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    1

PROXY SUMMARY | 2021 PERFORMANCE HIGHLIGHTS

FINANCIAL PERFORMANCE(1)

In 2021, we delivered solid financial results, and we remain well positioned to deliver on the 2020-2025 organic sales growth, adjusted margin expansion and free cash flow goals that we communicated during our Investor Day in May 2021.

Grew our business

●	Exceeded the adjusted earnings per share and free cash flow goals we communicated to investors in January 2021, with earnings growth across all four of our businesses
●	Increased deliveries of large commercial engines
●	Aftermarket sales at our commercial businesses grew by 9%
●	Continued earnings growth at our defense businesses driven by the breadth of our technologies and our successful execution on key programs
Made progress toward our long-term goals

●	Ended the year with our commercial aerospace backlog growing by 12% to $93 billion
●	Developed and matured our pipeline of revenue synergies from the Merger, including $10 billion of future potential opportunities
Achieved cost synergies

●	Achieved a total of $760 million in gross cost synergies during the year and $1 billion since completing the Merger
●	Increased our annual gross run-rate cost synergies goal within four years of the Merger from $1.0 billion to $1.5 billion and we are on track to exceed that goal
●	Realized more than $600 million of cost synergies from the Rockwell Collins acquisition, meeting the Company’s commitment a year ahead of plan

(1)	See Appendix A on pages 102-103 for more information regarding non-GAAP financial measures.
(2)	GAAP cash flow is cash flow from operating activities of continuing operations, while non-GAAP cash flow is free cash flow from continuing operations.

2    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROXY SUMMARY | 2021 PERFORMANCE HIGHLIGHTS

CAPITAL RETURNED TO INVESTORS

Our financial strength gave us the confidence to increase our commitment to return over $20 billion of capital to shareowners within four years of the Merger.

During 2021, our investors saw total shareowner return (“TSR”) of 23.3%, outpacing both the Dow Jones Industrial Average and our core aerospace and defense peers (“Core A&D Peers”).(1) We returned $5.3 billion to investors through dividends and share repurchases, including a 7.4% increase(2) in our dividend per share.

EXECUTION ON KEY PRIORITIES

In 2021, we continued to execute on the key priorities that underpin our business strategy.

Continuing our proactive response to the COVID-19 pandemic
We are focused on protecting and supporting the health and safety of our employees, suppliers and communities.
●	Facilitated vaccination clinics that resulted in more than 28,000 of our employees being vaccinated globally
●	Flowed through more than $3 billion in accelerated payments to our small and diverse suppliers and partners
●	Delivered oxygen trucks to the Indian Red Cross Society for use in rural and semi-urban areas
Driving operational excellence and continuous improvement
We are achieving efficiencies across all our businesses, transforming the way we provide our products and services to customers and creating value for our shareowners, customers, and other stakeholders.
●	Began implementation of our new CORE operating system
●	Made significant investments in digital technologies across the enterprise
●	Executed on our structural cost reduction initiatives

Making strategic investments in technology and innovation
We are identifying technology and revenue synergy opportunities across our businesses to solve our customers’ most challenging problems and drive long-term growth.
●	Invested nearly $9.4 billion in capital expenditures and Company- and customer-funded research and development during 2021
●	Achieved the successful first flight test of a scramjet-powered Hypersonic Air-breathing Weapon Concept (HAWC)
●	Launched a strategic partnership with IBM to collaborate on advanced artificial intelligence, cryptographic and quantum solutions for the aerospace, defense and intelligence industries
●	Introduced the Pratt & Whitney Geared TurboFan (“GTF”) Advantage engine, which reduces fuel burn and CO2 emissions by 17%, compared to prior generations of engines, extending the GTF’s lead as the most efficient engine for the Airbus A320neo family. The engine will also be compatible with 100% sustainable aviation fuels, supporting the aviation industry’s goal to significantly reduce emissions in the coming decades
Actively managing our business portfolio
We are adding strategic capabilities and divesting non-core businesses to ensure our portfolio is balanced with strong businesses and market leading franchises.
●	Acquired FlightAware, to accelerate Collins Aerospace’s Connected Ecosystem strategy to transform the aftermarket with more connected, data-driven solutions
●	Acquired SEAKR Engineering to strengthen the space-based capabilities of Raytheon Intelligence & Space (“RI&S”)
●	Divested RI&S’ Global Training & Services business
●	Acquired Dutch Thermoplastic Components, which will enhance Collins Aerospace’s ability to provide customers lighter, more cost-efficient, sustainable aircraft structures

(1)	Core A&D Peers include: Airbus, Boeing, General Electric, General Dynamics, Honeywell, L3Harris, Lockheed Martin, Northrop Grumman and Safran.
(2)	In the second quarter of 2021, we increased our quarterly dividend from $0.475 per share to $0.51 per share.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    3

PROXY SUMMARY | EXECUTIVE COMPENSATION OVERVIEW

Executive Compensation Overview

HOW WE ALIGN PAY WITH PERFORMANCE

Our executive compensation program is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners.

Since the Merger, our Human Capital & Compensation Committee (the “Committee”) has undertaken an extensive review of our legacy companies’ programs. In its ongoing efforts to fully integrate our programs, the Committee’s primary goal has been to design a program that rewards financial and operating performance, effective strategic leadership, and advances our commitment to corporate social responsibility—all key elements in building sustainable shareowner value. This pay-for-performance philosophy is embedded into our Guiding Principles (see page 43) that underpin how the Committee has approached the program design integration since the Merger.

How does our executive compensation program align pay with performance?

●	We use performance metrics and objectives that recognize and reward performance contributions that drive strategy into action, maximize performance and deliver results.
●	The largest portion of compensation for our Named Executive Officers (“NEOs”) is “at-risk” compensation—annual and long-term incentive awards that are contingent on Company performance in our key metrics and objectives, in addition to our stock price performance.

2021 Pay Decisions

In making annual pay decisions, the Committee employs a measure called “total direct compensation,” which includes our three principal elements of executive compensation: base salary, annual incentives and long-term incentives (“LTI”). See pages 47-53 for details.

Total direct compensation reflects how an executive’s pay relates to the Committee’s assessment of Company, business unit and individual performance for the year. For this reason, 2021 total direct compensation includes the LTI grant values approved by the Committee in February 2022 (which were based on its assessment of 2021 performance) rather than the February 2021 LTI award grant date fair values shown in the Summary Compensation Table on page 66 (which were based on the Committee’s assessment of 2020 performance and the accounting value at the time of grant). For more details on total direct compensation, see page 55.

The below table shows the total direct compensation for our NEOs who were employed by the Company through the end of the year.

PAY DECISIONS AND PAY MIX

	Base Salary ($K)(1)	Annual Incentive ($K)	LTI ($K)(2)	Total ($K)
Gregory J. Hayes	$1,600	$4,992	$15,250	$21,842
Neil G. Mitchill, Jr.	$800	$1,200	$4,000	$6,000
Michael R. Dumais(3)	$880	$1,200	$0	$2,080
Christopher T. Calio	$750	$1,200	$7,000	$8,950
Stephen J. Timm	$750	$1,200	$5,000	$6,950

(1)	Reflects the base salary in effect for each NEO as of December 31, 2021. Values above differ from those in the Summary Compensation Table on page 66, since they do not reflect the impact of salary adjustments (if any) made during the year and reductions from furloughs at Pratt & Whitney and Collins Aerospace for Messrs. Calio and Timm, respectively.
(2)	Reflects values approved by the Committee for the LTI award granted on February 15, 2022. These values differ from the values that will be reported in the Summary Compensation Table in 2023, which will be calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation.
(3)	Mr. Dumais did not receive an LTI award on February 15, 2022, since he will transition into a consulting role later in the year.

4    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROXY SUMMARY | EXECUTIVE COMPENSATION OVERVIEW

2021 Performance Metrics

The Committee believes that the metrics used for our annual and long-term incentive plans are essential indicators of the long-term health of our Company, and therefore, serve the fundamental objective of our executive compensation program.

Why these metrics? Each of these metrics measures a particularly salient aspect of Company performance.

Metrics for Annual Incentives*

FINANCIAL METRICS:

Earnings measure the immediate impact of operating decisions on the Company’s annual performance. For our Corporate executives, we use net income as our RTX-wide earnings metric and for our business units, we use operating income.

Free Cash Flow (“FCF”) measures our ability to generate cash to fund our operations and key business investments—whether that means funding critical research and development, strategic acquisitions, paying down debt or distributing earnings to our shareowners.

CORPORATE RESPONSIBILITY SCORECARD (“CRS”):

People & Culture (“P&C”) measures our progress toward our long-term diversity, equity and inclusion and talent objectives.

Sustainability & Safety (“S&S”) measures our progress toward our long-term objectives for environmental sustainability and employee health and safety.

Metrics for Performance Share Units*

Earnings Per Share (“EPS”) measures the Company’s ability to create long-term, sustainable earnings that will ultimately drive total shareowner return.

Return on Invested Capital (“ROIC”) measures the efficiency with which we allocate capital resources, taking into account not just the quantity of earnings, but also the quality of earnings and investments that drive sustainable growth.

Relative Total Shareowner Return (“TSR”) measures our ability to return value to our shareowners compared to competing investment opportunities like the S&P 500 and our Core A&D Peers and reinforces our pay-for-performance objectives.

*	See Appendix B on page 104 for definitions of the financial metrics referenced in this chart.

How 2021 Performance Affected Annual Incentive Payouts

In 2021, the Committee set performance goals for the key financial metrics noted above and established objectives for our new Corporate Responsibility Scorecard, as discussed in more detail on pages 48-51. The following chart shows the financial goals set for annual incentive purposes, RTX’s 2021 performance relative to these goals, the Committee’s assessment of CRS performance, and how these results translated into the 2021 RTX performance factor.

Metric*	Weight	Threshold	Target	Maximum	Actual	Performance Factor
RTX Earnings—net income ($M)	40%	$4,775	$5,600	$6,460	$6,465	200%
RTX Free Cash Flow ($M)	40%	$3,500	$4,500	$6,100	$5,105	138%
RTX People & Culture	10%		Performance evaluated by the Committee			100%
RTX Sustainability & Safety	10%		Performance evaluated by the Committee			110%
RTX Performance Factor						156%
*	Results for our business units differ from the above (see page 50 for details). Annual incentive financial goals and results are based on non-GAAP financial measures. See Appendix B on page 104 for definitions of the financial metrics referenced in this chart.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    5

PROXY SUMMARY | EXECUTIVE COMPENSATION OVERVIEW

COMPENSATION DESIGN FOR 2022 AND BEYOND

Throughout the course of 2021, the Committee has continued to evaluate the design of the legacy companies’ plans and programs and has made important modifications, as detailed below. We expect, however, that full integration of our programs will take multiple years, and some NEOs will continue to participate in legacy company programs until the integration is complete.

What we changed	Why we changed it
LONG-TERM INCENTIVES

We increased the role of Stock Appreciation Rights (“SARs”) and eliminated Restricted Stock Units (“RSUs”) for our senior executives.

Beginning with the 2022 grants, LTI awards for our most senior leaders are composed solely of Performance Share Units (60%), and SARs (40%). For our 2021 grants, the mix had included 20% SARs, 20% RSUs, and 60% Performance Share Units (“PSUs”).

The Committee believes that for our most senior executives, SARs are a stronger pay-for-performance vehicle than RSUs because SARs have no value if the stock price does not increase from the price on the grant date. Further, the Committee believes that the 10-year term of SARs motivates prudent long-term decision-making.

LTI MIX

We reverted back to a more standard PSU design for 2022.

2021 PSU design: Due to the pandemic, we replaced our usual three-year PSU goals with one-year EPS and ROIC goals followed by a two-year, time-based vesting period. To balance these one-year EPS and ROIC goals, we also increased the weighting of our 3-year relative TSR metrics from 30% to 50%.

The economic environment caused by the COVID-19 pandemic made setting long-term financial performance goals in early 2021 challenging, especially given the pandemic’s impact on both the aerospace industry and commercial aviation.

PSU WEIGHTINGS

2022 PSU design: We returned to three-year goals for both our EPS and ROIC metrics and a 30% weighting for our relative TSR metrics, with EPS and ROIC each weighted at 35%. This PSU weighting is consistent with the PSU design at legacy UTC before the pandemic and the 2020 Merger of UTC and Raytheon Company (“RTN”).	As we have seen the uncertainty of the COVID-19 pandemic subside over the course of 2021, the Committee determined that for the 2022 PSUs we should return to three-year financial performance goals and our prior metric weightings, thus ensuring that our PSUs align with our long-term strategic plan.

6    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROXY SUMMARY | FOCUS ON ESG
What we changed	Why we changed it
RETIREMENT PLANS AND PERQUISITES

We set a timetable for integrating the legacy UTC and RTN defined contribution and deferred compensation plans.

Beginning in 2023, all RTX employees will be eligible to participate in the same defined contribution and deferred compensation plans, regardless of their legacy company.

As we continue the integration of two world-class companies following the Merger, we believe we must continue to deliver highly competitive retirement benefits to our employees to ensure we continue to recruit and retain the best talent.

We are harmonizing and modernizing our executive perquisites.

We announced a re-design of our executive perquisites, including a phase-out of the legacy UTC executive leased vehicle program and the legacy RTN excess liability insurance, and closure of legacy RTN’s split dollar life insurance policies to new participants.

Starting in 2022, perquisites for RTX executives will be limited to enhanced basic life and long-term disability insurance, an executive physical and a financial planning allowance. Our CEO has three additional benefits for security purposes: use of corporate aircraft, company-provided car and driver and home security monitoring. In exceptional circumstances, other NEOs may use the aircraft for purposes that may have a personal element. See page 61 for additional details.

Our approach to executive perquisites reflects the Committee’s belief that the continued health and financial well-being of our senior leaders is of vital interest to the Company and our shareowners.

Focus on ESG

We view environmental, social, and governance (“ESG”) as integral to our long-term strategy, our business operations, our values and how we engage with our stakeholders.

After the Merger, we embarked on a significant effort to integrate and build upon the ESG approaches of our legacy companies and enhance transparency. By the end of 2021:

●	We released our 2021 Diversity, Equity & Inclusion (“DE&I”) Report, in which we provide workforce diversity data, (including our EEO-1 data) and explain how we are working to drive progress through our pillars of action: public policy, workforce diversity, community engagement and supplier diversity.
●	We formed a Global Diversity, Equity & Inclusion Advisory Board, whereby leaders across RTX will come together to support equality of opportunity, inspire action and drive accountability for our DE&I efforts.
●	We issued our first sustainability performance disclosures against the Sustainability Accounting Standards Board (“SASB”) reporting framework to promote greater transparency and comparability across the aerospace and defense industry.
●	We responded to the Carbon Disclosure Project’s (“CDP”) annual climate change questionnaire, which addresses many of the disclosure elements set by the Task Force on Climate-Related Financial Disclosure established by the G20.
●	We added a Corporate Responsibility Scorecard to our annual incentive plan to drive management accountability and focus.
●	We launched our new social responsibility initiative, ConnectUp, where we will invest $500 million over 10 years to advance equitable opportunities in STEM education, career development and community well-being.

We are proud of these accomplishments but realize we have much more to do. To further drive our ESG performance and enhance transparency, during 2021 we also engaged in a comprehensive ESG prioritization assessment to identify and prioritize ESG topics that are most important to our stakeholders and to achieving our business objectives. Through this effort, we developed our ESG vision and strategy, as well as an ESG roadmap with significant initiatives relating to goal setting and disclosure. We will provide more detail on our ESG strategy and goals in our first annual ESG Report that we plan to issue in the second quarter of 2022.

Best Companies for Environmental, Social and Governance
Institutional Investor Magazine—All-American Executive Team

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    7

PROXY SUMMARY | GOVERNANCE AND BOARD OVERVIEW

Governance and Board Overview

BOARD NOMINEES

			Skills and Expertise
	Director Since*	Other Public Boards	Financial	Government	International	Experience in Industry	Risk Management/ Oversight	Senior Leadership	Technology and Innovation
TRACY A. ATKINSON Retired Executive Vice President & Chief Administrative Officer, State Street Corporation	2020 (2014)	2
BERNARD A. HARRIS, JR. Chief Executive Officer and Managing Partner Vesalius Ventures, Inc.	2021	1
GREGORY J. HAYES Chairman & Chief Executive Officer, Raytheon Technologies Corporation	2014	0
GEORGE R. OLIVER Chairman & Chief Executive Officer, Johnson Controls International plc	2020 (2013)	1
ROBERT K. (KELLY) ORTBERG Retired Chairman, President & Chief Executive Officer, Rockwell Collins, Inc.	2020	1
MARGARET L. O’SULLIVAN Professor, Harvard University Kennedy School	2017	0
DINESH C. PALIWAL Partner, Americas Private Equity, KKR and Retired Chairman & CEO, Harman International	2020 (2016)	1
ELLEN M. PAWLIKOWSKI General U.S. Air Force (Retired) and Former Commander, Air Force Materiel Command	2020 (2018)	1
DENISE L. RAMOS Retired Chief Executive Officer & President, ITT Inc.	2018	2
FREDRIC G. REYNOLDS Retired Executive Vice President & Chief Financial Officer, CBS Corporation	2016	2
BRIAN C. ROGERS Retired Chairman, T. Rowe Price Group, Inc.	2016	1
JAMES A. WINNEFELD, JR. Admiral U.S. Navy (Retired) and Former Vice Chairman of the Joint Chiefs of Staff	2020 (2017)	1
ROBERT O. WORK Retired Deputy Secretary of Defense, U.S. Department of Defense	2020 (2017)	0

*	For the former Raytheon Company (RTN) directors who became members of the Company’s Board of Directors upon the Merger closing on April 3, 2020, the start of their service as RTN directors is shown in parentheses.

8     RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROXY SUMMARY | GOVERNANCE AND BOARD OVERVIEW

NOMINEE HIGHLIGHTS

The Board believes that the individuals nominated for election at the Annual Meeting have the appropriate attributes, experiences and perspectives to guide the Company and provide effective oversight of our strategy and business plans. As a group, they embody a broad and diverse set of qualifications, skills, and experience, and represent the perspectives of both long-serving directors and those who joined the Board more recently.

These nominees also reflect the director refreshment efforts of both legacy company boards before the Merger, the significant changes to the Board in connection with the Merger, and the changes in Board composition since the Merger.

TENURE ON RTX BOARD
When legacy RTN board service is included, the average tenure of our nominees is 5 years. ● More than 5 years—7 nominees ● 3–5 years—4 nominees ● Less than 3 years—2 nominees

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    9

PROXY SUMMARY | GOVERNANCE AND BOARD OVERVIEW

BOARD ENGAGEMENT IN 2021

In 2021, our Board actively engaged with management on a range of matters, providing strong oversight and invaluable guidance to enable the Company to navigate through a challenging operating environment and to execute on the key priorities that underpin our business strategy.

100%	9	99%	100%
overall attendance by directors at the eight Board meetings during 2021	number of special Board and committee meetings in 2021	overall attendance by directors at Board and committee meetings in 2021	overall attendance by directors at the 2021 Annual Meeting

Board engagement in oversight of:	Other notable Board actions:

●   Development of an ESG strategy and vision, as well as an ESG roadmap with significant initiatives relating to goal setting and disclosure

●   Company risk management, with a particular focus on cybersecurity, product safety and compliance risks

●   The Company’s shareowner engagement efforts

●   The Company's response to the COVID-19 pandemic

●   Set a strong tone at the top and promoted a culture of integrity and accountability

●   Demonstrated its commitment to strong corporate governance and responsiveness to shareowners with the inclusion of a new two-step proposal to repeal the sole supermajority voting provision in the Company’s charter

●   Engaged in CEO and senior management succession planning

GOVERNANCE BEST PRACTICES

Our Board has adopted robust governance practices and continuously reviews and considers these practices to enhance its effectiveness.

Effective independent Board oversight	Board accountability and commitment to shareowner rights

●   11 out of 13 director nominees are independent

●   Qualified Board with diverse mix of perspectives and tenures

●   Robust independent Lead Director role with clear responsibilities

●   Independent directors meet regularly without management

●   Fully independent Audit, Human Capital & Compensation and Governance Committees

●   Regular Board review of strategic plans and priorities

●   Regular Board/committee review of significant risks, including cybersecurity risks

●   Annual Board evaluation of CEO performance

●   CEO and senior management succession planning

●   Limits on outside public company board service

●   Ongoing consideration of Board composition and refreshment

●   Active and ongoing shareowner engagement

●   Annual Board, committee and individual director evaluations

●   Proxy access with market terms

●   Shareowners can act by written consent

●   Shareowners holding 15% of voting stock can call special meetings

●   Annual election of all directors

●   Majority voting for directors in uncontested elections

●   Robust Clawback Policy

●   No hedging, short sales or pledging of RTX securities

●   Rigorous share ownership requirements for directors and senior management

10    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Proposal 1: Election of Directors

What am I voting on?	We are seeking your support for the election of the thirteen individuals nominated to serve on the Board of Directors until the 2023 Annual Meeting of Shareowners. We believe these nominees have the right experiences and perspectives to guide the Company and provide effective oversight of our strategy and our business plans. They are well qualified to serve as directors of a large aerospace and defense company that competes in government and commercial markets worldwide.

Criteria for Board Membership

The Board and the Committee on Governance and Public Policy (the “Governance Committee”) believe that there are general attributes all directors must exhibit, in addition to key skills and expertise that should be represented on the Board as a whole, but not necessarily by each director.

THESE GENERAL ATTRIBUTES ARE ESSENTIAL FOR ALL DIRECTORS

●	Objectivity and independence in making informed business decisions

●	Extensive knowledge, experience and judgment

●	Highest integrity

●	Diversity of perspective

●	Willingness to devote the extensive time necessary to fulfill a director’s duties

●	Appreciation for the role of a corporation in society

●	Loyalty to the interests of RTX and its shareowners

The Governance Committee recognizes the value of selecting directors who come from various backgrounds and professions and are diverse in age, gender, race and ethnicity, to ensure that the Board as a whole has a wealth of experiences and perspectives to inform its decisions. We believe diversity makes our business stronger and more innovative, and is critical to the Company’s long-term success. For more information about diversity on our Board, see "Nominee Highlights" on page 9 and "Board Composition and Refreshment" on page 13.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    11

PROPOSAL 1: ELECTION OF DIRECTORS | CRITERIA FOR BOARD MEMBERSHIP

In addition, certain skills and expertise are important for effective oversight of the Company’s businesses and strategy and should be represented on the Board as a whole.

Each director brings particular strengths to the Board. The charts below show the percentage of directors with skills and expertise in each key area. In the nominee biographies on pages 14-21, we highlight for each individual the three key skills and areas of expertise upon which the Board particularly relies.

KEY SKILLS AND EXPERTISE

Senior Leadership

Extensive leadership experience with a significant enterprise, resulting in a practical understanding of organizations, processes and strategic planning, along with demonstrated strengths in developing talent, succession planning, and driving change and long-term growth.	International

Experience conducting business or operations outside of the United States or working on international policy and related issues, resulting in international business, political and cultural perspectives and insights that are invaluable to a global company with operations and sales around the world.

Experience in Industry

Experience in the aerospace and defense markets in which RTX operates, whether acquired through service as a senior leader of an organization in those markets or as a government or military customer.	Technology and Innovation

Background in or experience leading organizations focused on research and development, engineering, science, software, cybersecurity or technology, which would benefit the Company as a leader in the development of advanced technologies and innovative solutions.

Financial

Leadership of a financial firm or management of an enterprise’s finance function or similar responsibility, resulting in proficiency in complex financial management, financial reporting processes, capital allocation, capital markets, and mergers and acquisitions—representing the importance we place on accurate financial reporting and robust financial controls and compliance.	Government

Service in senior government or military roles, which provide constructive insights about how significant government policies and regulations, as well as public policy issues, may affect our Company and how to respond effectively to those matters.

Risk Management/Oversight

Experience in, and knowledge and understanding of, managing major risk exposures for complex, large organizations, including significant financial, operational, compliance, reputational, strategic, international, political and cybersecurity risks, which are critical to the Board’s important risk oversight role.

12    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS | BOARD COMPOSITION AND REFRESHMENT

Board Composition and Refreshment

The Board believes that it benefits from a mix of new directors who bring fresh perspectives and longer-serving directors who bring valuable experience, continuity and a deep understanding of the Company. The Board strives to maintain an appropriate balance of tenure, turnover, diversity, attributes, viewpoints and experiences.

Under the terms of the Merger, seven RTN continuing directors became RTX Board members, joining eight UTC continuing directors. Additionally, our Board was required to maintain a specified composition of directors from both legacy companies until April 3, 2022. Since the Merger, one RTN continuing director and one UTC continuing director left the Board, and Bernard A. Harris, Jr. joined the Board. Marshall O. Larsen, a longer-tenured UTC continuing director, will retire from the Board at the 2022 Annual Meeting.

Given the director refreshment efforts of both legacy company boards before the Merger, the significant changes to the Board in connection with the Merger, and the changes in Board composition since the Merger, our Board believes that our current directors represent the right mix of newer and longer-serving directors, and that they have the appropriate attributes, experiences and perspectives to guide the Company and provide effective oversight of our strategy and business plans.

TENURE ON RTX BOARD

When legacy RTN board service is included, the average tenure of our nominees is 5 years. ● More than 5 years—7 nominees ● 3–5 years—4 nominees ● Less than 3 years—2 nominees

As a result, while the Board plans to remove the Merger-related composition requirements from our Corporate Governance Guidelines and Bylaws following the 2022 Annual Meeting, it does not plan to make any significant changes to its current membership. The Board may, however, add a new member on an opportunistic basis if it identifies a candidate who is particularly well positioned to enhance Board effectiveness.

The Board will continue to promote refreshment by:

●	regularly reviewing the key skills and expertise that are most important in selecting candidates to serve as directors, taking into account the Company’s operations and the mix of capabilities and experience already represented on the Board and regularly considering individual director tenure and succession; and

●	using its self-evaluation process, including individual director evaluations, to inform its decisions about nomination and refreshment (see page 23 for more detail on the annual self-evaluation process).

Our Corporate Governance Guidelines require that directors retire at the first annual meeting after they reach age 72, unless the Board makes an exception in light of special circumstances.

Our Corporate Governance Guidelines and Bylaws do not impose term limits on directors. In accordance with our Corporate Governance Guidelines, the Governance Committee periodically reviews the tenure of our directors, especially those who have served for 15 or more years. No director nominee has a tenure greater than 8 years.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    13

PROPOSAL 1: ELECTION OF DIRECTORS | HOW CANDIDATES ARE IDENTIFIED

How Candidates Are Identified

In furtherance of its focus on director refreshment and Board composition, the Board strives to regularly identify potential director candidates who can bring unique perspectives, additional capabilities and experiences, and enhance Board performance. The Board has delegated the identification and evaluation process for director candidates to the Governance Committee. Potential directors can be brought to the Committee's attention in different ways, as shown below. The Committee screens and evaluates all candidates, regardless of who recommends them, using the criteria described under “Criteria for Board Membership” on page 11.

To ensure that there is a large and diverse pool of potential directors, the Governance Committee may engage search firms to assist it in finding qualified and interested candidates and verifying their credentials.	Any shareowner may recommend a director candidate by writing to the RTX Corporate Secretary (see page 97 for contact information).	Current Board members who become aware of suitable candidates may recommend them to the Governance Committee from time to time.

Nominees

The Board, upon the recommendation of the Governance Committee, has nominated for election the thirteen individuals listed in this Proxy Statement. All are current directors of RTX. One of our current directors, Marshall O. Larsen, will be retiring from the Board at the Annual Meeting and is not a nominee for election. We thank Mr. Larsen for his dedicated service and numerous contributions to RTX.

The Board of Directors unanimously recommends a vote FOR each of the following nominees:

Tracy A. Atkinson
INDEPENDENT DIRECTOR Retired Executive Vice President & Chief Administrative Officer, State Street Corporation Key Skills and Expertise	AGE 57 DIRECTOR SINCE 2020 (2014*) BOARD COMMITTEES Human Capital & Compensation (Chair), Audit, Finance
FINANCIAL SENIOR LEADERSHIP RISK MANAGEMENT/OVERSIGHT

Qualifications

Ms. Atkinson provides the Board with significant experience in finance, risk management and compliance matters, as well as executive leadership experience developed through her senior finance and compliance leadership roles at State Street and MFS Investment Management. She also brings valuable accounting expertise derived from her experience as a Certified Public Accountant and a partner at PricewaterhouseCoopers LLP.

Experience

●	Chief Administrative Officer, State Street Corporation (financial services firm), 2019–2020

●	Executive Vice President & Chief Compliance Officer, State Street Corporation, 2017–2019

●	Executive Vice President, Finance, State Street Corporation, 2010–2017
●	Treasurer, State Street Corporation, 2016–2017

●	Executive Vice President, Chief Compliance Officer, State Street Corporation, 2009–2010

●	Executive Vice President, Chief Compliance Officer, State Street Global Advisors, 2008–2009

●	Senior positions with MFS Investment Management and PricewaterhouseCoopers LLP, 1999–2008

Other Current Directorships

●	United States Steel Corporation, since 2020

●	Affiliated Managers Group, since 2020

Former Public Company Directorships

●	Raytheon Company, 2014–2020

Other Leadership Experience and Service

●	Director and Past President, The Arc of Massachusetts

*	Reflects service as RTN director.

14    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Bernard A. Harris, Jr.
INDEPENDENT DIRECTOR Chief Executive Officer and Managing Partner, Vesalius Ventures, Inc. Key Skills and Expertise	AGE 65 DIRECTOR SINCE 2021 BOARD COMMITTEES Audit, Special Activities

Qualifications
Dr. Harris has significant aerospace industry knowledge, deep understanding of science and technology and executive leadership experience gained through his CEO and other senior leadership roles at Vesalius Ventures and the National Math and Science Initiative, his service as Chief Medical Officer of SPACEHAB and his years as an astronaut and flight surgeon at NASA. He has significant experience in technology innovation and strategic planning. He also brings valuable expertise in guiding organizations to leverage their resources in support of community development and philanthropic endeavors.
Experience
●	Chief Executive Officer and Managing Partner, Vesalius Ventures (venture capital), since 1998
●	Chief Executive Officer, National Math and Science Initiative Inc. (education nonprofit), since 2018
●	Space Media Inc., Vice President, Business Development, 1999–2001
●	SPACEHAB Inc., Vice President, Chief Medical Officer and Scientist, 1996–2001
●	NASA, Astronaut, 1991–1996
●	NASA, Clinical Scientist & Flight Surgeon, Johnson Space Center, 1987–1990
Other Current Directorships
●	U.S. Physical Therapy, since 2005
●	MassMutual (non-public)
Former Public Company Directorships
●	Sterling Bancshares Inc., 2006–2011
Other Leadership Experience and Service
●	Board of Trustees, Barings Fund & Barings BDS
●	Board of Trustees, Salient Midstream & MLP Fund
●	Board of Directors, Texas Medical Center
●	The Harris Foundation (founder)
●	National Academies of Sciences Engineering and Medicine (NASEM) Board on Health Sciences Policy

Gregory J. Hayes
Chairman & Chief Executive Officer, Raytheon Technologies Corporation Key Skills and Expertise	AGE 61 DIRECTOR SINCE 2014 BOARD COMMITTEES Finance, Special Activities

Qualifications
Mr. Hayes has substantial experience in executive leadership, finance, strategic planning, mergers and acquisitions, business development, and global operations and management. He has a deep knowledge of the aerospace and defense industry and the Company’s business, strategy, operations and global markets gained through his CEO and other senior leadership roles at Raytheon Technologies and affiliated companies. He brings a track record of successfully managing complex businesses and developing people. He also provides public company board leadership experience gained as Chairman of the UTC Board.
Experience
● Chairman & Chief Executive Officer, Raytheon Technologies Corporation, since June 2021
● President, Chief Executive Officer and Director, Raytheon Technologies Corporation, April 2020–June 2021
●	Chairman & Chief Executive Officer, United Technologies Corporation, 2016–April 2020
●	President, Chief Executive Officer and Director, United Technologies Corporation, 2014–2016
●	Senior Vice President & Chief Financial Officer, United Technologies Corporation, 2008–2014
●	Various senior positions since joining UTC in 1999 through the acquisition of Sundstrand Corporation, including Vice President, Accounting and Finance, and responsibility for UTC’s Corporate Strategy function
Former Public Company Directorships
●	Nucor Corporation, 2014-2018

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    15

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

George R. Oliver
INDEPENDENT DIRECTOR Chairman & Chief Executive Officer, Johnson Controls International plc Key Skills and Expertise	AGE 61 DIRECTOR SINCE 2020 (2013*) BOARD COMMITTEES Governance and Public Policy, Finance

Qualifications
Mr. Oliver provides the Board with substantial executive leadership experience and global operational and management expertise, gained through his CEO and other leadership roles at the global industrial and technology companies Johnson Controls, Tyco International and General Electric. He also has significant experience in strategic planning, mergers and acquisitions, finance, risk management and technology.
Experience
●	Chairman of the Board & Chief Executive Officer, Johnson Controls International plc (diversified technology and multi-industrial company), since 2017
●	President & Chief Operating Officer, Johnson Controls International plc, 2016–2017
●	Chief Executive Officer, Tyco International Ltd., 2012–2016
●	President, Tyco International Ltd., 2011–2012
●	President, Tyco Electrical and Metal Products, 2007–2010
●	President, Tyco Safety Products, 2006–2010
●	Various leadership roles of increasing responsibility at several General Electric divisions, culminating as President of GE Water and Process Technologies, until 2006
Other Current Directorships
●	Johnson Controls International plc, since 2016
Former Public Company Directorships
●	Raytheon Company, 2013–2020
●	Tyco International Ltd., 2012–2016
Other Leadership Experience and Service
●	Board of Trustees, Worcester Polytechnic Institute
●	Board of Trustees, Pro Football Hall of Fame
●	Board of Directors, United Way of Greater Milwaukee
●	Board of Directors, Metropolitan Milwaukee Association of Commerce
●	Board of Directors, Business Roundtable
●	Board of Directors, The Greater Milwaukee Committee
* Reflects service as RTN director.

Robert K. (Kelly) Ortberg
Retired Chairman, President & Chief Executive Officer, Rockwell Collins, Inc. Key Skills and Expertise	AGE 61 DIRECTOR SINCE 2020 BOARD COMMITTEES Finance, Special Activities

Qualifications
Mr. Ortberg has significant aerospace and defense industry expertise and business experience gained through his CEO and other senior leadership roles at Rockwell Collins. Through these roles he also brings executive leadership experience, as well as a significant background in global management and operations, engineering, technology and innovation.
Experience
●	Special Advisor to the Office of the CEO, Raytheon Technologies Corporation, 2020–February 2021
●	Chief Executive Officer, Collins Aerospace Systems, United Technologies Corporation, 2018–2020
●	Chairman, President & CEO, Rockwell Collins, Inc. (aerospace and defense systems & services), 2015–2018
●	President & CEO, Rockwell Collins, Inc., 2013–2015
●	President, Rockwell Collins, Inc., 2012–2013
●	Various senior positions since joining Rockwell Collins in 1987
Other Current Directorships
●	Aptiv PLC, since 2018
Former Public Company Directorships
●	Rockwell Collins, Inc., 2013–2018
Other Leadership Experience and Service
●	Past Chairman, Board of Governors, Aerospace Industries Association
●	Co-Chairman, FIRST® Board of Directors

16    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Margaret L. O’Sullivan
INDEPENDENT DIRECTOR Professor, Harvard University Kennedy School Key Skills and Expertise	AGE 52 DIRECTOR SINCE 2017 BOARD COMMITTEES Governance and Public Policy, Special Activities

Qualifications
Dr. O’Sullivan brings to the Board substantial international public policy, national security and strategic planning experience developed through her numerous leadership positions in the U.S. government, which include service as the Deputy National Security Advisor for Iraq and Afghanistan, and her current role as the Jeane Kirkpatrick Professor of the Practice of International Affairs at Harvard University’s Kennedy School. Through this experience, combined with her advisory roles with numerous public policy and other organizations, she provides critical insights on public policy and security matters as well as international affairs.
Experience
●	Jeane Kirkpatrick Professor of the Practice of International Affairs, Harvard University Kennedy School (higher education), since 2009
●	North America Chair, The Trilateral Commission, since 2018
●	Vice Chair of All Party Talks in Northern Ireland, 2013
●	Director of the Geopolitics of Energy Project, Harvard University Kennedy School, since 2011
●	Lecturer and Senior Fellow, Harvard University Kennedy School, 2008–2009
●	Deputy National Security Advisor for Iraq and Afghanistan, National Security Council, 2005–2007
●	Special Assistant to the President, National Security Council, 2004–2007
●	Deputy Director (Governance), Iraq Coalition Provisional Authority, 2003–2004
●	Principal Advisor to the President’s Special Envoy to the Northern Ireland Peace Process, U.S. Department of State, 2001–2003
●	Fellow, The Brookings Institution, 1997–2001
Other Leadership Experience and Service
●	Board of Directors, The Council on Foreign Relations
●	Board of Trustees, The International Crisis Group
●	Board of Directors, The Mission Continues, a veterans organization
●	International Advisory Board, Linklaters LLP
●	Steering Committee, The Leadership Council for Women in National Security
●	Advisory Board, Columbia University’s Center on Global Energy Policy
●	Advisory Council, George W. Bush Institute Women’s Initiative
●	Senior Advisor, Macro Advisory Partners
●	Member of Aspen Strategy Group

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    17

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Dinesh C. Paliwal
INDEPENDENT LEAD DIRECTOR Partner, Americas Private Equity, KKR Retired Chairman & CEO, Harman International Key Skills and Expertise	AGE 64 DIRECTOR SINCE 2020 (2016*) BOARD COMMITTEES Governance and Public Policy, Human Capital & Compensation

Qualifications
Mr. Paliwal brings to the Board executive leadership experience and global management and operational expertise developed through his CEO and other senior leadership roles at Harman International and the ABB Group and his current and past director roles on the boards of other large, complex global commercial companies. He has significant experience in technology innovation, product development, strategic planning, finance, mergers and acquisitions, and risk management.
Experience
●	Partner, Americas Private Equity, KKR (private equity investments), since October 2021
●	President & Chief Executive Officer, Harman International Inc. (connected products and solutions for automakers, consumers and enterprises), 2017–2020
●	Chairman, CEO & President, Harman International (NYSE: HAR), 2007–2017 (Samsung acquired Harman in 2017)
●	President, ABB Ltd. Switzerland, 2006–2007
●	Chairman and CEO, ABB Inc. USA, 2004–2007
●	President, ABB Automation, 2002–2005
Other Current Directorships
●	Nestle S.A., since 2019
●	Marelli Corp. (non-public)
Former Public Company Directorships
●	Bristol-Myers Squibb, 2013–May 2021
●	Raytheon Company, 2016–2020
●	Harman International Inc., 2007–2017
●	ADT Corporation, 2012–2014
●	Tyco International Ltd., 2010–2012
●	Embarq Corporation (Telecom), 2006–2009
●	ABB India Ltd. 2003–2007
Other Leadership Experience and Service
●	Board of Trustees, Miami University, Ohio
*	Reflects service as RTN director

Ellen M. Pawlikowski
INDEPENDENT DIRECTOR General, U.S. Air Force (Retired) and Former Commander, Air Force Materiel Command Key Skills and Expertise	AGE 65 DIRECTOR SINCE 2020 (2018*) BOARD COMMITTEES Audit, Special Activities

Qualifications
General Pawlikowski delivers deep defense industry-specific expertise, senior leadership experience, and understanding of leading-edge science and technology through her extensive military service, including as Commander, U.S. Air Force Materiel Command. She provides the Board with important insights regarding warfighter critical mission needs, advanced weapons systems management, and acquisition and national security policy.
Experience
●	Judge Widney Professor of Systems Architecting and Engineering, University of Southern California (higher education), since 2019
●	Commander, Air Force Materiel Command (military leadership), 2015–2018
●	Various positions of increasing responsibility during a 36-year career in the U.S. Air Force, including Military Deputy for the Assistant Secretary for Acquisition; Commander/Program Executive Officer, Space and Missile Systems Center; Commander, Air Force Research Laboratory; Deputy Director and Chief Operating Officer, National Reconnaissance Office
Other Current Directorships
●	Velo3D, Inc., effective March 15, 2022
●	Applied Research Associates (non-public)
●	SRI International (non-public)
●	CEM Defense Materials (non-public)
Former Public Company Directorships
●	Intelsat S.A., 2019–February 2022
●	Raytheon Company, 2018–2020
Other Leadership Experience and Service
●	Fellow, American Institute of Aeronautics and Astronautics
●	Member, National Academy of Engineers
●	Chairperson, Air Force Studies Board
* Reflects service as RTN director.

18    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Denise L. Ramos
INDEPENDENT DIRECTOR Retired Chief Executive Officer & President, ITT Inc. Key Skills and Expertise	AGE 65 DIRECTOR SINCE 2018 BOARD COMMITTEES Audit, Human Capital & Compensation

Qualifications
Ms. Ramos provides the Board with executive leadership and substantial global operational and management experience gained through her CEO and other leadership roles at ITT Inc. She has extensive financial expertise and experience in strategic planning and mergers and acquisitions, having served as the Chief Financial Officer at ITT and other large global companies. She also brings her experience and insights from her current and past service on boards of other public companies in a range of industries.
Experience
● Chief Executive Officer & President, ITT Inc. (formerly ITT Corporation—diversified manufacturer), 2011-2019
● Senior Vice President & Chief Financial Officer, ITT Corporation, 2007–2011
●	Chief Financial Officer, Furniture Brands International (home furnishings), 2005–2007
●	Senior Vice President & Corporate Treasurer, Yum! Brands, Inc., and Chief Financial Officer, KFC Corporation (U.S. Division), 2000–2005
●	Various finance positions of increasing responsibility during more than 20 years at Atlantic Richfield Company
Other Current Directorships
●	Bank of America Corp., since 2019
●	Phillips 66 Company, since 2016
Former Public Company Directorships
●	ITT Inc., 2011–2019
●	Praxair, Inc., 2014–2016

Fredric G. Reynolds
INDEPENDENT DIRECTOR Retired Executive Vice President & Chief Financial Officer, CBS Corporation Key Skills and Expertise	AGE 71 DIRECTOR SINCE 2016 BOARD COMMITTEES Audit (Chair), Governance and Public Policy, Human Capital & Compensation

Qualifications
Mr. Reynolds brings to the Board substantial financial and risk management expertise, as well as executive leadership and strategic planning experience gained through his Chief Financial Officer and other leadership roles at large global companies CBS, Viacom and PepsiCo. He also brings his experience and insights from his current and past service on boards of other public companies in a range of industries.
Experience
● Executive Vice President & Chief Financial Officer, CBS Corporation (media), 2005–2009
● President & Chief Executive Officer, Viacom Television Stations Group (CBS predecessor), 2001–2005
●	Executive Vice President & Chief Financial Officer, Viacom, Inc., 2000–2001
●	Executive Vice President & Chief Financial Officer, Westinghouse Electric Corporation, 1994–2000
●	Various positions at PepsiCo, Inc., 1982–1994
Other Current Directorships
●	Mondelēz International, Inc., since 2007
●	Pinterest, Inc., since 2017
●	MGM Holdings, Inc. (non-public)
Former Public Company Directorships
●	AOL, Inc., 2009–2015
●	Hess Corporation, 2013–2019

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    19

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Brian C. Rogers
INDEPENDENT DIRECTOR Retired Chairman, T. Rowe Price Group, Inc. Key Skills and Expertise	AGE 66 DIRECTOR SINCE 2016 BOARD COMMITTEES Finance (Chair), Human Capital & Compensation

Qualifications
Mr. Rogers provides the Board with extensive financial and investment expertise and risk management experience through his Chief Investment Officer and other investment management roles at T. Rowe Price, as well as significant executive leadership and governance experience gained through his service as the Chairman of the Board of T. Rowe Price. Mr. Rogers also provides the Board with important insights into the perspectives of institutional investors.
Experience
●	Chairman of the Board of Directors, T. Rowe Price Group, Inc. (investment management), 2007–2017
●	Chief Investment Officer, T. Rowe Price Group, Inc., 2004–2017
●	Various other senior leadership roles since joining T. Rowe Price Group, Inc., in 1982
Other Current Directorships
●	Lowe’s Companies, Inc., since 2018
Former Public Company Directorships
●	Chairman of the Board (non-executive), T. Rowe Price Group, Inc., 2017–2019
Other Leadership Experience and Service
●	Trustee, Brookings Institution
●	Board of Directors, Harvard Management Company
●	Trustee, Johns Hopkins Medicine

James A. Winnefeld, Jr.
INDEPENDENT DIRECTOR Admiral, U.S. Navy (Retired) and Former Vice Chairman of the Joint Chiefs of Staff Key Skills and Expertise	AGE 65 DIRECTOR SINCE 2020 (2017*) BOARD COMMITTEES Special Activities (Chair), Human Capital & Compensation, Finance

Qualifications
Admiral Winnefeld brings extensive senior leadership, strategic planning and management experience developed through his various roles of increasing responsibility in the U.S. military, culminating in his service as the Ninth Vice Chairman of the Joint Chiefs of Staff. He provides the Board with deep defense industry-specific domain knowledge and expertise with respect to the global security environment and our core defense customers.
Experience
● Vice Chairman of the Joint Chiefs of Staff (military leadership), 2011–2015
● Various positions of increasing responsibility during a 37-year career in the U.S. Navy, including Commander, U.S. Northern Command (USNORTHCOM); Commander, North American Aerospace Defense Command (NORAD); Commander, U.S. Sixth Fleet; and Commander, Allied Joint Command Lisbon
Other Current Directorships
●	Molson Coors Beverage Company, since 2020
●	Alliance Laundry Systems LLC (non-public)
●	CEM Defense Materials (non-public)
●	Enterprise Holdings, Inc. (non-public)
Former Public Company Directorships
●	Raytheon Company, 2017–2020
Other Leadership Experience and Service
●	Co-founder and Co-chair, SAFE Project
●	Board of Advisors, Georgia Institute of Technology
●	Trustee, Georgia Tech Foundation
* Reflects service as RTN director.

20    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS | NOMINEES

Robert O. Work
INDEPENDENT DIRECTOR Retired Deputy Secretary of Defense, U.S. Department of Defense Key Skills and Expertise	AGE 69 DIRECTOR SINCE 2020 (2017*) BOARD COMMITTEES Governance and Public Policy (Chair), Audit, Special Activities

Qualifications
Mr. Work provides the Board with significant insight into customer needs acquired through his command, leadership and management positions, including as an officer in the U.S. Marine Corps, Undersecretary of the Navy and Deputy Secretary of Defense. He has broad expertise in global security matters, including in the areas of defense strategy, advanced technologies, international studies and acquisition reform.
Experience
●	U.S. Deputy Secretary of Defense (executive department leadership), 2014–2017
●	Chief Executive Officer, Center for a New American Security, 2013–2014
●	Undersecretary of the U.S. Navy, 2009–2013
●	Positions with the Center for Strategic and Budgetary Assessments: serving in positions of increasing responsibility from 2002 to 2009, culminating in service as Vice President for Strategic Studies
●	Various positions of increasing responsibility during a 27-year career in the U.S. Marine Corps, including artillery battery commander; battalion commander; Base Commander, Camp Fuji, Japan; and Senior Aide to the Secretary of the Navy
Other Current Directorships
●	System High (non-public)
●	Govini, Chairman (non-public)
●	SparkCognition Government Services, Chairman (non-public)
Former Public Company Directorships
●	Raytheon Company, 2017–2020
Other Leadership Experience and Service
●	Senior Counselor for Defense, Distinguished Senior Fellow for Defense and National Security, Center for a New American Security
●	Principal, WestExec Advisors
●	Senior Counselor, Telemus Group
●	Senior Fellow, Johns Hopkins Applied Physics Laboratory
●	Visiting Fellow, MITRE Corporation
●	Board of Advisors, U.S. Chamber of Commerce, Defense and Aerospace Export Council
●	Consultant, Deloitte (defense practice)
●	Chair, U.S. Naval Institute Board of Directors
●	Senior Advisor, Blackstone
●	Board of Advisors, SparkCognition
●	Board of Advisors, Special Competitive Studies Project
●	Member, Council on Foreign Relations
●	Member, International Institute for Strategic Studies
* Reflects service as RTN director.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    21

Corporate Governance

Our Continuing Commitment to Sound Corporate Governance

RTX is committed to strong corporate governance practices that are designed to maintain high standards of oversight, accountability, integrity and ethics and that go beyond legal and regulatory requirements. The Board believes this commitment promotes long-term shareowner value.

CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

This commitment to sound governance is reflected in our Code of Conduct and Corporate Governance Guidelines, which reinforce our values and high standards.

Code of Conduct	Corporate Governance Guidelines

●  Explains how our values of Trust, Respect, Accountability, Collaboration and Innovation must inform our actions.

●  Guides employees’ conduct with each other, our business partners and our communities.

●  Emphasizes the responsibility to conduct our business with integrity, to respect and protect human rights, and to report violations of the Code without fear of retaliation.

Governs the structure and functioning of the Board and incorporates numerous leading practices that reflect our high governance standards, including:

●  A clear approval process for outside directorships or paid consulting/advisory engagements that could potentially raise conflicts of interest or detract from a director’s focus on Board duties.

●  Regular review of director tenure in light of the Board’s evolving needs.

●  Annual self-evaluation of the performance of the Board, its standing committees and our directors (see page 23).

We encourage you to visit the Corporate Governance section of our website (www.rtx.com) for more information about corporate governance at RTX.

Board Leadership Structure

Under the terms of the Merger, we established an Executive Chairman and Chief Executive Officer leadership structure which was designed to provide the most effective leadership of the newly formed company for a transitional period of up to two years following the Merger. In light of the Company’s significant progress in its integration efforts in the first year after the Merger, Thomas A. Kennedy retired as Executive Chairman in June 2021, at which time the Board appointed Mr. Hayes to serve as Chairman of the Board in addition to CEO.

The Board believes the interests of all shareowners are best served at this time through the current combined Chairman and CEO leadership structure. It provides the appropriate balance between an empowered independent Lead Director with well-defined responsibilities and a Chairman and CEO with responsibilities for day-to-day management, Board leadership and setting long-term strategy.

The Governance Committee regularly reviews our board leadership structure. Under our Corporate Governance Guidelines, the Board does not have a set policy on whether a CEO may also serve as Chairman of the Board. Instead, the Board selects the structure that it believes will provide the most effective leadership and oversight for the Company in the circumstances. In making this decision, the Board considers a range of factors, including: the Company’s operating and financial performance; any recent or anticipated changes in the CEO role; the effectiveness of the processes and structures for Board interaction with and oversight of management; and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and with investors and customers.

22    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CORPORATE GOVERNANCE | BOARD SELF-EVALUATION

LEAD DIRECTOR

The Board has designated Mr. Paliwal to serve as the Lead Director.

Our Corporate Governance Guidelines set forth the roles and responsibilities of the Lead Director, which are designed to promote strong, independent oversight of RTX’s management and affairs. Among these roles and responsibilities, the Lead Director:

●  May call and preside over private sessions of the independent directors

●  Serves as Chairman of the Board when the Chairman is not present

●  Engages with significant constituencies, as requested

●  Collaborates with the CEO to plan and set the agenda for Board meetings

●  Oversees the performance evaluation and compensation for our CEO

●  Facilitates succession planning and management development

●  Works with the Chair of the Governance Committee to lead the Board’s annual self-evaluation process and review any director’s request to accept a new outside directorship or other paid engagement per the Corporate Governance Guidelines

●  Authorizes retention of outside advisors and consultants who report to the Board on board-wide issues

RTX’s independent directors meet in private sessions without management. These sessions are held on a regular schedule, and the Lead Director may call extra sessions as needed.

Board Self-Evaluation

The Board believes that robust and constructive self-evaluation is an essential element of good corporate governance, Board effectiveness and continuous improvement. To this end, the Board annually evaluates its own performance and the performance of the standing committees and each individual director.

OVERVIEW OF THE SELF-EVALUATION PROCESS

Oversight and leadership		How it works
The Governance Committee is responsible for, designs and oversees the annual self-evaluation process.	The Lead Director and the Governance Committee Chair jointly lead the self- evaluation process.	Each independent director confers with the Lead Director or the Chair of the Governance Committee to provide feedback, including candid assessment of peer contributions and performance.	The Lead Director and the Chair of the Governance Committee then provide to the full Board a summary of the results of the self-evaluation process, and facilitate a Board discussion about potential areas of improvement and actions that might be taken.

How it contributes to Board performance

The self-evaluation informs the Board’s consideration of:

●  Board roles

●  Board effectiveness and priorities

●  Committee performance

●  Refreshment objectives, including composition and diversity

●  Director succession planning

It has generated improvements to our corporate governance practices and the Board’s effectiveness, including:

●  Allocating more time to private sessions of the independent directors

●  Restructuring the standing committees and their responsibilities in order to free up additional time at Board meetings for strategy and other discussions

●  Improving the Board’s self-evaluation process itself

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    23

CORPORATE GOVERNANCE | BOARD COMMITTEES

In the 2021 self-evaluation process, the Board focused on:

●  The Board’s approach to its oversight of product safety and potential enhancements and clarifications to that approach, including the confirmation of the Governance Committee’s primary oversight role as well as the Special Activities Committee’s role in support of the Governance Committee relating to classified products;

●  The Board’s review and consideration of CEO and senior management succession planning; and

●  Potential changes to the Board’s committees, with the expected removal of the Merger-related committee composition requirements from our Corporate Governance Guidelines and Bylaws following the 2022 Annual Meeting.

Board Committees

Our Board currently has the following standing committees: the Audit Committee, the Committee on Governance and Public Policy, the Finance Committee, the Human Capital & Compensation Committee, and the Special Activities Committee. Under the terms of the Merger, our Board was required to maintain a specified composition of committee members and chairs until April 3, 2022. The Board plans to remove these requirements from our Corporate Governance Guidelines and Bylaws following the 2022 Annual Meeting, and then will consider whether to make any changes to committee composition or chairs.

The Audit, Governance and Public Policy, and Human Capital & Compensation Committees are each composed exclusively of independent directors. Our CEO and our former Special Advisor to the Office of the CEO serve on the Finance and Special Activities Committees (which are not required committees under New York Stock Exchange (“NYSE”) or Securities and Exchange Commission (“SEC”) rules), because the Board believes these individuals bring particular insights on topics within these committees’ responsibilities. Each standing committee has the authority to retain independent advisors, to approve the fees paid to those advisors, and to terminate their engagements.

Each committee operates under a charter that it reviews annually. These charters are available on the Corporate Governance section of our website (www.rtx.com).

In 2021, the Board amended the charters of the Governance and Public Policy Committee and the Human Capital & Compensation Committee to clarify and enhance those committees’ oversight responsibilities for certain ESG topics that are among the most important to RTX. Specifically, the Board:

●  Renamed the Human Capital & Compensation Committee (formerly called the Compensation Committee) to reflect its oversight of human capital management, and expanded the Committee’s responsibilities to include oversight of recruiting, retention, career development, DE&I, and other aspects of human capital management.

●  Confirmed the Committee on Governance and Public Policy’s oversight responsibilities with respect to ESG topics such as sustainability, workplace safety, human rights, and elements of DE&I other than human capital management.

Additionally, in connection with its consideration of RTX’s enterprise risk management program and its risk oversight role, the Board amended the charter of the Governance Committee in February 2022 to confirm the Committee’s oversight responsibility for Company product safety risks (with the Special Activities Committee assisting on classified product safety).

24    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CORPORATE GOVERNANCE | BOARD COMMITTEES

Audit Fredric G. Reynolds Chair

2021 MEETINGS: 12 COMMITTEE MEMBERS Tracy A. Atkinson Bernard A. Harris, Jr. Ellen M. Pawlikowski Denise L. Ramos Robert O. Work

●  Assists the Board in overseeing: the integrity of RTX’s financial statements; the independence, qualifications and performance of RTX’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Conduct, and applicable laws and regulations; and policies and procedures relating to risk assessment and management

●  Nominates (for shareowner approval) an accounting firm to serve as RTX’s independent auditor and maintains responsibility for compensation, retention and oversight of the auditor

●  Pre-approves all auditing services and permitted non-audit services to be performed for RTX by its independent auditor

●  Reviews and approves the appointment and replacement of the senior Internal Audit executive

The Board has determined that Mr. Reynolds, Ms. Atkinson and Ms. Ramos each are “audit committee financial experts,” as that term is defined in the SEC rules.

Governance and Public Policy Robert O. Work Chair

2021 MEETINGS: 5 COMMITTEE MEMBERS Marshall O. Larsen George R. Oliver Margaret L. O’Sullivan Dinesh C. Paliwal Fredric G. Reynolds

●  Reviews and oversees RTX’s positions on significant public issues and corporate social responsibility, including sustainability, product and workplace safety, human rights, and elements of DE&I that do not fall under human capital management

●  Develops and recommends modifications to our Corporate Governance Guidelines

●  Identifies and recommends qualified candidates for election to the Board

●  Makes recommendations to the Board for committee assignments

●  Reviews and monitors the orientation of new Board members and the continuing education of all directors

●  Oversees the design and conduct of the annual self-evaluation of the Board, its committees and individual directors

●  Recommends to the Board appropriate compensation of non-employee directors

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT  25

CORPORATE GOVERNANCE | BOARD COMMITTEES

Finance Brian C. Rogers Chair

2021 MEETINGS: 6 COMMITTEE MEMBERS Tracy A. Atkinson Gregory J. Hayes Marshall O. Larsen George R. Oliver Robert K. Ortberg James A. Winnefeld, Jr.

●  Reviews and monitors the management of RTX’s financial resources and financial risks

●  Considers plans for significant acquisitions and divestitures

●  Monitors progress on pending and completed acquisitions and divestitures

●  Reviews significant financing programs in support of business objectives

●  Reviews significant capital appropriations

●  Reviews policies and programs related to: dividends and share repurchases; financing, working and long-term capital requirements; managing foreign exchange exposure, interest rates and raw material prices; investment of pension assets; and insurance and risk management

Human Capital & Compensation Tracy A. Atkinson Chair

2021 MEETINGS: 5 COMMITTEE MEMBERS Dinesh C. Paliwal Denise L. Ramos Fredric G. Reynolds Brian C. Rogers James A. Winnefeld, Jr.

●  Reviews RTX’s executive compensation policies and practices to ensure that they adequately and appropriately align executive and shareowner interests

●  Reviews and approves the design of, and sets performance goals for, the annual and long-term incentive programs for executives

●  Evaluates the performance of RTX, the business units and the NEOs relative to the performance goals set by the Committee for the annual and long-term incentive programs

●  Reviews and approves compensation for the CEO and other executive officers of the Company

●  Reviews a risk assessment of RTX’s compensation policies, plans and practices

●  Reviews the Company’s initiatives relating to recruiting, retention, career development, DE&I, and other aspects of human capital management

26    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CORPORATE GOVERNANCE | DIRECTOR INDEPENDENCE

Special Activities James A. Winnefeld, Jr. Chair

2021 MEETINGS: 6 COMMITTEE MEMBERS Bernard A. Harris, Jr. Gregory J. Hayes Robert K. Ortberg Margaret L. O’Sullivan Ellen M. Pawlikowski Robert O. Work

●  Reviews and monitors activities involving classified business of RTX

●  Reviews policies, processes and internal controls applicable to classified business

●  Reviews RTX’s cybersecurity risk exposure and management’s efforts to manage that exposure

●  Assists other committees of the Board with their activities and oversight related to product safety risk and development of technical talent

●  Monitors critical technology gaps and reviews the investments, talent development and other efforts by management to address those gaps

Director Independence

Under RTX’s Director Independence Policy and the NYSE listing standards, a majority of our directors must be independent, meaning that they do not have a direct or indirect material relationship with RTX (other than as a director). The Director Independence Policy guides the independence determination and defines certain categories of relationships that the Board has determined not to be material relationships that would impair a director’s independence. The policy is available on the Corporate Governance section of our website (www.rtx.com).

Before joining the Board and each year thereafter, each director or nominee completes a questionnaire about relationships and transactions that may require disclosure, may affect the independence determination for that individual, or may affect our ability to meet the heightened independence standards for members of the Audit and Human Capital & Compensation Committees. The Governance Committee’s assessment of independence considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee. The assessment also considers sales and purchases of products and services, in the ordinary course of business, between RTX (including its subsidiaries) and other companies or charitable organizations where a director or a nominee (or immediate family members) may have relationships pertinent to the independence determination.

In accordance with the Director Independence Policy and the NYSE listing standards, the Board has determined that, other than Mr. Hayes (who is a current employee of RTX) and Mr. Ortberg (who is a former employee of RTX), none of the nominees for election at the 2022 Annual Meeting has, directly or indirectly, a material relationship with RTX, or any direct or indirect material interest in any transaction involving RTX. Other than Messrs. Hayes and Ortberg, each nominee satisfies our independence criteria.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    27

CORPORATE GOVERNANCE | THE BOARD’S ROLE

The Board’s Role

Our Board provides active and independent oversight and guidance to management regarding the Company’s long-term strategy and priorities, risk management, CEO and senior management succession planning and ESG, as well as other aspects of our business and affairs. Further, the Board has adopted robust governance practices to enhance its effectiveness and is engaged on behalf of our shareowners.

As part of its oversight role, the Board annually reviews the Company’s long-term plan and objectives and those of its four business units and engages in periodic discussions of strategic matters, including significant business portfolio transformation transactions. It also receives regular updates on management’s progress and execution of the Company’s strategy and reviews and approves the Company’s annual operating plan.

In 2021, our Board worked closely with management to provide effective oversight of management’s execution on key priorities that underpin our business strategy, including our COVID-19 pandemic response, our focus on operational excellence, our strategic investments in technology and innovation, the management of our business portfolio, and the advancement of our ESG commitments. The Board and its committees also provided strong oversight in other important areas as discussed below.

RISK MANAGEMENT OVERSIGHT

The following is a summary of the current allocation of general risk oversight functions between management and the Board:

Management	Board of Directors
Responsible for identifying, assessing, prioritizing, and managing the various risks that the Company faces	Responsible for Board/committee risk oversight governance, including allocation of risk oversight responsibilities
● Employs a comprehensive enterprise risk management (“ERM”) program ● Maintains robust internal processes and an effective internal control environment	● Audit Committee oversees management’s ERM program ● Board has allocated responsibilities to itself and its committees for overseeing particular risks, as shown below

28    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CORPORATE GOVERNANCE | THE BOARD’S ROLE

The Board’s risk oversight governance framework is designed to enable it to understand critical risks in the Company’s business and strategy, allocate responsibilities for risk oversight among the full Board and its committees, evaluate the Company’s risk management processes and whether they are functioning adequately, and engage in regular communications regarding risk trends and developments with management.

The Company operates an ERM program that conforms to the Enterprise Risk—Management Integrated Framework established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and covers the full range of significant risks to RTX, including legal, compliance, financial, operational, strategic and reputational risks. The Company also maintains robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. This includes reporting to the Board by the Chief Financial Officer and General Counsel at least annually on the Company’s most significant risks under its ERM program and the associated mitigation plans. Management also regularly reviews significant risks, including trends and developments, with the Board and its committees, providing updates through annual long-range planning and strategic reviews, regular reviews of annual operating plans, financial performance, market environment updates, and presentations on specific risks.

Cybersecurity Risk Oversight

Given the nature of our business, management is highly focused on identifying and managing a broad range of cybersecurity risks. These risks include those relating to RTX internal systems as well as to RTX products, services and programs for customers. Our Special Activities Committee has primary oversight responsibility for cybersecurity risks, and is regularly briefed by management on cybersecurity risks relating to the Company’s information and operational technology systems, suppliers and partners, as well as our products and services. The full Board also is briefed by management on the Company’s cybersecurity program.

Product Safety Risk Oversight

Management fosters a strong safety culture and maintains robust safety programs across our businesses. Product safety is covered by our ERM program, and the Board has also provided direct oversight over product safety incidents and issues. In connection with its consideration of the ERM program and its risk oversight role, the Board recently amended the charter of the Governance Committee to confirm the Committee’s oversight responsibility for Company product safety risks (with the Special Activities Committee assisting on classified product safety). The Company has established processes for regular reviews with the Governance Committee on product safety matters, including incident metrics and managed safety issues, as well as for immediate reporting in the event of certain significant product safety incidents.

Compensation Risk Oversight

The Human Capital & Compensation Committee believes that executive compensation payouts must:

●	align with the Company’s financial performance;
●	be earned in a manner consistent with RTX’s Code of Conduct;
●	promote long-term, sustainable value for shareowners;
●	provide fair and equitable pay regardless of race and gender; and
●	strike a balance between appropriate levels of financial opportunity and risk.

Through RTX’s ERM framework, the Committee identifies, monitors and mitigates compensation risk in the following ways:

Sound Incentive Plan Design	Our annual and long-term incentive plans use complementary performance metrics that are essential indicators of the financial health of our Company. The Committee establishes financial performance goals that are challenging, yet realistic, and maintains the ability to use its discretion to adjust payouts under our annual incentive plan, to the extent it believes the calculated results do not accurately reflect the overall quality of performance for the year. Further, payouts for both annual incentive awards and PSUs are capped at 200% of target.
Emphasis on Long-Term Performance	Long-term incentives are the cornerstone of RTX’s executive compensation program. Our LTI program incorporates long-term financial performance metrics that are designed to align executive interests with shareowner interests.
Rigorous Share Ownership Requirements	RTX maintains significant share ownership requirements for our senior executives and directors. These requirements are intended to reduce risk by aligning the economic interests of executives and directors with those of our shareowners. A significant stake in future performance discourages the pursuit of short-term opportunities that can create excessive risk. See page 35 for more information.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    29

CORPORATE GOVERNANCE | THE BOARD’S ROLE

Prohibition on Short Sales, Pledging and Hedging of RTX Securities	RTX prohibits directors, officers and employees from entering into transactions involving short sales of our securities. Directors and executive officers are also prohibited from pledging or assigning RTX stock, stock options or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of RTX securities also are prohibited, whether or not those securities were granted to or held, directly or indirectly, by a director, officer or employee.
Clawback Policy	RTX maintains a comprehensive policy on recoupment of both annual and long-term incentive compensation (see page 64 for more details). The policy allows RTX to clawback compensation in a number of circumstances, including financial restatements, compensation earned as a result of financial miscalculations, violations of RTX’s Code of Conduct, and violations of post-employment restrictive covenants.
Post-Employment Covenants	Members of the Company’s Executive Leadership Group (“ELG”), which includes each of our current NEOs, may not engage in post-employment activities detrimental to RTX, such as disclosing proprietary information, soliciting RTX employees or engaging in competitive activities (see page 64).

SUCCESSION PLANNING OVERSIGHT

The Board has primary responsibility for CEO and senior management succession planning and has been particularly focused on senior leadership succession planning in connection with and following the Merger. The Chairman & CEO and the Executive Vice President & Chief Human Resources Officer regularly brief the Board on succession planning for key senior leadership roles, including the CEO role. The Board’s views are incorporated into succession plans, which are updated annually based on this feedback. Succession plans include readiness assessments, biographical information and career development plans.

ESG INITIATIVES AND BOARD OVERSIGHT

As one of the world’s most advanced aerospace and defense systems providers, we are driven to create a safer and more connected world. We are committed to solving society’s toughest challenges by investing in our people, embracing their diverse skills and perspectives to advance sustainable technology, leading in environmental performance and product safety, and building resiliency for our industry, our communities and our planet. We understand that to continue operating at the highest levels of performance, we must create significant value for our people, our investors and our communities. We approach ESG performance through this multi-stakeholder lens.

This commitment starts at the top of our organization with our CEO, who is ultimately responsible for our ESG strategy and performance, and our Board of Directors who oversee our ESG efforts. In 2021, we conducted a comprehensive ESG prioritization assessment. We sought to understand the ESG issues that are most relevant to our stakeholders and our business by engaging with more than 50 internal and external stakeholders representing our employees, our customers, our communities, our investors, our regulators, our industry groups and our businesses. We used this feedback to establish our ESG strategy, which focuses on three critical areas:

People	Planet	Principles
Bringing together our talented, diverse workforce in an inclusive and innovative environment so that they can achieve their full potential and create a positive impact on society, including the communities where we live and work.	Innovating new technologies and advancing our operations to help our customers, suppliers and communities reach their climate and sustainability goals and positively impact the world around us.	Operating our global business with integrity and a long-term mindset to deliver on our promises by living our values of trust, respect, accountability, collaboration and innovation.

30    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CORPORATE GOVERNANCE | SHAREOWNER ENGAGEMENT AND RESPONSIVENESS

With the Board’s engagement, we also developed an ESG roadmap with a focus on goal setting and disclosure. In the second quarter of 2022, we will be publishing our first ESG Report. This report will outline the progress we made in 2021 toward our three focus areas, in addition to our future aspirations.

In furtherance of this commitment and to drive accountability across the organization, the Human Capital & Compensation Committee approved the addition of a Corporate Responsibility Scorecard to our Executive Annual Incentive Plan—incentivizing leaders across the Company to strategically work toward our ESG priorities. See pages 48-51 for details.

In addition, given the importance of ESG to our values and strategy and the initiatives underway, during 2021 the Board considered its oversight of ESG, and amended the charters of the Governance Committee and the Human Capital & Compensation Committee to clarify and enhance oversight responsibility for certain ESG topics. The Governance Committee has primary oversight responsibility for several important ESG topics, including sustainability, health and safety and human rights and the Human Capital & Compensation Committee now has oversight for the Company’s human capital function, including employee diversity, equity and inclusion. In addition, the Audit Committee and the Special Activities Committee also regularly review ESG topics for which they have responsibility.

Shareowner Engagement and Responsiveness

The Board and management believe in transparent and open communication with investors. Over the years, these engagements have improved our corporate governance practices, increased shareowner rights, enhanced the Board’s composition, and improved the design and disclosure of our executive compensation program.

We regularly communicate with our investors throughout the year, including through calls, one-on-one and small group meetings, our Investor Day event and other conferences and events. We also engage with our investors in the spring after our Proxy Statement is filed, as well as outside of proxy season, typically in the late summer and fall, when we solicit feedback on our executive compensation program, ESG initiatives, and corporate governance practices.

OUR SHAREOWNER ENGAGEMENT IN 2021

When	Who	Topics	Objectives	Outcome
Summer and fall of 2021	Institutional investors representing 49% of our shares	● ESG vision/strategy formulation ● ESG accomplishments in the last year ● Specific ESG areas, such as energy and greenhouse gas emissions, human rights, DE&I and sustainable technology/innovation	● Enhance investor understanding of our ESG journey, including our areas of focus and our roadmap for increased transparency and accountability	● Incorporated feedback into our ESG roadmap, as well as the content of our first annual RTX ESG Report (scheduled to be published in the second quarter of 2022)
		● Charter supermajority voting provision	● Obtain feedback on charter supermajority voting provision	● Developed a two-step approach to repeal supermajority voting provision and recommended shareowner approval of the first step (see Proposal 4 on pages 90-91)
		● Key elements of 2021 executive compensation program ● Potential enhancements to 2022 program	● Enhance investor understanding of, and obtain feedback on, our executive compensation program	● Provided feedback to Human Capital & Compensation Committee

In 2021, we engaged with institutional investors holding RTX Common Stock representing over 49% of our shares outstanding on ESG and compensation matters.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    31

CORPORATE GOVERNANCE | PUBLIC POLICY ENGAGEMENT

PROPOSAL TO MODERNIZE CHARTER

As part of our ongoing efforts to be responsive to shareowner feedback and ensure RTX has sound corporate governance practices, at the 2022 Annual Meeting, we are asking shareowners to approve an amendment to Article Ninth of our Restated Certificate of Incorporation. Article Ninth is the only provision in RTX’s governing documents that requires a shareowner supermajority vote. If that amendment is approved, we would then ask our shareowners to repeal Article Ninth in its entirety at the 2023 Annual Meeting. This two-step approach reflects the Board’s commitment to strong governance and accountability to shareowners and the Governance Committee’s careful consideration of recent shareowner feedback. The Board believes this two-step approach is more likely to result in the ultimate elimination of the supermajority voting provision than prior Company proposals, given historic and anticipated future turnout. To read the full proposal, see pages 90-91.

Public Policy Engagement

RTX’s government relations initiatives are intended to educate and inform officials and the public on a broad range of public policy issues that are important to our businesses. These initiatives are based on the Company’s interests and needs—not based on the personal agendas of individual directors, officers or employees—and are conducted in accordance with our Code of Conduct. We also have in place a Government Relations Policy relating to lobbying, political activities and contributions that is intended to promote compliance with all relevant federal, state and/or local laws, as well as our own governance processes and procedures.

The Board directly or through the Governance Committee provides oversight of the Company’s government relations activities, including activities of the Employees of Raytheon Technologies Corporation Political Action Committee (“RAYPAC”), which was formed through the combination of the employee political action committees of UTC and RTN. RAYPAC is nonpartisan and supports candidates for federal, state and local office and the national political organizations of both major parties—thus giving employees, regardless of their political affiliations, a way to speak with a unified voice on issues important to RTX. RAYPAC considers several criteria before approving a contribution to a candidate, including a determination that the candidate demonstrates a commitment to RTX’s core values of trust, respect, accountability, and collaboration. RAYPAC does not give to candidates who are under Ethics or Department of Justice investigation. RAYPAC operates in accordance with all applicable laws and regulations, and its contributions are reflected in public filings with the Federal Election Commission.

RTX does not contribute to candidates for federal, state and local office or to state and local party committees. We also do not make contributions to initiatives that expressly advocate the election or defeat of a federal, state and local candidate, nor do we provide funding to support or oppose ballot measures.

We publicly disclose our federal lobbying activities and expenditures through reports we file with Congress. RTX’s state lobbying activities are limited and involve issues such as certain business activities, economic development and regulatory matters.

In the ordinary course of business, RTX also contributes to non-profit trade associations that help us stay abreast of technical issues, emerging industry standards, and other trends relevant to our business, and that also engage in public advocacy and education on behalf of their membership.

Additional information on RTX’s public activities, including links to our Code of Conduct, the Government Relations Policy, PAC filings, lobbying reports and association payments (including the portions, if any, used for lobbying) can be found on our website at www.rtx.com under the heading “Our Company/Corporate Governance/Public Activities.”

32    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Compensation of Directors

Pay Structure

ANNUAL RETAINER

Under the terms of the Raytheon Technologies Corporation Board of Directors Deferred Stock Unit Plan (“RTX Director DSU Plan”), annual retainers for non-employee directors are payable 40% in cash and 60% in deferred stock units (“DSUs”). Directors, however, may elect to receive 100% of the annual retainer in DSUs. The annual retainer paid to non-employee directors for the April 2021 to April 2022 Board cycle is dependent upon the role each director holds, as follows:

Role	Cash ($)	Deferred Stock Units ($)	Total Annual Retainer ($)
All Directors (base retainer)	$124,000	$186,000	$310,000
Additional Compensation for Services as*:
Lead Director	$32,000	$48,000	$80,000
Audit Committee Chair	$16,000	$24,000	$40,000
Audit Committee Member	$12,000	$18,000	$30,000
Human Capital & Compensation Committee Chair	$10,000	$15,000	$25,000
Finance Committee Chair	$10,000	$15,000	$25,000
Governance and Public Policy Committee Chair	$10,000	$15,000	$25,000
Special Activities Committee Chair	$10,000	$15,000	$25,000

*	Directors serving in multiple leadership roles receive incremental compensation for each role.

Annual retainers are paid each year following the Annual Meeting. New directors joining the Board between the Annual Meeting and the end of September receive 100% of the annual retainer. Non-employee directors joining the Board between the beginning of October and the next Annual Meeting receive 50% of the annual retainer. DSUs are 100% vested at the time of grant, but distribution does not occur until after a non-employee director retires from the Board (see “Plan Distributions” on page 34).

Non-employee directors do not receive additional compensation for attending Board or committee meetings, other than special meeting fees. In 2021, directors received an additional $5,000 cash payment for attending each in-person, telephonic or video special meeting to which they were invited. In 2021, payments were made for one special Board meeting, two special Finance Committee meetings, one special Governance Committee meeting and five special Audit Committee meetings.

Starting in 2022, directors will instead receive $3,000 for special, in-person meetings. The special meeting fee will apply only to a formal Board or committee meeting that was not on the Board’s annual calendar, and does not take place during a regularly scheduled Board meeting.

DEFERRED RESTRICTED STOCK UNITS

Directors appointed to the Board before October 2019 received a one-time deferred RSU award. This award vests in equal portions over five years but is not distributed until a director retires from the Board. Non-employee directors appointed after October 2019 did not receive the deferred RSU award upon joining the Board.

DIVIDEND TREATMENT

When RTX pays a dividend on Common Stock to shareowners, directors are credited with additional DSUs and deferred RSUs equal in value to the dividend paid on the corresponding number of shares of RTX Common Stock.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT	33

COMPENSATION OF DIRECTORS | 2021 DIRECTOR COMPENSATION

PLAN DISTRIBUTIONS

DSUs and deferred RSUs are not distributed to directors until they retire from the Board. Upon retirement, RTX DSUs and deferred RSUs are converted into shares of RTX Common Stock. For our legacy UTC directors, upon the 2020 spinoff of Carrier and Otis, vested DSUs and deferred RSUs originally based in UTC stock were converted into vested DSUs and deferred RSUs in the stock of RTX, Carrier and Otis. For these directors, when they retire from the RTX Board, the Carrier and Otis DSUs and deferred RSUs (if any) will be distributed in cash. Directors can elect to receive distributions in either a lump-sum or in 10- or 15-year installments.

2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Tracy A. Atkinson	$186,000	$219,000	$26,387	$431,387
Bernard A. Harris, Jr.	$146,000	$204,000	$1,387	$351,387
Marshall O. Larsen	$144,000	$186,000	$1,387	$331,387
George R. Oliver	$139,000	$186,000	$26,387	$351,387
Robert Kelly Ortberg(4)	$139,000	$186,000	$1,387	$326,387
Margaret L. O’Sullivan	$134,000	$186,000	$1,387	$321,387
Dinesh C. Paliwal	$35,000	$390,000	$26,387	$451,387
Ellen M. Pawlikowski	$166,000	$204,000	$11,222	$381,222
Denise L. Ramos	$30,000	$340,000	$1,222	$371,222
Fredric G. Reynolds	$175,000	$210,000	$26,387	$411,387
Brian C. Rogers	$15,000	$335,000	$26,387	$376,387
James A. Winnefeld, Jr.	$15,000	$335,000	$6,387	$356,387
Robert O. Work	$35,000	$365,000	$11,387	$411,387
(1)	Reflects the portion of the directors’ annual retainer, as well as special meeting fees, paid in cash. Messrs. Paliwal, Rogers, Winnefeld, Jr., and Work, and Ms. Ramos elected to receive their annual cash retainer in DSUs, as detailed in footnote (2).
(2)	Reflects the grant date fair value of DSU awards credited to the director’s account, including any portion of the annual cash retainer that the director elected to receive as DSUs. The value of DSU awards is calculated in accordance with FASB ASC Topic 718 using assumptions described in Note 21: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2021 Annual Report on Form 10-K. The number of units credited to each director in 2021 was calculated by dividing the value of the award by $81.00, the NYSE closing price per share of RTX Common Stock on April 26, 2021, which was the date of the 2021 Annual Meeting. Since DSU awards vest on the grant date, but are not distributed until the director retires from the Board, the only unvested units as of December 31, 2021, are the following unvested portions of the deferred RSU awards received by those directors who joined the Board before October 2019: Dr. O’Sullivan (267 units); and Ms. Ramos (532 units). The aggregate number of shares underlying awards outstanding for each director can be found in the table on page 35.
(3)	Amounts in this column include incidental benefits and matching contributions to eligible non-profit organizations under the Company’s matching charitable gift program that covers non-employee directors as well as Company employees. The Company’s matching charitable gifts in 2021 were as follows: Ms. Atkinson, $25,000; Mr. Oliver, $25,000; Mr. Paliwal, $25,000; Ms. Pawlikowski, $10,000; Mr. Reynolds, $25,000; Mr. Rogers, $25,000; Mr. Winnefeld, Jr., $5,000 and Mr. Work, $10,000.
(4)	Mr. Ortberg served as an executive officer, but not as a named executive officer, between January 1, 2021 and February 28, 2021. For additional details on his compensation earned during 2021 as an executive officer, see the Transactions with Related Persons disclosure on page 100.
34	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Share Ownership

Share Ownership Requirements

Our rigorous share ownership requirements, shown below, promote and strengthen the alignment of our non-employee directors and senior management with the interests of our shareowners.

6X	5X	4X	3X	2X
base salary for our Chairman & CEO	annual base cash retainer for non-employee directors	base salary for our CFO, COO and business unit presidents	base salary for other ELG members	base salary for other officers*

Shares for the purposes of determining compliance with the RTX Share Ownership Policy are defined as RTX Common Stock held outright (by the executive/director or their spouse), restricted stock units, restricted stock awards, shares or share equivalents held in a Company savings plan or deferred compensation plan. Stock options, stock appreciation rights, and performance share units are excluded from the definition of shares under the RTX Share Ownership Policy.

Non-employee directors must achieve their required ownership level within five years of joining the Board, and ELG members (including the NEOs) must achieve their ownership levels within five years of appointment to the ELG. Other officers who are not ELG members must achieve their ownership levels within five years of appointment to an officer role. An individual who has not reached the applicable ownership level after this five-year period is not permitted to sell RTX shares until that ownership level is achieved. All directors, ELG members and other officers currently comply with their respective ownership requirements or are on track to meet them within the five-year period.

*	Other officers who are not ELG members.

Beneficial Share Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of RTX Common Stock as of February 10, 2022 for: (i) each director and nominee; (ii) each NEO; and (iii) the directors and executive officers as a group. None of these individuals or the group as a whole beneficially owned more than 1% of RTX Common Stock as of that date. Unless otherwise noted, each person named in the table has sole voting power and sole investment power.

Name of Beneficial Owner	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(3)	Total Shares Beneficially Owned(4)
Each director and nominee for director, including CEO
T. Atkinson	-	-	6,037	18,257
B. Harris, Jr.	-	-	2,564	2,564
G. Hayes	283,536	-	-	697,351	(5)
M. Larsen	-	1,344	21,888	28,664	(6)
G. Oliver	-	-	5,091	21,357
R. Ortberg	69,919	-	2,338	216,299
M. O’Sullivan	-	1,043	9,231	10,274
D. Paliwal	-	-	10,779	31,355	(6)
E. Pawlikowski	-	-	5,607	8,806
D. Ramos	-	1,115	12,793	13,908
F. Reynolds	-	1,138	13,028	36,391
B. Rogers	-	1,138	20,376	26,514	(6)
J. Winnefeld, Jr.	-	-	9,202	16,702
R. Work	-	-	7,873	12,842

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT	35

SHARE OWNERSHIP | CERTAIN BENEFICIAL OWNERS

Name of Beneficial Owner	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(3)	Total Shares Beneficially Owned(4)
CFO and other NEOs who are not also directors
N. Mitchill, Jr.	21,288	-	-	51,881
M. Dumais	73,634	-	-	147,894	(6)
S. Timm	1,830	-	-	8,417
C. Calio	26,498	-	-	71,437
T. Kennedy	-	55,175	-	296,472	(7)
A. O’Brien III	-	-	-	14,181
All directors, nominees and executive officers as a group (24 in total)(8)				1,665,619
(1)	Net number of shares of RTX Common Stock that would be issued to the executive officers if their vested SARs were exercised within 60 days of February 10, 2022. Once vested, each SAR can be exercised for the number of shares of RTX Common Stock having a value equal to the difference between the market price on the exercise date and the exercise price of the SAR. The estimated net number of shares of RTX Common Stock was calculated using $95.06 per share, which was the NYSE closing price of RTX Common Stock on February 10, 2022.
(2)	Non-employee director deferred RSUs vest in equal portions over five years and are distributed in shares of RTX Common Stock when the director retires from the Board. The table reflects the vested portion of the RSUs, which are the number of shares in which the director or nominee has the right to acquire beneficial ownership at any time within 60 days of February 10, 2022, following the director’s retirement from the Board.
(3)	Previously accrued portion of the non-employee director’s annual retainer earned in DSUs, which are vested on the grant date but are not converted into RTX Common Stock and distributed until retirement. The table reflects the number of shares in which the director or nominee has the right to acquire beneficial ownership at any time within 60 days of February 10, 2022, following the director’s retirement from the Board.
(4)	Reflects holdings by directors and officers of all shares beneficially owned (including unvested shares of restricted stock) and awards convertible to shares within 60 days of February 10, 2022.
(5)	Includes shares for which a spouse holds sole voting and investment power: G. Hayes (3,579 shares).
(6)	Includes shares for which voting and investment power is jointly held by the director or NEO: M. Larsen (5,432 shares); D. Paliwal (20,576 shares); B. Rogers (5,000 shares); and M. Dumais (7,301 shares).
(7)	Includes 55,175 shares vesting in the next 60 days pursuant to restricted stock unit awards granted under the legacy RTN 2019 and 2010 Stock Plans to retirement-eligible employees who have attained the age of 60 with at least ten years of service with the Company (and from which shares will be withheld to satisfy taxes upon vesting).
(8)	Holdings, as of February 10, 2022, of the directors and executive officers who are listed in the Company’s 2021 Annual Report on Form 10-K.

Certain Beneficial Owners

The following table shows all holders known to RTX to be beneficial owners of more than 5% of the outstanding shares of RTX Common Stock as of December 31, 2021.

Name and Address	Shares	Percent of Class
State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	137,843,993	9.2%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	118,463,846	7.9%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	98,553,635	6.6%
(1)	State Street Corporation reported in a joint SEC filing that, as of December 31, 2021, it beneficially owned in the aggregate 137,843,993 shares of RTX Common Stock, and held sole voting power with respect to zero shares of RTX Common Stock, shared voting power with respect to 112,740,725 shares of RTX Common Stock, sole dispositive power with respect to zero shares of RTX Common Stock and shared dispositive power with respect to 137,832,336 shares of RTX Common Stock. In the same joint SEC filing, State Street Global Advisors Trust Company, a subsidiary of State Street Corporation, reported that, as of December 31, 2021, it beneficially owned 115,081,711 shares of RTX Common Stock and held sole voting power with respect to zero shares of RTX Common Stock, shared voting power with respect to 32,567,397 shares of RTX Common Stock, sole dispositive power with respect to zero shares of RTX Common Stock and shared dispositive power with respect to 115,077,631 shares of RTX Common Stock.
(2)	The Vanguard Group reported in an SEC filing that, as of December 31, 2021, it held sole voting power with respect to zero shares of RTX Common Stock, shared voting power with respect to 2,215,637 shares of RTX Common Stock, sole dispositive power with respect to 112,556,517 shares of RTX Common Stock and shared dispositive power with respect to 5,907,329 shares of RTX Common Stock.
(3)	BlackRock, Inc. reported in an SEC filing that, as of December 31, 2021, it held sole power to vote or to direct the vote of 88,718,435 shares of RTX Common Stock and sole power to dispose or direct the disposition of 98,553,635 shares of RTX Common Stock.

36	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Proposal 2: Advisory Vote to Approve Executive Compensation

What am I voting on?	Each year we ask shareowners to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”). Before voting, we encourage you to read and consider the Compensation Discussion and Analysis on pages 39-64, along with the compensation tables on pages 66-84.

How is shareowner feedback considered?

RTX values and considers shareowner views when making executive compensation decisions. Over the years, shareowner input has substantially contributed to the philosophy that underpins the design of our executive compensation program – our Guiding Principles — which are described on page 43 of this Proxy Statement. Each year we engage with investors to solicit their views on our executive compensation programs. The Human Capital & Compensation Committee (the “Committee”) uses this feedback in its evaluation and oversight of our program. Shareowner feedback also is reflected in our ongoing effort to make the compensation information in our proxy statements clearer and more transparent.

Why should I vote for this proposal?

The Committee is committed to designing an executive compensation program that is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners.

As the Committee continues to work to fully integrate the executive compensation program of our legacy companies, its primary goal is to design a program that rewards financial and operating performance, effective strategic leadership, and advances our commitment to corporate social responsibility—all key elements in building sustainable shareowner value.

To reinforce these objectives, the Committee has selected performance metrics for our incentive programs that align with shareowner interests by correlating the timing and amount of actual payouts to our short-, medium- and long-term performance.

In addition, compensation opportunities under these programs are structured to:

●	reward the appropriate balance of financial, strategic and operational business results;
●	align executives’ pay with Company performance and the shareowner experience;
●	facilitate the retention of highly talented executives who are critical to our long-term success;
●	deliver fair and equitable pay to executives of comparable experience and performance who perform similar work, regardless of race or gender; and
●	require ethical and responsible conduct in pursuit of these goals.
RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT	37

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION | WHY SHOULD I VOTE FOR THIS PROPOSAL?

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of RTX’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information provided in this Proxy Statement, is hereby APPROVED on an advisory basis.”

As a matter of law, the approval or disapproval of this Proposal 2 may not be construed as overruling any decision by RTX or the Board, or as imposing any duty or obligation on RTX, the Board or any individual director.

The Board of Directors unanimously recommends a vote FOR this proposal.
38	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

What’s in this section?	In this section, we discuss our compensation philosophy and explain how our executive compensation program is structured to advance our fundamental objective of aligning our executives’ compensation with the long-term interests of RTX shareowners. We also explain how the Human Capital & Compensation Committee of the Board (the “Committee”) determined compensation for our NEOs listed below, as well as the Committee’s rationale for specific 2021 pay decisions.

2021 NAMED EXECUTIVE OFFICERS (NEOs)

Current Officers
Gregory J. Hayes Chairman & Chief Executive Officer
Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer
Michael R. Dumais Executive Vice President, Chief Transformation Officer
Christopher T. Calio Chief Operating Officer
Stephen J. Timm President, Collins Aerospace

Former Officers
Thomas A. Kennedy
Former Executive Chairman

Anthony F. O’Brien III
Former Executive Vice President & Chief Financial Officer

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    39

COMPENSATION DISCUSSION AND ANALYSIS |  EXECUTIVE SUMMARY

Executive Summary

Shareowner Engagement on Compensation

We actively seek and highly value feedback from our shareowners and their advisors. The Committee annually considers this feedback as part of its ongoing assessment of our program’s effectiveness.

Our 2021 Say-On-Pay Vote

Each year, we consider the results of our advisory vote on executive compensation (“say-on-pay”) from the prior year.

At our 2021 Annual Meeting of Shareowners, approximately 92% of the votes cast were in favor of the Committee’s 2020 executive compensation decisions.

We interpreted this as an endorsement of our compensation program’s design and direction.

OTHER IMPORTANT FEEDBACK

Corporate responsibility metrics		Changes related to the Merger
●	In response to investor feedback over the past few years, we have incorporated a Corporate Responsibility Scorecard (“CRS”) into our Executive Annual Incentive Plan for 2021, to drive management focus and ensure accountability on the Company’s long-term diversity, equity and inclusion, environmental sustainability and safety objectives.	●	During 2021, shareowners have expressed support for the changes made to our executive compensation program in connection with the integration of our legacy companies.
●	Shareowners have given us positive feedback on the design of the scorecard. For additional details on the design of the scorecard, see pages 48-51.

For more information on our shareowner engagement, see pages 31-32.

40    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS | EXECUTIVE SUMMARY

2021 Performance Overview

Our 2021 performance demonstrated the strength, balance and resiliency of our portfolio, the breadth of our advanced technologies, the talents and dedication of our workforce, and our commitment to changing the world for the better.

Though 2021 presented a challenging operating environment resulting from the COVID-19 pandemic, global supply chain pressures and our ongoing post-Merger integration, we met these challenges head-on and capitalized on the recovery of the commercial aerospace industry and the continued strength of our defense businesses.

We ended the year exceeding both the adjusted earnings per share (“EPS”) and free cash flow goals we communicated to our investors in January 2021, which importantly resulted from earnings growth across all of our businesses. Our solid 2021 financial performance was driven by the increase in our deliveries of commercial engines, robust aftermarket sales growth of 9% at our commercial businesses and continued growth at our defense businesses driven by the breadth of our technologies and our successful execution on key programs.

We delivered TSR of 23.3% in 2021, outpacing our Core A&D Peers. We also continued our 85-year tradition of paying a dividend to shareowners, and returned $5.3 billion to investors through a combination of dividends and share repurchases.

We achieved a total of $760 million in gross Merger cost synergies in 2021, and $1 billion since completing the Merger. We also increased our goal of gross run-rate cost synergies within four years of the Merger from $1 billion to $1.5 billion and are on track to exceed that goal.

We ended the year with our commercial aerospace backlog growing by 12% to $93 billon and remain well positioned to deliver on the 2020-2025 organic sales growth, adjusted margin expansion and free cash flow goals that we communicated during our Investor Day in May 2021.

2021 AT A GLANCE

23.3% TSR	7.4% increase
outpaced our Core A&D Peers	in dividend per share(3)

$63 billion	85th consecutive year
defense backlog at year-end	paying a dividend to shareowners

$93 billion	$1 billion
commercial aerospace backlog at year-end	in total gross Merger cost synergies achieved as of year-end

9%	$5.3 billion
aftermarket sales growth at our commercial businesses	returned to investors through dividends and share repurchases

(1)	See Appendix A on pages 102-103 for more information regarding non-GAAP financial measures.
(2)	GAAP cash flow is cash flow from operating activities of continuing operations, while non-GAAP cash flow is free cash flow from continuing operations.
(3)	In the second quarter of 2021, we increased our quarterly dividend from $0.475 per share to $0.51 per share.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    41

COMPENSATION DISCUSSION AND ANALYSIS |  EXECUTIVE SUMMARY

PROGRESS ON KEY PRIORITIES

We remained laser-focused on our key priorities during 2021, which included:

Continuing our proactive response to the
COVID-19 pandemic

We are committed to protecting and supporting the health and safety of our employees, suppliers and communities. Our 2021 response included facilitating vaccination clinics where over 28,000 of our global employees were vaccinated, flowing through over $3 billion in accelerated payments to our small and diverse suppliers and partners, and delivering oxygen trucks to the Indian Red Cross Society for use in rural and semi-urban areas.

Driving operational excellence and
continuous improvement

We began implementation of our new CORE operating system, made significant investments in digital technologies, and executed on our structural cost reduction initiatives. Through these steps, we are achieving efficiencies across all of our businesses, transforming the way we provide our products and services to customers, and creating value for our shareowners, customers and other stakeholders.

Making strategic investments in technology
and innovation

In 2021, we invested nearly $9.4 billion in capital expenditures and Company- and customer-funded research and development, demonstrating our commitment to strategic investments in advanced technologies and innovation that will propel earnings growth well into the future. We also announced a strategic collaboration with IBM to establish advanced artificial intelligence, cryptographic and quantum solutions for the aerospace, defense and intelligence industries.

Actively managing our business portfolio

During the year, we focused on adding strategic capabilities and divesting non-core businesses to ensure our portfolio is focused on strong businesses and market leading franchises. This included:

●	The acquisition of FlightAware, which will accelerate Collins Aerospace’s Connected Ecosystem strategy to transform the aftermarket with more connected, data-driven solutions
●	The acquisition of SEAKR Engineering to strengthen RI&S’ space-based capabilities and offerings
●	The divestiture of RI&S’ Global Training & Services business
●	The acquisition of Dutch Thermoplastic Components, which will enhance Collins Aerospace’s ability to provide customers lighter, more cost-efficient, sustainable aircraft structures

Enhancing our focus and transparency in ESG

We view ESG as integral to our long-term strategy, our business operations, our values and how we engage with our stakeholders. In 2021, we made meaningful progress driving our ESG strategy and enhancing transparency to ensure we are doing everything possible to positively impact these important societal issues. Our 2021 efforts included:

●	Increasing ESG transparency by:
	–	Releasing our 2021 Diversity, Equity & Inclusion Report;
	–	Issuing our first sustainability performance disclosure within the framework set by the Sustainability Accounting Standards Board; and
	–	Participating in the Carbon Disclosure Project’s voluntary greenhouse gas disclosure.
●	Holding our executives accountable for tangible ESG progress by incorporating a Corporate Responsibility Scorecard into our Executive Annual Incentive Plan.
●	Launching ConnectUp, where we have pledged to invest $500 million over 10 years, to advance equitable opportunities in STEM education, career development and community well-being.
●	Forming a Global Diversity, Equity & Inclusion Advisory Board, whereby leaders across RTX will come together to support equality of opportunity, inspire action and drive accountability for our DE&I efforts.

42    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS | EXECUTIVE SUMMARY

How We Align Pay and Performance

Our executive compensation program is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners. The Committee’s primary goal is to reward and recognize strong financial and operating performance, effective strategic leadership, and advancements in corporate social responsibility, all of which the Committee believes drive long-term, sustainable shareowner value. This pay-for-performance philosophy is embedded into an important set of Guiding Principles that underpin how the Committee has approached the design of our executive compensation program.

OUR GUIDING PRINCIPLES

Competitive

Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing RTX’s performance. Each element should be benchmarked relative to peers.

Balance

Annual and long-term incentive opportunities should reward the appropriate balance of short-, medium- and long-term financial, strategic and operational business results.

Responsibility

A complete commitment to ethical and corporate responsibility is fundamental to our compensation program. Compensation should take into account each executive’s responsibility to act at all times in accordance with our Code of Conduct, our environmental, health, safety and corporate social responsibility objectives. Financial, strategic and operational performance must not compromise these values.

Long-Term Focus

For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable, long-term performance.

Pay-for-Performance

A substantial portion of compensation should be variable, contingent and directly linked to Company, business unit and individual performance. The portion of total compensation contingent on performance should increase with an executive’s level of responsibility.

Shareowner Alignment

The financial interests of executives should be aligned with the long-term interests of our shareowners through stock- based compensation and performance metrics that correlate with long-term shareowner value.

Fair and Equitable

Compensation programs should be designed to deliver fair and equitable pay to executives of comparable experience and performance who perform similar work, regardless of race or gender.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    43

COMPENSATION DISCUSSION AND ANALYSIS |  EXECUTIVE SUMMARY

OVERVIEW OF 2021 PAY DECISIONS

2021 Pay Mix

Consistent with our Guiding Principles, the largest portion of compensation for our NEOs in 2021 was “at-risk” compensation—annual and long-term incentive awards that are contingent on Company performance relative to our key metrics and stock price performance. See pages 5, 49 and 52 for details on the metrics we use in our compensation program and why they were chosen.

(1)	Percentages calculated based on 2021 total direct compensation, as shown below.
(2)	Excludes Mr. Dumais since he did not receive an LTI award in 2022 due to his expected transition into a consulting role later in the year.

2021 Total Direct Compensation

In making annual pay decisions, the Committee employs a measure called “total direct compensation,” which includes our three principal elements of executive compensation: base salary, annual and long-term incentives. These elements are discussed in detail on pages 47-53.

Total direct compensation reflects how an executive’s pay relates to the Committee’s assessment of Company, business unit and individual performance for the year. For this reason, 2021 total direct compensation includes the LTI grant values approved by the Committee in February 2022 (which were based on its assessment of 2021 performance) rather than the February 2021 LTI award grant date fair values shown in the Summary Compensation Table on page 66 (which were based on the Committee’s assessment of 2020 performance and the accounting value at the time of grant). For more details on total direct compensation, see page 55.

The following chart shows the 2021 total direct compensation of our NEOs who were employed by the Company at the end of 2021:

	Base Salary ($K)(1)	Annual Incentive ($K)	LTI ($K)(2)	Total Direct Compensation ($K)
Gregory J. Hayes	$1,600	$4,992	$15,250	$21,842
Neil G. Mitchill, Jr.	$800	$1,200	$4,000	$6,000
Michael R. Dumais(3)	$880	$1,200	$0	$2,080
Christopher T. Calio	$750	$1,200	$7,000	$8,950
Stephen J. Timm	$750	$1,200	$5,000	$6,950
(1)	Reflects the base salary in effect for each NEO as of December 31, 2021. Values above differ from those in the Summary Compensation Table on page 66, since they do not reflect the impact of salary adjustments (if any) made during the year and base salary reductions from furloughs at Pratt & Whitney and Collins Aerospace for Messrs. Calio and Timm, respectively.
(2)	Reflects values approved by the Committee for the LTI award granted on February 15, 2022. These values differ from the values that will be reported in the Summary Compensation Table in 2023, which will be calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.
(3)	Mr. Dumais did not receive an LTI award on February 15, 2022, since he will transition into a consulting role later in the year.

44    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS | HOW WE MAKE PAY DECISIONS AND ASSESS OUR PROGRAMS

How We Make Pay Decisions and Assess Our Programs

Roles and Responsibilities

Human Capital & Compensation Committee

Oversees our programs

●	Sets financial, strategic and operational goals and objectives for the Company, our business units, and the Chairman & CEO, as they relate to the Company’s annual and long-term incentive programs.
●	Assesses Company, business unit and NEO performance relative to the pre-established goals and objectives set for the year.
●	Evaluates the competitiveness of officers’ compensation and approves compensation adjustments, as necessary.
●	Approves all executive compensation program design changes, including severance, change-in-control, supplemental benefit arrangements and the Company’s Executive Leadership Group (“ELG”) program, and appoints executives to the ELG.
●	Reviews risk assessments as they relate to RTX’s compensation plans, policies and practices.
●	Considers shareowner input regarding executive compensation decisions and policies.
●	Reviews the Company’s initiatives relating to its human capital management function.
●	Engages the Committee’s independent consultant, including approving the consultant’s compensation, determining the nature and scope of its services, evaluating its performance, terminating the engagement, and hiring a replacement or additional consultant at any time.

CEO

Provides input to the Committee

●	Presents the Committee with recommendations for each principal element of compensation for our officers, except for himself.
●	Considers the performance of each officer, their business unit and/or function, market benchmarks, internal equity and retention risk when making such recommendations.
●	Has no role in the Committee’s determination of his compensation or performance evaluation.

Independent Consultant

Provides an independent perspective and assessment

●	Advises the Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data and related matters.
●	Reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings, as necessary.

Management

Provide insight and assistance

The Executive Vice President & Chief Human Resources Officer, along with RTX’s Human Resources staff, provide insight on program design and gather compensation market data to assist the Committee with its decision-making process. Management also has responsibility for executive compensation plan administration for employees who are not officers of the Company, a function delegated to it by the Committee.

Shareowners

Provide feedback on our programs

In assessing our programs each year, the Committee reviews the feedback received from shareowners. Together with other factors, this helps the Committee in its decision-making process and its ongoing assessment of the effectiveness of our program.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    45

COMPENSATION DISCUSSION AND ANALYSIS | HOW WE MAKE PAY DECISIONS AND ASSESS OUR PROGRAMS

2021 Independent Consultant Engagement

In early 2021, the Committee again engaged Frederic W. Cook & Co. (“FW Cook”) as the Committee’s independent consultant for the year. Prior to its engagement, the Committee reviewed the firm’s qualifications, independence and any potential conflicts of interest. FW Cook did not perform other services for or receive other fees from the Company. As a result, the Committee determined that FW Cook qualified as an independent consultant. During 2021, FW Cook representatives attended each of the five Committee meetings.

No other consulting firm made recommendations to the Committee on RTX’s peer group composition or on the form, amount or design of executive compensation in 2021. However, the Committee does obtain market data from other compensation consulting firms for benchmarking and other purposes. Generally, such data is also available to other consulting clients of these firms.

Our Compensation Peer Group and Use of Market Data

How We Use Peer Group Data. The Committee believes that to keep our executive compensation program sufficiently competitive, the target value of each principal element of compensation should approximate the market median of the companies RTX views as competitors for senior executive talent. For this reason, we compare our executive compensation program to the programs of companies within our Compensation Peer Group (“CPG”). In addition, we use market data from the aerospace and defense sector, the Fortune 100 and a broader group of companies to gain insight into general compensation trends and to supplement CPG market data when the Committee finds this necessary or appropriate. The Committee annually evaluates each compensation element relative to the market for each officer’s role and makes adjustments as necessary. However, individual compensation may vary from market median benchmarks based on the Committee’s assessment of other factors that it determines to be relevant, including Company, business unit, function and/or individual performance, job scope, retention risk, internal pay equity and tenure.

How Our Compensation Peer Group is Constructed. The CPG’s composition reflects a mix of industry and non-industry peers. The Committee believes the 20 companies that make up the CPG provide a relevant comparison based on their similarity to RTX in size, geographic footprint and operational complexity, taking into account factors such as revenue, market capitalization, global scope of operations, manufacturing footprint, research and development activities, and technology and engineering focus. The CPG is used solely for the purpose of benchmarking executive compensation. As a result, we do not use the relative financial performance of the CPG as a performance metric in our incentive compensation programs.

OUR COMPENSATION PEER GROUP

Aerospace & Defense	Equipment & Machinery	Technology/Communications	Oil & Gas
Boeing	3M	AT&T	Chevron
General Dynamics	Caterpillar	Cisco
L3Harris Technologies	Deere	HP, Inc.
Lockheed Martin		IBM
Northrop Grumman		Intel
Verizon

Chemicals	Diversified Industrials	Automotive	Freight & Logistics
Dow	General Electric	General Motors	UPS
Honeywell

46    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

TIMELINE FOR COMPENSATION DECISIONS

The Committee followed the process shown below in making 2021 annual pay decisions for each principal component of compensation included in 2021 total direct compensation, which includes the 2022 LTI awards. Total direct compensation for each of our NEOs is shown on page 44.

February 2021	April 2021*	December 2021	February 2022	1st Quarter of 2022
Approved 2021 base salary merit adjustments. Approved 2021 annual incentive performance goals.	2021 base salary adjustments took effect.	Reviewed preliminary 2021 Company, business unit and individual NEO performance.

Reviewed final 2021 Company, business unit and individual NEO performance.

Approved performance factors and individual payouts for 2021 annual incentive awards.

Approved and granted 2022 LTI awards reflective of 2021 performance.

2021 annual incentive awards paid.

* Certain NEOs may have received merit increases in late March due to differences in payroll schedules.

2021 Principal Elements of Compensation

Base Salary

To attract and retain talented and qualified executives, we provide competitive base salaries that are generally targeted at the peer group market median and range above or below based on tenure, experience, sustained performance over time, job scope and responsibilities, retention risk and internal pay equity. Each year, the Committee reviews the CEO’s recommendations for base salary merit adjustments for our officers relative to market data for similar roles. The Committee has complete discretion to modify or approve the CEO’s recommendations, and the CEO is not involved in the Committee’s determination of his own base salary.

Annual Incentive Awards

Annual incentive awards, which are awarded under the Raytheon Technologies Corporation Executive Annual Incentive Plan (“AIP”), are an integral component of our executive compensation program. The AIP reinforces corporate, organizational and business unit goals, promotes the achievement of these goals, and enables us to attract, retain and motivate the highest caliber of executive talent.

HOW ANNUAL INCENTIVE AWARDS ARE DETERMINED

The following formula is the basis for determining annual incentive awards for our NEOs:

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    47

COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

Though performance relative to pre-established financial goals is the primary basis for determining the financial performance factors, the Committee retains the right to make discretionary adjustments to the overall performance factors if it determines such financial performance does not accurately reflect the overall quality of performance for the year. In the past, the Committee has made both positive and negative adjustments. Examples of situations that could result in discretionary adjustments include:

●	Material, unforeseen circumstances beyond management’s control that affected financial performance relative to the established goals, including certain non-recurring charges and credits unrelated to operating performance;
●	Tax or accounting rule changes that positively or negatively impact performance; and
●	Changes to the Company’s capital structure.

Further, our NEOs begin the year with individual financial, strategic and/or operational objectives. Based on the CEO’s assessment of each NEO’s performance, he may recommend that the Committee use its discretion to increase or decrease the annual incentive award calculated using the performance factor approved by the Committee. The Committee considers these recommendations and makes adjustments it deems appropriate, ranging anywhere from -100% to +30% of the approved performance factor.

2021 ANNUAL INCENTIVE TARGETS

Each NEO has an annual incentive target that is expressed as a percentage of the NEO’s base salary as in effect on December 1, 2021. Annual incentive targets are based on relevant market data for each NEO’s role and generally are set to approximate the median of our CPG. Below are the 2021 annual incentive target percentages for each of our NEOs who were employed by the Company as of year-end.

NEO	Annual Incentive Target (as % of base salary)
Gregory J. Hayes	200%
Neil G. Mitchill, Jr.	110%
Michael R. Dumais	90%
Christopher T. Calio	100%
Stephen J. Timm	100%

Annual incentive targets are pro-rated for the year if adjustments are made during the year due to role changes. In connection with Mr. Mitchill’s appointment to the role of Executive Vice President & Chief Financial Officer on April 7, 2021, the Committee increased his annual incentive target percentage from 70% to 110% of base salary, to more closely align his target with the CPG median for his new role. As a result, Mr. Mitchill’s pro-rated annual incentive target for 2021 was 100% of base salary.

PERFORMANCE METRICS

New Corporate Responsibility Scorecard

Since the Merger, we have been engaging in a significant effort to integrate and build upon our legacy companies’ ESG approaches. RTX management and the Board of Directors view ESG as integral to our long-term strategy, our business operations, our values and how we engage with our stakeholders.

In line with this continued emphasis on ESG, the Committee incorporated non-financial performance objectives into our Executive Annual Incentive Plan starting in 2021. This was done by adding a Corporate Responsibility Scorecard (“CRS”), which is comprised of two categories—People & Culture and Sustainability & Safety—each weighted at 10%, while our financial metrics—earnings and free cash flow (“FCF”)—are now each weighted at 40%.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

2021 Performance Metrics and Weightings

The charts below show the 2021 performance metrics and weightings for our Corporate and business unit executives.

		Financial Goals		Corporate Responsibility Scorecard Objectives
		Earnings	Free Cash Flow	People & Culture	Sustainability & Safety
Corporate Executives Funding based entirely on Company-wide performance
Company-Wide
Business Unit Executives Funding based equally on business unit performance and Company-wide performance
Company-Wide	Business Unit

For our Corporate executives, performance on each metric is measured on a Company-wide basis. At the business unit level, the Committee believes our annual incentive awards should balance the importance of delivering on customer commitments while also leveraging expertise and resources across the Company to advance technology and innovation and to drive progress toward our corporate responsibility goals. As a result, for our business unit executives, performance on each of the four metrics is based equally on business unit results and Company-wide results. In the case of both financial goals and CRS objectives, payout funding ranges from 0% to 200% of target.

OUR FINANCIAL PERFORMANCE METRICS

	Company-Wide Metrics		Business Unit Metrics
	RTX Earnings	RTX FCF	Business Unit Earnings	Business Unit FCF
How are AIP financial metrics defined?	RTX’s net income attributable to common shareowners (as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and non-recurring and other significant, non-operational items.	Consolidated net cash flow provided by operating activities, less capital expenditures (both as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring, the impact of acquisitions and divestitures, and non-recurring and other significant, non-operational items.	Business unit operating income (as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring costs, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and non-recurring and other significant, non-operational items.	Internal measure based on business unit net cash flow provided by operating activities, less capital expenditures, adjusted for restructuring, the impact of acquisitions and divestitures, and non-recurring and other significant, non-operational items.
Why did the Committee choose these metrics?	The Committee believes adjusted net income is relevant to assessing RTX’s overall performance because it includes the impact of items such as tax, interest and foreign exchange fluctuations, which are managed at the Corporate level.	The Committee believes that FCF performance is a relevant measure of our ability to generate cash to fund our operations and key business investments and to return capital to our shareowners.	The Committee believes that operating income, exclusive of tax, interest and foreign exchange exposure, should be the focus of our business units.	The Committee believes that FCF performance is a relevant measure of the business units’ ability to generate cash . to fund their operations and key business investments.
Why do we use non- GAAP financial metrics for annual incentives?	The Committee believes annual incentives should not be positively or negatively impacted by short-term decisions made in the best interest of RTX’s long-term business strategies. Our non-GAAP performance measures encourage decision-making that considers long-term value creation but does not conflict with our short-term incentive metrics. Adjustments for restructuring, non-recurring and other significant, non-operational items and for acquisitions and divestitures allow for a clearer assessment of business performance and help to align our annual incentive goals with the non-GAAP financial expectations we communicate to shareowners.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

OUR CORPORATE RESPONSIBILITY SCORECARD

RTX is committed to building a company that embraces diversity, equity and inclusion, ensuring our operations do not compromise the environmental health of future generations, and creating a safe workplace for our employees. For us, advancing these commitments are both a business and social imperative that requires our leadership team be held accountable for making tangible progress.

To accelerate the pace of our progress, the Committee incorporated the Corporate Responsibility Scorecard objectives listed below to reinforce the Company’s commitment to our long-term goals and to strengthen alignment between the interests of executives and shareowners.

	People & Culture		Sustainability & Safety
	Diversity Representation	Culture of Inclusion	Environmental	Health & Safety
What objectives are in the 2021 Corporate Responsibility Scorecard?	● Improve representation of women and people of color through external hires, promotions and retention

●   Enhance and increase participation in DE&I programs

●   Drive inclusive culture through DE&I training and Employee Resource Group evolution and sponsorships

●   Develop and move talent across the enterprise

			● Reduce greenhouse gas emissions ● Reduce waste generation ● Reduce water usage	● Reduce enterprise-wide environmental, health and safety risks ● Reduce ergonomic risk
Are the objectives in the CRS weighted?	The Committee believes the relative importance of the objectives within the CRS will evolve over time, and as such, did not assign specific weightings to these objectives. This will allow the Committee to maintain flexibility in its performance evaluation process.

HOW WE PERFORMED ON OUR 2021 FINANCIAL GOALS

For each financial metric previously described, the Committee established numerical goals for earnings and free cash flow at threshold, target and maximum levels for the Company overall and for each business unit. Performance relative to these goals determines the financial performance factors used to fund the annual incentive pool for Corporate executives and for executives at each business unit.

Performance below the threshold level will result in 0% funding for that metric, while performance above the maximum level cannot exceed the maximum funding level of 200%. Performance that falls between the threshold, target and maximum levels results in funding between the applicable levels.

The below chart shows the 2021 Company-wide financial goals, results and financial performance factors:

Financial Metric	Weight	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	2021 Results	Financial Performance Factors
Earnings—net income ($M)	40%	$4,775	$5,600	$6,460	$6,465(1)	200%
Free Cash Flow ($M)	40%	$3,500	$4,500	$6,100	$5,105(2)	138%
(1)	RTX’s adjusted net income was $6,445 million, which was further adjusted for annual incentive purposes to $6,465 million to exclude certain restructuring, non-recurring and other significant, non-operational items, and acquisitions and divestitures (including acquisition accounting adjustments).

(2)	RTX’s FCF of $5,008 million was adjusted to $5,105 million for annual incentive purposes to exclude restructuring costs, the impact of acquisitions and divestitures, and non-recurring and other significant, non-operational items.

The below chart provides additional details on the 2021 business unit financial goals, results and financial performance factors:

Business Unit Goals and Results(1)
	Business Unit Earnings	Business Unit FCF
What financial goals were set for annual incentive purposes for 2021?	Adjusted operating income goals ranged from $475 million to $2,050 million for our business units.	FCF goals ranged from $450 million to $1,800 million for our business units.
What financial results were used to determine financial performance factors?	Adjusted business unit operating income ranged from $487 million to $2,004 million.	FCF results used for annual incentive purposes for our business units ranged from $806 million to $1,658 million.
What were the resulting financial performance factors for each financial metric?	Ranged from 89% to 183% of target.	Ranged from 0% to 200% of target.
What were the final financial performance factors once applying the 50% weighting of the Company-wide factors?	Ranged from 145% to 192% of target.	Ranged from 69% to 169% of target.
(1)	See Appendix B on page 104 for details on how we calculate earnings and FCF for the purposes of determining business unit financial performance factors.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

HOW WE PERFORMED ON THE CORPORATE RESPONSIBILITY SCORECARD

Throughout the course of the year, the Committee conducted a comprehensive analysis of the Company’s and each business unit’s efforts in driving progress on our CRS objectives. To help the Committee in its assessment, this analysis incorporated both quantitative and qualitative data, including diversity representation progress in 16 different categories, and measured progress toward the Company’s 5-year environmental and safety ambitions.

Following the end of the performance year, the Committee reviewed the final CRS analysis, and based on its assessment of progress made during the year, assigned a performance factor for the People & Culture and Sustainability & Safety scorecard categories for the Corporation as shown to the right:

CRS Category	Weight	CRS Performance Factors
People & Culture	10%	100%
Sustainability & Safety	10%	110%

The Committee also approved CRS performance factors for each of the business units that ranged from 100% to 110% for the People & Culture category and 105% and 115% for the Sustainability & Safety category. With the Company-wide CRS performance factors weighted at 50%, the CRS performance factors for our business units ranged from 100% to 105% for People & Culture and from 108% to 113% for Sustainability & Safety.

HOW PERFORMANCE AFFECTED PAYOUTS

Below are the weighted results for Corporate executives when combining both the financial performance factors and the CRS performance factors, as well as the overall RTX performance factor approved by the Committee.

RTX Metrics	Weight	Unweighted Performance Factor	Weighted Performance Factor
Earnings (net income)	40%	200%	80%
Free Cash Flow	40%	138%	55%
People & Culture	10%	100%	10%
Sustainability & Safety	10%	110%	11%
		Overall RTX Performance Factor	156%

Weighted performance factors for our business units ranged from 106% to 158% of target. The Committee did not apply any discretionary adjustments to the 2021 performance factors for RTX or our business units.

Long-Term Incentive (“LTI”) Awards

The Committee annually reviews the design of our LTI awards to ensure consistency with our program’s fundamental objective of aligning the interests of executives and shareowners, while attracting and retaining talented senior leaders. Our annual LTI awards are subject to three-year, service-based (and in the case of PSUs, performance-based) vesting requirements, with exceptions for death, disability, retirement, change-in-control and certain qualifying involuntary terminations.

COMPOSITION OF 2021 AWARDS
LTI Awards granted in early 2022 comprised only of PSUs and SARs. See page 53 for additional details on this change.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

PERFORMANCE SHARE UNITS (60% OF 2021 LTI MIX)

PSUs vest following the end of the performance period, subject to Company performance relative to four pre-established goals, and if the recipient is still employed by the Company at that time. PSUs are designed to deliver market median compensation at target levels of performance. Below- or above-target performance levels will result in variations from market median payouts. Payouts range from 0%, if all metrics fall below threshold-level performance, to 200% of target, if all metrics meet or exceed the maximum-level performance. Each PSU converts into one share of RTX Common Stock upon vest. Unvested PSUs do not earn dividend equivalents.

Performance Metrics and Goals for the 2021–2023 PSUs. The economic environment caused by the COVID-19 pandemic made setting long-term financial performance goals in early 2021 challenging, especially given its impact on the aerospace industry and the uncertainty around the timing of the expected recovery of commercial aviation. As a result, for our PSUs granted on February 8, 2021, the Committee set one-year Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”) goals, followed by a two-year, time-based vesting period. For relative Total Shareowner Return (“TSR”) performance vs. our Core A&D Peers and the companies within the S&P 500 Index, we maintained a three-year performance period. To balance the change to our EPS and ROIC goals, the Committee increased the total portion of our PSUs vesting subject to three-year TSR performance from 30% to 50%.

The Committee believes this change was appropriate to avoid potential compensation windfalls or deficits attributable to the uncertain operating environment. As described on page 53, for 2022, the Committee reverted back to three-year EPS and ROIC performance goals, and to our historical metric weightings.

PERFORMANCE GOALS AND WEIGHTINGS FOR 2021–2023 PSUs

Metric(1)	Weighting	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
EPS ● Goal set to align with the expectations we communicated to our investors		$3.00	$3.55	$3.90
ROIC ● Calculated using a quarterly average over the performance period		3.20%	3.70%	4.05%
TSR vs. Core A&D Peers(2) ● RTX’s cumulative three-year TSR percentile rank relative to our nine Core A&D Peers		25th percentile	50th percentile	75th percentile
● Beginning and ending periods are measured using the November/December trailing average
● Payout for this portion of the award is capped at 100% of target if RTX’s TSR is negative
TSR vs. S&P 500 Index Companies ● RTX’s cumulative three-year TSR percentile rank relative to the companies within the S&P 500 Index at the beginning of the performance period		25th percentile	50th percentile	75th percentile
● Beginning and ending periods are measured using the November/December trailing average
● Payout for this portion of the award is capped at 100% of target if RTX’s TSR is negative

(1)	Performance goals are based on non-GAAP financial measures. See Appendix B on page 104 for a definition of how these measures are calculated for PSU purposes.
(2)	Core A&D Peers include: Airbus, Boeing, General Electric, General Dynamics, Honeywell, L3Harris, Lockheed Martin, Northrop Grumman and Safran.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PRINCIPAL ELEMENTS OF COMPENSATION

Limit on Maximum Vesting Value. If the value of PSUs at vesting (valued by multiplying the number of PSUs vesting by the closing RTX stock price on the vest date) is greater than 400% of the value of the PSUs at grant (valued by multiplying the number of PSUs at target-level performance by the closing RTX stock price on the grant date), the vesting factor will be reduced so that the value delivered to our executives will be no greater than 400% of the grant value.

What the Committee Considers when Setting Performance Goals. When setting financial performance goals for our PSU awards, the Committee considers various long-term business factors, including, but not limited to, planned share buybacks, macroeconomic market trends, pension headwinds/tailwinds and cost reduction plans. Certain items such as unplanned share buybacks, restructuring charges, and non-recurring and non-operational items may be excluded from performance results, as appropriate, to maintain the validity of the targets as originally formulated. See Appendix B on page 104 for a definition of how we calculate these metrics.

No PSU Vesting in 2021. We had no PSUs eligible to vest during 2021. Company-wide performance goals for PSUs granted by our legacy companies prior to the Merger were no longer measurable following the Merger. As a result, at the time of the Merger, all outstanding PSUs had performance measured as of the date of the Merger and were then converted into RSUs that remain eligible to vest on the original vest date. We will not have a PSU vesting until early 2024 when our 2021 PSUs become eligible to vest subject to performance through 2023.

STOCK APPRECIATION RIGHTS (20% OF 2021 LTI MIX)

SARs entitle the award recipient to receive, upon exercise, shares of RTX Common Stock with a market value equal to the difference between the market price of RTX Common Stock on the date the SARs are exercised and the exercise price that was set at the grant date (i.e., the closing price of RTX Common Stock on the date of grant). SARs vest and become exercisable three years from the grant date if the recipient is still employed by the Company at that time and expire 10 years from the grant date.

RESTRICTED STOCK UNITS (20% OF 2021 LTI MIX)

RSUs entitle the award recipient to receive shares of RTX Common Stock upon vest. RSUs vest three years from the grant date if the recipient is still employed by the Company at that time. During the vesting period, RSUs earn dividend equivalents that are reinvested as additional RSUs each time the Company pays a dividend to shareowners. These additional RSUs vest on the same date as the underlying RSUs.

HOW DID OUR LONG-TERM INCENTIVE AWARDS CHANGE FOR 2022?

Beginning with the 2022 LTI awards, NEOs received LTI awards as a mix of PSUs and SARs, weighted at 60% and 40%, respectively. The 2022 mix increases the total portion of LTI delivered in SARs from 20% to 40% and eliminates the use of RSUs for our most senior leaders.

The Committee believed RSUs were appropriate to support senior executive retention during the years up to and following the Merger, and in light of the uncertainty surrounding the COVID-19 pandemic and its impact on our business and industry.

However, as the uncertainty of COVID-19 begins to subside and the Merger integration matures, the Committee believes that for our most senior executives, SARs better support our pay-for-performance philosophy compared to RSUs because SARs have no value if our stock price does not increase above the price on the grant date. The Committee also believes that the 10-year term of SARs motivates prudent long-term decision-making that drives sustainable value creation for shareowners.

For the 2022 PSUs, the Committee also reverted to the historic three-year financial performance goals for all metrics, and EPS and ROIC will each be weighted at 35%, with relative TSR weighted at 30% (15% for each peer comparator group).

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 CEO PAY DECISIONS

2021 CEO Pay Decisions

Gregory J. Hayes Chairman & Chief Executive Officer AGE 61 RTX EXPERIENCE 32 YEARS

The Committee assessed Mr. Hayes’ 2021 performance favorably. Under his leadership, the Company made substantial progress in the Merger integration efforts, and has continued to navigate the unprecedented industry and business challenges of the COVID-19 pandemic, all while achieving strong financial performance for the year and positioning the Company for future long-term sustainable growth.

The Committee’s compensation decisions discussed below, reflect this favorable assessment.

COMPENSATION OVERVIEW

Base Salary. During the Committee’s annual compensation review in February 2021, it determined Mr. Hayes’ $1.6 million base salary to approximate the peer group market median and as a result did not make any adjustments.

Annual Incentive Award. The Committee approved a Corporate performance factor of 156% of target. This factor was a result of RTX’s performance relative to the pre-established financial goals and the Committee’s assessment of the Company’s overall performance relative to the Corporate Responsibility Scorecard.

The Committee considered this factor, Mr. Hayes’ effective leadership of the Company, and the individual performance considerations noted here, and approved a $4.992 million award. This amount aligns with the Corporate performance factor.

LTI. In consideration for Mr. Hayes’ strong performance, the Committee approved a 2022 long-term incentive award of $15.25 million, an amount which is above the CPG median for his role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

Mr. Hayes exhibited strong leadership in:

●	Making strategic investments in technology and innovation, including our announced partnership with IBM and our investment of nearly $9.4 billion in capital expenditures and company- and customer-funded research and development during the year.

●	Driving operational excellence and continuous improvement through the implementation of our CORE operating system and significant investment in digital technologies, resulting in increased efficiencies across our businesses.

●	Managing our business portfolio by adding strategic capabilities through the acquisition of FlightAware and SEAKR Engineering; and divesting non-core businesses like RI&S’ Global Training & Services business.

●	Leading our efforts to enhance our ESG strategy, including:

	–	Greater transparency, as demonstrated by the release of our 2021 DE&I Report and our participation in the CDP’s voluntary global greenhouse gas disclosure.

	–	Launching ConnectUp, our new social responsibility initiative, where we will invest $500 million over 10 years to advance equitable opportunities in STEM education, career development and community well-being.

	–	Forming our Global Diversity Equity & Inclusion Advisory Board, whereby leaders across RTX will come together to support equality of opportunity, inspire action and drive accountability for our DE&I efforts.

●	Ensuring the safety of our workforce while avoiding significant operational disruptions due to the COVID-19 pandemic, including facilitating vaccination clinics in which more than 28,000 of RTX employees received COVID-19 vaccinations.

●	Delivering on the promise of the Merger, by continued development of our product synergy pipeline and execution of several synergy opportunities during the year.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 CEO PAY DECISIONS

What is “total direct compensation?”

In contrast to the Summary Compensation Table (on page 66), our discussion of CEO and NEO pay decisions in this proxy (pages 54-59) uses a measure called “total direct compensation.” The Committee believes this measure provides a more accurate picture of its annual pay decisions, reflecting its most recent assessment of Company/business unit and individual performance.

How the Committee Views LTI Award Values

Total Direct Compensation	Includes the value of LTI awards approved by the Committee and granted in February 2022.	Award values correctly relate to the Committee’s assessment of 2021 performance.
Summary Compensation Table	Includes the grant date fair value of LTI awards granted in February 2021.	Award values relate back to the Committee’s assessment of 2020 performance.
The SEC rules require the LTI awards granted in February 2022 to be reported in the Summary Compensation Table in our 2023 proxy statement, with a different valuation methodology than we use for total direct compensation. In addition, the compensation values reported in the Summary Compensation Table also include certain elements (e.g., changes in pension values, which are impacted by assumptions like interest rates, and other formulaic compensation components) that we exclude from total direct compensation because they are not tied to performance and fall outside the scope of the Committee’s annual pay decisions.

CEO TOTAL DIRECT COMPENSATION: THREE-YEAR COMPARISON

As shown in the chart below, and as discussed in our Guiding Principles on page 43, the Committee believes that a substantial portion of total direct compensation should be variable, contingent and directly linked to Company and individual performance. In 2021, 93% of Mr. Hayes’ total direct compensation was “at-risk” variable compensation.

(1)	Does not reflect the 20% base salary reduction associated with the COVID-19 pandemic for the period between June and December of 2020.

(2)	Reflects annual LTI award values approved by the Committee. These values differ from the values reported in the Summary Compensation Table (on page 66), which are calculated in accordance with FASB ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PAY DECISIONS FOR OTHER NEOS

2021 Pay Decisions for Other NEOs

The Committee makes annual compensation decisions for our NEOs based on their individual performance and the overall performance of the Company (and the NEO’s business unit/function, where applicable). In the following pages, we describe the components of total direct compensation for each NEO for 2021, noting aspects of their individual performance that contributed to the Committee’s pay decisions (see page 55 for an explanation of total direct compensation).

Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer AGE 46 RTX EXPERIENCE 7 YEARS

During 2021, Mr. Mitchill served as Corporate Vice President, Financial Planning & Analysis and Investor Relations until April 7, 2021, when he was appointed to the role of Executive Vice President & Chief Financial Officer.

COMPENSATION OVERVIEW

Base Salary. Mr. Mitchill received an annual merit increase to his base salary from $650,000 to $675,000. Then, upon his appointment to the role of Chief Financial Officer, the Committee further increased his salary to $800,000 to more closely align his base salary with the CPG market median for this role. Following the increase, Mr. Mitchill’s base salary remains below the CPG median for his new role.

Annual Incentive Award. Also, in connection with his appointment to Chief Financial Officer, the Committee increased Mr. Mitchill’s annual incentive target from 70% to 110% of base salary to better align his target with the CPG median for his role.

The Committee approved a Corporate performance factor of 156% (as discussed on page 51). In determining Mr. Mitchill’s 2021 annual incentive award, the Committee considered this factor, Mr. Mitchill’s effective leadership of RTX’s Finance function and the individual performance considerations noted here, and awarded him a $1.2 million annual incentive award for 2021. This amount aligns with the Corporate performance factor.

LTI. In consideration of Mr. Mitchill’s strong 2021 performance, the Committee approved a $4 million 2022 LTI award, an amount which is below the CPG median for his new role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

●	Oversaw the Company’s finances, leading to RTX exceeding both earnings and free cash flow goals communicated to investors for the year.

●	Played a key role in executing our financing strategies, which included refinancing $2.2 billion of debt at historically low rates and issuing $2.1 billion of bonds to fund a tender offer for high coupon debt.

●	Led RTX’s disciplined capital allocation strategy, which included investing $7.2 billion in Company-and customer-funded research and development, returning to our shareowners over $5.3 billion in share repurchases and dividends, and increasing our dividend per share by 7.4%.*

●	Exceeded the 2021 cost synergy target and achieved $760 million in gross synergies for the year, while increasing our total gross synergies goal expected within four years of the Merger from $1 billion to $1.5 billion.

●	Enhanced our shareowner outreach efforts by leading our first RTX Investor Day, hosting two major conferences and meeting with most of our top 25 investors during the year.

●	Maintained strong internal controls over financial reporting.

*	In the second quarter of 2021, we increased our quarterly dividend from $0.475 per share to $0.51 per share.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PAY DECISIONS FOR OTHER NEOS

Michael R. Dumais Executive Vice President, Chief Transformation Officer AGE 55 RTX EXPERIENCE 23 YEARS

Mr. Dumais served as Executive Vice President, Corporate Strategy & Development until January 11, 2021, when he was appointed to the role of Executive Vice President, Chief Transformation Officer.

COMPENSATION OVERVIEW

Base Salary. Mr. Dumais received a merit increase to his base salary from $850,000 to $880,000 during 2021. This increase reflected the Committee’s favorable assessment of his performance, as well as efforts to keep his base salary aligned with the CPG market median for his role. Following the increase, Mr. Dumais was slightly above the market median for his role.

Annual Incentive Award. The Committee approved a Corporate performance factor of 156% of target. The Committee considered this factor, Mr. Dumais’ effective leadership, and the individual performance considerations noted here, and awarded him a $1.2 million award for 2021, an amount which aligns with Corporate performance factor.

LTI. Mr. Dumais did not receive a LTI award in 2022 since he is expected to transition into a consulting role later in the year.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

●	Actively managed our business portfolio, with a focus on adding strategic capabilities and divesting of non-core businesses, including:

	–	Acquisition of FlightAware, which will accelerate Collins Aerospace’s Connected Ecosystem strategy to transform the aftermarket with more connected, data-driven solutions

	–	Acquisition of SEAKR Engineering to strengthen RI&S’ space-based capabilities and offerings

	–	Divestiture of the RI&S Global Training & Services business

	–	Acquisition of Dutch Thermoplastic Components, which will enable Collins Aerospace to manufacture lower cost and lighter aerospace composite parts

	–	Divestiture of Collins Aerospace’s Delavan Industrial Nozzles business

●	Led the Company’s Merger cost synergies efforts, which resulted in a total of $760 million in gross Merger cost synergies during the year and $1 billion since completing the Merger.

●	Oversaw the ongoing Merger integration efforts, including harmonization of Company policies, processes, and systems.

●	Chaired the cross-business unit Revenue Synergy Council that has developed and matured a pipeline of over $10 billion in potential future award opportunities.

●	Led the development of RTX Ventures, which was officially launched in February 2022, to pursue ownership stakes and licensing arrangements with emerging high technology companies.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PAY DECISIONS FOR OTHER NEOS

Christopher T. Calio Chief Operating Officer AGE 48 RTX EXPERIENCE 16 YEARS

Mr. Calio served in the role of President, Pratt & Whitney until March 1, 2022, when he was appointed to the role of Chief Operating Officer.

COMPENSATION OVERVIEW

Base Salary. Mr. Calio received a merit increase to his base salary from $700,000 to $750,000 during 2021. This increase reflected the Committee’s favorable assessment of his performance, as well as efforts to more closely align his base salary with the CPG market median for his role. Following the increase, Mr. Calio’s base salary remained below the CPG median for the role of President, Pratt & Whitney.

Annual Incentive Award. The Committee approved a performance factor of 150% of target for Pratt & Whitney. The Committee considered this factor, Mr. Calio’s effective leadership of Pratt & Whitney, and the individual performance considerations noted here, and awarded him a $1.2 million award for 2021. This amount is slightly above the Pratt & Whitney performance factor.

LTI. In consideration for Mr. Calio’s strong performance and his appointment to the role of Chief Operating Officer of the Company, the Committee approved a 2022 long-term incentive award of $7 million, an amount which is moderately above the market median for his new role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

●	Achieved the successful first flight of Dassault’s Falcon 6X business jet, powered by two cutting-edge PW812D engines.

●	Achieved several substantial customer wins during the year, including:

	–	Announced orders of over 1,200 GTF engines during 2021, which included selection by Spirit Airlines to power its latest order of 100 firm and 50 option Airbus A320neo aircraft and by Volaris to power an additional 80 A320neo aircraft.

	–	Selection by NASA to develop advanced high pressure turbine technologies that will reduce fuel consumption and emissions for next generation single-aisle aircraft.

	–	Secured Federal Aviation Administration and Transport Canada acceptance of Pratt & Whitney’s established safety management systems.

*Excludes the impact of salary reduction from the Pratt & Whitney furloughs during the year.

●	Announced plans to advance Pratt & Whitney Canada’s hybrid-electric propulsion technology and flight demonstrator program as part of an investment that is supported by the governments of Canada and Quebec.

●	Introduced the GTF Advantage for Airbus A320neo aircraft family, which decreases fuel consumption and CO2 emissions by 17% compared to prior-generation engines like the V2500 and will be compatible with 100% sustainable aviation fuel (SAF) at entry into service, which is expected in 2024.

●	Entry into service of the Airbus A220, powered by Pratt & Whitney’s GTF engines, for various airlines, including JetBlue Airways, Air France and Air Austral.

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COMPENSATION DISCUSSION AND ANALYSIS | 2021 PAY DECISIONS FOR OTHER NEOS

Stephen J. Timm President, Collins Aerospace AGE 53 RTX EXPERIENCE 25 YEARS

COMPENSATION OVERVIEW

Base Salary. Mr. Timm’s received a merit increase to his base salary from $675,000 to $750,000 during 2021. This increase reflected the Committee’s favorable assessment of his performance, as well as its efforts to more closely align his base salary with the CPG median for his role. Following the adjustment, Mr. Timm’s base salary remains below the CPG market median.

Annual Incentive Award. The Committee approved a performance factor of 158% of target for Collins Aerospace. The Committee considered this factor, Mr. Timm’s effective leadership of Collins Aerospace, and the individual performance considerations noted here, and awarded him a $1.2 million award, an amount which aligns with the Collins Aerospace performance factor.

LTI. In consideration of Mr. Timm’s strong 2021 performance, the Committee approved a $5 million 2022 LTI award, an amount that is above the CPG median for his role.

INDIVIDUAL PERFORMANCE HIGHLIGHTS

●	Completed the acquisitions of FlightAware and Dutch Thermoplastic Components, enhancing Collins Aerospace’s ability to provide customers with more connected, data-driven solutions and lighter, cost-efficient, sustainable aircraft structures, respectively.

●	Achieved several substantial customer wins during the year, including:

	–	Selection to provide new wheels and carbon brakes, and a new electric power generation system, for the U.S. Air Force’s fleet of Boeing B-52 long-range bombers.

	–	Selected by British Airways to upgrade its Boeing 777 fleet with enhanced Club World experience for business class passengers.

*Excludes the impact of salary reduction from the Collins Aerospace furloughs during the year.

	–	Signed an agreement with Draken Europe that will introduce Collins Joint Secure Air combat training System (JSAS) for use with Draken’s Falcon 20 fleet to support operational readiness training for the United Kingdom’s Royal Air Force and Royal Navy.

●	Exceeded the Rockwell Collins merger cost synergy goal of $600 million one year ahead of schedule.

●	Completed the critical design review and began fabrication of a 500-kilowatt electric motor for Hybrid Air Vehicles’ Airlander 10 aircraft, designed to be the world’s first zero-emission aircraft.

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COMPENSATION DISCUSSION AND ANALYSIS | OTHER COMPENSATION ELEMENTS

Other Compensation Elements

Retirement and Deferred Compensation Benefits

Our retirement and deferred compensation plans play an important role within our overall executive compensation program by providing an element of financial security that helps RTX attract and retain talented executives. Over the years, these programs have been modified to maintain a competitive position within an evolving market.

Currently, as a result of the Merger, our NEOs are eligible to participate in the plans of their legacy companies. Further, in some cases, our NEOs were previously employed by a company that was acquired by either legacy UTC or RTN, and may therefore retain balances and/or receive pension accruals under different formulas of these acquired companies’ plans.

DEFINED BENEFIT PLANS

Both legacy companies had qualified and non-qualified defined benefit plans, as described below:

●	The qualified UTC Pension Plan and the non-qualified UTC Pension Preservation Plan were closed to new participants hired prior to January 1, 2010 and were closed for pre-2010 hires on December 31, 2019. Legacy UTC employees no longer accrue pension benefits, other than with respect to interest credits on the cash balance formula of these plans.
●	The qualified RTN Salaried Pension Plan, the qualified RTN Retirement Plan, and the non-qualified RTN Parity Pension Plan were closed to new participants hired on or after January 1, 2007. However, employees hired prior to January 1, 2007, still accrue pension benefits under these plans. In addition, pension benefits are also still accrued for participants of the RTN Supplemental Executive Retirement Plan.

For additional details on each of these plans, refer to the Pension Benefits section on pages 72-75.

DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS

Both legacy companies also maintained the following qualified and non-qualified defined contribution and deferred compensation plans:

●	The qualified UTC Employee Savings Plan, the non-qualified UTC Savings Restoration Plan, UTC Company Automatic Contribution Excess Plan, UTC Deferred Compensation Plan, and the UTC LTIP Performance Share Unit Deferral Plan remain open to legacy UTC employees.
●	The qualified RTN Savings and Investment Plan and the non-qualified RTN Deferred Compensation Plan remain open to legacy RTN employees.

For additional details on each of these plans, refer to the Nonqualified Deferred Compensation section on pages 76-77.

INTEGRATING OUR LEGACY RETIREMENT PLANS

As part of our ongoing integration efforts, we are assessing the competitiveness of our retirement and deferred compensation plans to ensure we provide employees with retirement benefits that continue to attract and retain the highest caliber of talent. We expect the integration of the legacy UTC and RTN retirement and deferred compensation plans to occur over the course of several years and in various phases.

As a first step in our integration journey, and to better align with market practice, we announced the sunset of the final average earnings (“FAE”) formula at the close of 2022, and the move to a Cash Balance formula starting January 1, 2023, for current participants in the legacy RTN pension plans.

Further, beginning in 2023, all RTX employees will be eligible to participate in the same defined contribution and deferred compensation plans, regardless of their legacy company.

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COMPENSATION DISCUSSION AND ANALYSIS | OTHER COMPENSATION ELEMENTS

Perquisites and Other Benefits

We provide our senior executives with certain perquisites and other benefits, which the Committee believes contribute to recruitment and retention and are consistent with market practice. During 2021, the perquisites and other benefits provided to each NEO are dependent on the NEO’s legacy company (UTC or RTN). However, we will integrate these benefits across RTX starting in 2022.

Our approach to executive perquisites is based on the Committee’s belief that the continued health and financial well-being of our senior leaders is of vital interest to the Company and our shareowners. Therefore, starting in 2022, perquisites and other benefits for our NEOs will generally consist of enhanced basic life and long-term disability insurance, an executive physical and a financial planning allowance. Other perquisites provided by our legacy companies will be phased out or in some cases grandfathered. As one of the leading defense contractors to the United States government, we will also continue to provide our CEO with certain additional benefits for his safety and security, including personal use of the Corporate aircraft, company-provided car and drivers (who are trained security personnel), as well as home security monitoring.

STATUS OF PERQUISITES AND BENEFITS*

Continuing
Financial Planning	All NEOs are eligible to receive an annual financial planning allowance. However, the level of their current benefit depends on their legacy company. Starting in 2022, this benefit is capped at an annual cost of $13,500.
Enhanced Basic Life Insurance	Effective January 2022, executives, who do not have a legacy RTN split dollar life insurance policy, will be covered by an enhanced basic life insurance benefit of three times base salary.
Executive Physical	All NEOs are eligible to participate in the same healthcare benefits offered to other employees of their legacy company. However, they are also eligible for a comprehensive annual executive physical, with current benefit levels depending on their legacy company. Starting in 2022, this benefit is capped at an annual cost of $5,000.
ELG Long-Term Disability Insurance	Legacy UTC NEOs are covered by the ELG long-term disability benefit, and beginning January 1, 2022, legacy RTN ELG members will also be eligible for this benefit. This is an annual benefit paid only upon disability, equal to 80% of the sum of the executive’s base salary and target annual incentive award at the time of disability.
Personal Aircraft Usage	RTX’s policy allows our CEO (and Executive Chair, if applicable) to use the corporate aircraft for personal use, though special approval may be given to other executives in extraordinary circumstances. The Committee believes this is essential for our CEO’s security and personal safety, in addition to being a more efficient use of his time.
Company-Provided Car and Driver	For security reasons, our CEO (and Executive Chair, if applicable) has access to a company-provided car and drivers (who are trained security personnel) when needed. This is primarily used for business purposes, but also may be used, in limited circumstances, in situations that may have a personal element.
Security Monitoring	The Company covers the cost of security system monitoring at the personal residence of our CEO (and Executive Chair, if applicable).
Phasing Out
Company Car	Legacy UTC executives receive an annual allowance toward the cost of a leased vehicle and ancillary vehicle benefits. The value of the allowance varies by ELG appointment date. Lease payments above the annual allowance are paid directly by the executive. In 2021, we announced that the legacy UTC leased vehicle benefit would cease at the time the current individual leases expire. We expect this program to be closed in its entirety by mid-2023.
Split Dollar Life Insurance	Legacy RTN provided its senior executives with executive split dollar life insurance policies with benefits up to four times base salary (capped at $3 million during employment). Following retirement, coverage reduces by 12.5% annually for five years and after five years, the benefit equals 100% of final base salary. The benefit will be grandfathered for legacy RTN senior executives with existing policies, but the Company has not entered into additional policies since the Merger and has eliminated this benefit prospectively for new senior leaders.
Excess Liability Insurance	Legacy RTN senior executives receive an excess liability insurance benefit for which premiums are paid by the Company. This insurance benefit will be fully eliminated by April 2022.
*	See footnote (6) of the Summary Compensation Table on page 67 for more details on these perquisites/benefits for 2021.

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COMPENSATION DISCUSSION AND ANALYSIS | OTHER COMPENSATION ELEMENTS

Severance and Change-in-Control Arrangements

MERGER-RELATED SEVERANCE BENEFITS

As a result of the Merger that closed on April 3, 2020, severance benefits provided to our legacy RTN NEOs (Messrs. Kennedy and O’Brien) and our Corporate legacy UTC NEOs (Messrs. Hayes, Dumais, and Mitchill) vary depending upon each NEO’s legacy company. These benefits expire within two years of the Merger, except that Mr. Hayes’ employment agreement expires on the three-year anniversary of the Merger. Details of each NEO’s individual severance and change-in-control arrangements as of year-end can be found on pages 78-84.

EXECUTIVE LEADERSHIP GROUP PROGRAM

While our NEOs, except Messrs. Calio and Timm, are currently covered by fixed-term, Merger-related severance benefits, the Committee has decided to maintain the legacy UTC Executive Leadership Group (“ELG”) program on a go-forward basis. As a result, following the Merger, several legacy RTN senior executives, except for Mr. Kennedy, were appointed to the ELG.

The ELG program currently covers approximately 45 of the Company’s most senior leaders, as well as key executives who are potential successors to senior leadership roles. The program has been in place since 1989 but has been modified a number of times over the years to align with best practices and to serve the evolving needs of the Company.

The current program provides an RSU award, granted to executives upon their appointment to the ELG, that vests only if there is a qualifying separation (defined on page 63), and the executive enters into an agreement containing certain restrictive covenants (explained on page 63).

The RSU award acts as a cash severance replacement tool, which the Committee believes more closely aligns our executives with the interest of our shareowners than an outright cash severance payment.

The changes to the ELG separation benefit over the years have been applied prospectively due to existing contractual commitments. As a result, Messrs. Hayes and Dumais are grandfathered into earlier iterations of the program that included cash severance payments, as shown in the table below. However, Mr. Hayes is not eligible to receive the ELG cash severance during the three-year term of his post-Merger employment agreement (see pages 78-79) and Mr. Dumais is not eligible to receive the ELG cash severance during the two-year term of the UTC Merger Severance Plan for Corporate Office Executives and Other Key Employees (see pages 80-81), in which he is a participant. When these Merger-related severance arrangements expire, both Messrs. Hayes and Dumais will resume eligibility for ELG cash severance benefits.

Upon the Merger, Mr. O’Brien, was appointed to the ELG. However, he separated from the Company prior to becoming eligible for separation benefits under the ELG program, and therefore forfeited his ELG RSU award.

Date of Executive’s Appointment to the ELG
	Prior to January 2006	Between January 2006 and April 2013	After April 2013
ELG Cash Separation Benefit	2.5x base salary following qualifying separation	2.5x base salary if a qualifying separation occurs prior to age 62	No cash benefit
ELG RSU Award*	No award granted	RSU award with a grant value equal to 2x base salary that vests if a qualifying separation occurs on or after age 62	RSU award with a grant value up to $2 million depending on role, that vests upon a qualifying separation
NEO Participation	Gregory J. Hayes	Michael R. Dumais	Neil G. Mitchill, Jr. Christopher T. Calio Stephen J. Timm Anthony F. O’Brien III
*	ELG RSUs earn dividend equivalents during the vesting period that are reinvested as additional RSUs each time the Company pays a dividend to shareowners. These RSUs are subject to the same vesting conditions as the underlying award.

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COMPENSATION DISCUSSION AND ANALYSIS | OTHER COMPENSATION ELEMENTS

Under the ELG program, a “qualifying separation” is defined as:

●	A mutually agreeable separation from the Company due to an ELG member’s position being eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event following three years of ELG membership;
●	Retirement on or after age 62 following three years of ELG membership; or
●	Involuntary (not for cause) or voluntary (for good reason) terminations within two years of a change-in-control event.

Restrictive covenants that apply to ELG benefits:

●	For all ELG members—regardless of when the executive was appointed to the ELG, separation benefits are conditioned upon enhanced post-employment restrictive covenants designed to protect the Company’s interests, including: (i) non-competition; (ii) employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation.
●	For ELG members appointed on or after April 2013—in addition to the above, a post-employment, non-competition covenant applies, regardless of whether separation benefits are provided.

The ELG separation benefit is not treated as compensation for purposes of determining benefits under the pension plans or any other benefit programs. Distributions are subject to certain restrictions imposed by IRC Section 409A.

RAYTHEON TECHNOLOGIES CORPORATION 2018 LONG-TERM INCENTIVE PLAN

Under the Raytheon Technologies Corporation 2018 Long-Term Incentive Plan, as amended and restated (“RTX LTIP”), should a future RTX change-in-control event occur, upon a participant’s qualifying termination within two years of a change-in-control event, the vesting of outstanding LTI awards granted under the RTX LTIP would accelerate. For performance awards, performance goals would be deemed achieved at the greater of actual or target performance levels.

A change-in-control is defined in the RTX LTIP to generally mean:

●	The acquisition of 20% or more of RTX’s outstanding shares by a person or a group;
●	Incumbent directors no longer constituting a majority of the Board;
●	A merger or similar event where RTX shareowners own less than 50% of the voting shares of the new organization; or
●	A complete liquidation or dissolution is approved by RTX’s shareowners.

A qualifying termination is defined in the RTX LTIP to mean:

●	An involuntary (not for cause) termination; or
●	A voluntary termination for “good reason” (as defined in the Plan).

LEGACY UTC SENIOR EXECUTIVE SEVERANCE PLAN

Change-in-control severance protection under our legacy UTC Senior Executive Severance Plan (“SESP”) was designed to ensure continuity of management in potential change-in-control situations. In response to changing market practices, legacy UTC closed this program to new participants effective June 2009.

Accordingly, Mr. Hayes is the only executive who remains eligible for the SESP benefit. All other ELG members instead are covered by the ELG program in a change-in-control event.

While the Merger of UTC and RTN was executed as a “merger of equals,” as a legal matter, a change-in-control (as defined in the Plan) under the SESP was not triggered. However, should an RTX change-in-control event occur after the three-year term of Mr. Hayes’ employment agreement (as described in detail on pages 78-79), Mr. Hayes would then be eligible to receive a cash severance benefit under the SESP.

The SESP cash severance is equal to 2.99x the sum of base salary and Mr. Hayes’ target annual incentive award for the year in which termination occurs, subject to various restrictive covenants. The SESP benefit would be reduced by 1/36th for each month that termination occurs after age 62 and, accordingly, is completely phased out at age 65. Benefits under the SESP are subject to a “double trigger” where benefits are provided only if a change-in-control is followed by an involuntary termination or termination by the executive for “good reason” within two years following a change-in-control. “Good Reason” generally includes material adverse changes in an executive’s compensation, responsibilities, authority, reporting relationship or work location.

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COMPENSATION DISCUSSION AND ANALYSIS | OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Other Executive Compensation Policies and Practices

Through RTX’s Enterprise Risk Management framework, the Committee identifies, monitors and mitigates compensation risk in a number of ways that are summarized on pages 29-30, with additional details provided below on our post-employment restrictive covenants, our Clawback Policy, and our prohibition on certain transactions involving RTX stock.

Post-Employment Restrictive Covenants

ELG members may not engage in activities after termination or retirement that are detrimental to RTX, such as disclosing proprietary information, soliciting RTX employees or engaging in competitive activities. Violations can result in a clawback of annual and long-term incentive awards.

Clawback Policy

RTX has a comprehensive policy on recoupment (“clawback”) of compensation, which we have enhanced several times over the years in response to shareowner feedback and to ensure that our policy continues to meet the evolving needs of the Company.

In the event of a financial restatement (whether or not this involves misconduct on the part of the employee) or a recalculation of a financial metric affecting an award, the Company has the right to recover from any employee (including our NEOs) annual incentive payments and gains realized from vested long-term incentive awards.

Clawbacks of annual and long-term incentive awards and compensation realized from prior awards also may be triggered by violations of our Code of Conduct, failure to meet employee health and safety standards, violations of post-employment restrictive covenants or the exposure of RTX to excessive risk as determined under our Enterprise Risk Management program (for details on this program refer to pages 28-29). In addition, the Company has the right to recover compensation when an executive’s negligence (including negligent supervision of a subordinate) causes significant harm to RTX. If required or otherwise appropriate, the Company may publicly disclose the circumstances surrounding the Committee’s decision to seek recoupment. Our Clawback Policy can be found on the Corporate Governance page of our website at www.rtx.com/our-company/corporate-governance#Governance-Documents-and-Policies.

Prohibitions on Certain Transactions Involving RTX Stock

RTX does not allow its directors, officers or executives to enter into short sales of RTX Common Stock. Similarly, directors and executive officers may not pledge or assign an interest in RTX Common Stock or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of RTX securities are also prohibited, whether or not those securities were granted to or held, directly or indirectly, by the director, officer or employee. Also, RTX’s LTIP generally prohibits buyouts/repricing of underwater stock options and stock appreciation rights without shareowner approval.

Employment Agreements

As a general matter, the Committee does not believe that fixed-term executive employment contracts guaranteeing minimum levels of compensation over multiple years enhance shareowner value. Accordingly, the vast majority of our U.S.-based executives do not have such contracts. However, in rare cases involving mergers and acquisitions, the Committee has found such contracts to be in the Company’s best interests.

When the Merger agreement between UTC and RTN was signed in 2019, the Company executed limited-duration employment agreements with Messrs. Hayes and Kennedy that became effective upon the Merger in April 2020. These agreements outline the leadership succession plan for RTX following the Merger (as described on pages 78-79). Mr. Kennedy’s agreement terminated with his retirement in June 2021, and Mr. Hayes’ agreement will expire on the third anniversary of the Merger.

We also enter into employment agreements with executives based outside the United States when local regulations and practices require such agreements.

Tax Deductibility of Incentive Compensation

As a general matter, while the Committee considers corporate tax deductibility as one of several relevant factors in determining compensation, it retains the flexibility to design and maintain executive compensation arrangements that it believes will attract and retain executive talent, even if such compensation is not deductible by the Company for federal income tax purposes. For 2021, IRC Section 162(m) limited RTX’s deduction to $1 million for annual compensation paid to our NEOs, as defined in IRC Section 162(m).

64    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Report of the Human Capital &
Compensation Committee

The Human Capital & Compensation Committee establishes and oversees the design and function of RTX’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in RTX’s Proxy Statement for the 2022 Annual Meeting.

Human Capital & Compensation Committee
Tracy A. Atkinson, Chair	Denise L. Ramos	Brian C. Rogers
Dinesh C. Paliwal	Fredric G. Reynolds	James A. Winnefeld, Jr.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    65

Compensation Tables

Summary Compensation Table

Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Without Change in Pension Value ($)
Gregory J. Hayes Chairman & Chief Executive Officer
2021	$1,600,000	$4,992,000	$11,740,098	$2,815,812	$1,522,891	$645,262	$23,316,063	$21,802,923
2020	$1,413,333	$2,500,000	$7,417,686	$7,178,289	$1,573,784	$887,798	$20,970,890	$19,407,572
2019	$1,600,000	$4,200,000	$6,816,740	$6,535,560	$2,071,748	$314,799	$21,538,847	$19,478,590
Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer(7)
2021	$760,606	$1,200,000	$2,424,908	$584,773	$0	$165,108	$5,135,395	$5,135,395
2020	$612,083	$500,000	$886,283	$841,522	$0	$159,526	$2,999,414	$2,999,414
2019	$591,667	$700,000	$1,588,229	$559,900	$0	$145,664	$3,585,460	$3,585,460
Michael R. Dumais Executive Vice President, Chief Transformation Officer(8)
2021	$872,500	$1,200,000	$2,833,966	$679,572	$0	$478,062	$6,064,100	$6,064,100
2020	$800,417	$900,000	$1,723,436	$1,663,314	$524,320	$660,402	$6,271,889	$5,747,569
Christopher T. Calio Chief Operating Officer(9)
2021	$723,083	$1,200,000	$2,833,966	$679,572	$0	$209,797	$5,646,418	$5,646,418
Stephen J. Timm President, Collins Aerospace
2021	$718,500	$1,200,000	$2,833,966	$679,572	$0	$176,193	$5,608,231	$5,608,231
2020	$613,447	$600,000	$2,358,302	$1,282,991	$55,427	$435,300	$5,345,467	$5,290,040
Thomas A. Kennedy Former Executive Chairman(10)
2021	$663,757	$1,283,350	$12,171,526	$3,161,246	$6,754,258	$489,615	$24,523,752	$17,769,494
Anthony F. O’Brien III Former Executive Vice President & Chief Financial Officer(11)
2021	$254,449	$0	$3,238,924	$777,096	$2,014,431	$4,733,283	$11,018,183	$9,003,752
2020	$609,139	$1,000,000	$2,049,975	$0	$2,418,992	$73,380	$6,151,486	$3,732,494
(1)	Salary. Includes reduction in base salary for Messrs. Calio and Timm associated with Pratt & Whitney and Collins Aerospace furlough days during 2021.
(2)	Bonus. Annual incentive awards provided under the Raytheon Technologies Corporation Executive Annual Incentive Plan are primarily based on measured performance against pre-established financial goals and Corporate Responsibility Scorecard objectives (as detailed on pages 47-51). However, the Committee retains discretion to adjust annual incentive award amounts based on its assessment of overall performance. Consequently, we report annual incentive awards in the Bonus column rather than in a Non-Equity Incentive Plan Compensation column.
(3)	Stock Awards. Amounts shown include the grant date fair value of RSUs and PSUs granted in 2021 under the Raytheon Technologies Corporation 2018 Long-Term Incentive Plan, as amended and restated (“RTX LTIP”). The assumptions made in calculating the fair value of these awards are set forth in Note 21: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2021 Annual Report on Form 10-K (“2021 Form 10-K”). Additionally, for Mr. Kennedy, the amounts shown also include incremental fair value of $3,670,352 resulting from a grant modification to certain unvested stock awards in connection with his retirement from the Company. See footnote (7) on page 69 for additional details. For the 2021 PSUs, if the highest level of performance is achieved for all performance metrics, the grant date fair values would be: Mr. Hayes, $12,848,441; Mr. Mitchill, $2,215,957; Mr. Dumais, $3,101,311; Mr. Calio, $3,101,311; Mr. Timm, $3,101,311; Mr. Kennedy, $9,303,933; and Mr. O’Brien, $3,544,508.

66    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | SUMMARY COMPENSATION TABLE

(4)	Option Awards. Amounts shown include the grant date fair value of SARs granted under the RTX LTIP during 2021. The assumptions made in the valuation of these awards are set forth in Note 21: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2021 Form 10-K. For Mr. Kennedy, the amounts shown also include an incremental fair value of $1,122,530 resulting from a grant modification to his 2021 SARs in connection with his retirement from the Company. See footnote (7) on page 69 for additional details.
(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the change (if any) in the year-over-year actuarial present value of each NEO’s accrued benefit under the Company’s defined benefit plans and above-market earnings (if any) under the Company’s deferred compensation plans. Messrs. Dumais (-$51,593), Calio (-$6,176) and Timm (-$14,015) all had a negative change in present value of their pension benefits from the prior year; however per SEC rules, the values shown in this column are zero. The legacy UTC pension plans were closed to new participants on January 1, 2010, and were closed to all participants effective December 31, 2019. As a result, for Messrs. Hayes, Dumais, Calio and Timm, the change in pension value is entirely attributable to year-over-year changes in pension plan actuarial assumptions. The legacy RTN pension plans were closed to new participants on January 1, 2007. However, since Messrs. Kennedy and O’Brien were hired prior to this date, they continued to accrue benefits under these pension plans until their separation from the Company. Actuarial value computations are based on the assumptions established in accordance with FASB ASC Topic 715 and discussed in Note 11: Employee Benefit Plans, to the Consolidated Financial Statements in RTX’s 2021 Form 10-K. RTX’s deferred compensation plans do not provide above-market rates of return. However, an above-market interest rate is paid under the frozen Sundstrand Corporation Deferred Compensation Plan, which was assumed by the Company upon its acquisition of Sundstrand Corporation in 1999. Mr. Hayes accrued $9,751 in above-market earnings under this plan in 2021.
(6)	All Other Compensation. The 2021 amounts in this column consist of the following items shown in the chart below. See page 61 for details on changes to executive perquisites.

Name	Personal Use of Corporate Aircraft(a)	Company Car(b)	Insurance Premiums(c)	Company Contributions to Defined Contribution Plans(d)	Payments upon Termination of Employment(e)	Relocation Benefits(f)	Financial Planning(g)	Health Benefits(h)	Industry Club (i)	Misc.(j)	Total
G. Hayes	$87,418	$38,257	$0	$475,600	$0	$0	$15,498	$21,383	$0	$7,106	$645,262
N. Mitchill, Jr.	$1,462	$25,349	$0	$108,412	$0	$0	$0	$23,368	$0	$6,517	$165,108
M. Dumais	$0	$33,550	$71,867	$205,610	$0	$127,500	$16,000	$20,633	$0	$2,902	$478,062
C. Calio	$1,462	$28,047	$0	$141,775	$0	$0	$0	$26,720	$8,000	$3,793	$209,797
S. Timm	$0	$22,673	$0	$121,275	$0	$0	$3,602	$18,972	$8,374	$1,297	$176,193
T. Kennedy	$133,165	$584	$1,586	$155,272	$136,307	$0	$15,000	$39,019	$8,000	$682	$489,615
A. O’Brien III	$0	$0	$16,112	$53,397	$4,632,398	$0	$10,000	$21,141	$0	$235	$4,733,283
(a)	Incremental variable operating costs incurred for personal air travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees, additional crew lodging and meal allowances, and catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as an incremental cost.
(b)	Annual costs incurred by the Company in connection with a leased vehicle provided to legacy UTC executives. This benefit program will be closed by mid-2023. For Messrs. Hayes and Kennedy this also included personal use of a company-provided car and driver used for security purposes.
(c)	Reflects premiums paid on executive life and excess liability insurance policies. Individual life insurance policies have been prospectively eliminated for legacy UTC executives effective January 31, 2015; however, Mr. Dumais still maintains a policy. Legacy RTN split dollar life insurance policies have been prospectively eliminated effective upon the Merger; however, Messrs. Kennedy, and O’Brien still maintain a policy. Legacy RTN excess liability insurance policies will be eliminated for all executives effective April 1, 2022.
(d)	Amounts represent the total Company contributions to qualified 401(k) and nonqualified defined contribution plans applicable to each NEO. Since the legacy UTC pension plans were closed effective December 31, 2019, our legacy UTC NEOs accrue new retirement benefits only under the legacy UTC defined contribution plans. For further details on the legacy UTC and RTN qualified and nonqualified defined contribution plans, refer to pages 60 and 76-77 of this Proxy Statement.
(e)	Reflects all required payments made to Mr. O’Brien, pursuant to the terms of his Raytheon Company Change-in-Control Severance Agreement and the Raytheon Company Enhanced Severance Plan for Senior Leadership Team Members. Also includes the value of payments made to Messrs. Kennedy and O’Brien following termination of employment for accrued (and unused) paid time off.
(f)	Costs associated with Mr. Dumais’ relocation.
(g)	Costs associated with the financial planning benefit available to our NEOs. Starting in 2022, the annual financial planning allowance will be reduced to $13,500 for all NEOs.
(h)	Costs associated with annual executive physicals and Company-covered healthcare benefits. Starting in 2022, the annual executive physical benefit will be capped at $5,000 for all NEOs.
(i)	Costs associated with membership and meeting attendance fees for an Aerospace & Defense industry club.
(j)	Costs related to security monitoring for Mr. Hayes’ personal residence, as well as costs associated with a spouse joining executives at business events, employee gifts, executive use of Company-provided tickets for sporting events and other miscellaneous items, including a tax reimbursement payment of $381 to Mr. Kennedy, and $235 to Mr. O’Brien.
(7)	Mr. Mitchill served in the role of Corporate Vice President, Financial Planning & Analysis and Investor Relations until April 7, 2021, when he was appointed Executive Vice President & Chief Financial Officer.
(8)	Mr. Dumais served in the role of Executive Vice President, Corporate Strategy & Development until January 11, 2021, when he was appointed Executive Vice President, Chief Transformation Officer.
(9)	Mr. Calio served in the role of President, Pratt & Whitney until March 1, 2022, when he was appointed to the role of Chief Operating Officer.
(10)	Mr. Kennedy served in the role of Executive Chairman until his retirement from the Company on June 1, 2021.
(11)	Mr. O’Brien served in the role of Executive Vice President & Chief Financial Officer until his departure from the Company on April 7, 2021.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    67

COMPENSATION TABLES | GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

		Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards:	All Other Option Awards: Number of		Grant Date Fair
Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(2)	Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Value of Stock and Option Awards ($)(5)
G. Hayes
2/8/2021	2/5/2021	7,501	120,020	240,040	-	-	-	$8,839,773
2/8/2021	2/5/2021	-	-	-	-	181,900	$72.49	$2,815,812
2/8/2021	2/5/2021	-	-	-	40,010	-	-	$2,900,325
N. Mitchill, Jr.
2/8/2021	2/5/2021	518	8,280	16,560	-	-	-	$609,843
2/8/2021	2/5/2021	-	-	-	-	18,900	$72.49	$292,572
2/8/2021	2/5/2021	-	-	-	8,280	-	-	$600,217
4/26/2021(6)	4/25/2021	695	11,115	22,230	-	-	-	$914,743
4/26/2021(6)	4/25/2021	-	-	-	-	16,900	$81.00	$292,201
4/26/2021(6)	4/25/2021	-	-	-	3,705	-	-	$300,105
M. Dumais
2/8/2021	2/5/2021	1,811	28,970	57,940	-	-	-	$2,133,713
2/8/2021	2/5/2021	-	-	-	-	43,900	$72.49	$679,572
2/8/2021	2/5/2021	-	-	-	9,660	-	-	$700,253
C. Calio
2/8/2021	2/5/2021	1,811	28,970	57,940	-	-	-	$2,133,713
2/8/2021	2/5/2021	-	-	-	-	43,900	$72.49	$679,572
2/8/2021	2/5/2021	-	-	-	9,660	-	-	$700,253
S. Timm
2/8/2021	2/5/2021	1,811	28,970	57,940	-	-	-	$2,133,713
2/8/2021	2/5/2021	-	-	-	-	43,900	$72.49	$679,572
2/8/2021	2/5/2021	-	-	-	9,660	-	-	$700,253
T. Kennedy
2/8/2021	2/5/2021	5,432	86,910	173,820	-	-	-	$6,401,139
2/8/2021	2/5/2021	-	-	-	-	131,700	$72.49	$2,038,716
2/8/2021	2/5/2021	-	-	-	28,970	-	-	$2,100,035
5/24/2021(7)	4/25/2021	-	-	-	-	-	-	$4,792,881
A. O’Brien III
2/8/2021	2/5/2021	2,069	33,110	66,220	-	-	-	$2,438,634
2/8/2021	2/5/2021	-	-	-	-	50,200	$72.49	$777,096
2/8/2021	2/5/2021	-	-	-	11,040	-	-	$800,290

(1)	Reflects the number of PSUs granted under the RTX LTIP during 2021, which vest based on Company performance relative to four performance metrics and the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Vesting occurs following the three-year performance period with payouts ranging from 6.25%, if threshold performance is achieved for one metric only, to a maximum payout of 200%, if maximum performance is achieved for all four metrics. If RTX’s three-year TSR is negative, the payout for each TSR portion of the award is capped at 100%, regardless of RTX’s performance relative to the S&P 500 and our Core A&D Peers. Unvested PSUs do not earn dividend equivalents. Vested PSUs are settled in unrestricted shares of RTX Common Stock at the end of the performance period following the Committee’s review and approval of performance achievement levels.

68    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(2)	Reflects the number of RSUs granted under the RTX LTIP during 2021. RSUs vest three years from the grant date, subject to the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Each RSU corresponds to one share of RTX Common Stock. When RTX pays a dividend to shareowners, RSUs earn dividend equivalents that are reinvested as additional RSUs during the vesting period. The reinvested RSUs vest on the same date as the underlying RSUs. Vested RSUs are settled in unrestricted shares of RTX Common Stock.
(3)	Reflects the number of SARs granted under the RTX LTIP during 2021, which vest and become exercisable three years from the grant date, subject to the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Exercised SARs are settled in unrestricted shares of RTX Common Stock.
(4)	The SAR exercise price equals the NYSE closing price of RTX Common Stock on the grant date.
(5)	Reflects the grant date fair value of awards granted in 2021, with vesting assumed at 100% of target for PSUs. Values are calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures.
(6)	Following Mr. Mitchill’s appointment to the role of Executive Vice President & Chief Financial Officer in April 2021, the Committee awarded him an incremental 2021 LTI award (comprised of PSUs, RSUs and SARs) to account for his expanded responsibilities and to better align his 2021 LTI award with the market for his new role. The incremental 2021 LTI award has the same terms and conditions and was granted with the same LTI mix as the 2021 LTI award granted on February 8, 2021.
(7)	Upon Mr. Kennedy’s retirement, the majority of his legacy RTN equity awards that were assumed by RTX in connection with the Merger were eligible to vest or continue vesting by their terms in accordance with retirement vesting provisions that pre-dated the Merger. In recognition of the release of claims agreed to by Mr. Kennedy at the time of his retirement (see page 83 for additional details), and in order to provide Mr. Kennedy with the benefit of the equity award vesting that he generally would have received had there been a need for him to continue service with RTX through the second anniversary of the Merger as originally contemplated per the terms of his employment agreement, the Committee agreed to give Mr. Kennedy retirement vesting treatment for the remainder of his legacy Raytheon Company equity awards and for his 2021 RTX LTI awards. The amounts shown reflects the incremental fair value resulting from this grant modification, pursuant to accounting guidance prescribed under FASB ASC Topic 718, which in accordance with SEC rules is reportable as compensation. The incremental fair value is determined by comparing the aggregate fair value of the awards immediately before and after the modification. The assumptions made in the valuation of these awards are set forth in Note 21: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2021 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
G. Hayes
2/8/2021	-	181,900(6)	$72.49	2/7/2031	40,988(8)	$3,527,427	240,040	$20,657,842
2/4/2020	-	430,050(6)	$90.73	2/3/2030	78,408(8)	$6,747,792	-	-
2/5/2019	-	541,357(7)	$71.62	2/4/2029	114,320(9)	$9,838,379	-	-
1/2/2018	271,521	-	$76.00	1/1/2028	-	-	-	-
1/3/2017	128,541	-	$82.35	1/2/2027	-	-	-	-
1/4/2016	224,734	-	$71.01	1/3/2026	-	-	-	-
1/2/2015	140,884	-	$85.47	1/1/2025	-	-	-	-
1/2/2014	60,865	-	$83.58	1/1/2024	-	-	-	-
N. Mitchill, Jr.
4/26/2021	-	16,900(6)	$81.00	4/25/2031	3,772(8)	$324,618	22,230	$1,913,114
2/8/2021	-	18,900(6)	$72.49	2/7/2031	8,482(8)	$729,961	16,560	$1,425,154
2/4/2020	-	52,280(6)	$90.73	2/3/2030	9,947(8)	$856,039	-	-
2/5/2019	-	46,377(7)	$71.62	2/4/2029	10,287(9)	$885,299	-	-
2/5/2019	-	-	-	-	15,046(10)	$1,294,859	-	-
1/2/2018	19,394	-	$76.00	1/1/2028	-	-	-	-
2/13/2017	-	-	-	-	17,161(11)	$1,476,876	-	-
1/3/2017	8,938	-	$82.35	1/2/2027	-	-	-	-
1/4/2016	11,236	-	$71.01	1/3/2026	-	-	-	-
1/2/2015	5,873	-	$85.47	1/1/2025	-	-	-	-
9/2/2014	9,023	-	$81.02	9/1/2024	-	-	-	-

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    69

COMPENSATION TABLES | OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
M. Dumais
2/8/2021	-	43,900(6)	$72.49	2/7/2031	9,896(8)	$851,650	57,940	$4,986,316
2/14/2020	-	99,501(6)	$91.00	2/13/2030	18,063(8)	$1,554,502	-	-
2/5/2019	-	124,798(7)	$71.62	2/4/2029	26,410(9)	$2,272,845	-	-
2/5/2019	-	-	-	-	15,046(10)	$1,294,859	-	-
1/2/2018	73,361	-	$76.00	1/1/2028	-	-	-	-
1/3/2017	35,327	-	$82.35	1/2/2027	-	-	-	-
1/4/2016	67,250	-	$71.01	1/3/2026	-	-	-	-
1/2/2015	31,496	-	$85.47	1/1/2025	-	-	-	-
1/2/2014	26,814	-	$83.58	1/1/2024	-	-	-	-
8/15/2012	-	-	-	-	28,151(11)	$2,422,675	-	-
C. Calio
2/8/2021	-	43,900(6)	$72.49	2/7/2031	9,896(8)	$851,650	57,940	$4,986,316
2/4/2020	-	91,912(6)	$90.73	2/3/2030	17,585(8)	$1,513,365	-	-
2/5/2019	-	54,810(7)	$71.62	2/4/2029	30,083(10)	$2,588,943	-	-
2/5/2019	-	-	-	-	11,933(9)	$1,026,954	-	-
1/2/2018	31,199	-	$76.00	1/1/2028	-	-	-	-
1/18/2017	-	-	-	-	17,161(11)	$1,476,876	-	-
1/3/2017	8,938	-	$82.35	1/2/2027	-	-	-	-
1/4/2016	11,236	-	$71.01	1/3/2026	-	-	-	-
1/2/2015	4,767	-	$85.47	1/1/2025	-	-	-	-
1/2/2014	4,000	-	$83.58	1/1/2024	-	-	-	-
1/2/2013	5,022	-	$62.41	1/1/2023	-	-	-	-
S. Timm
2/8/2021	-	43,900(6)	$72.49	2/7/2031	9,896(8)	$851,650	57,940	$4,986,316
2/20/2020	-	-	-	-	11,528(11)	$992,100	-	-
2/4/2020	-	84,323(6)	$90.73	2/3/2030	15,987(8)	$1,375,841	-	-
7/2/2019	-	21,249(12)	$78.25	7/1/2029	-	-	-	-
2/5/2019	-	7,420(7)	$71.62	2/4/2029	2,600(8)	$223,756	-	-
2/5/2019	-	-	-	-	1,895(9)	$163,084	-	-
T. Kennedy
2/8/2021	-	131,700(6)	$72.49	2/7/2031	29,678(8)	$2,554,089	173,820	$14,958,949
3/25/2020	-	-	-	-	64,988(13)	$5,592,867	-	-
1/29/2020	-	-	-	-	62,085(14)	$5,343,035	-	-
3/20/2019	-	-	-	-	34,842(13)	$2,998,503	-	-
1/30/2019	-	-	-	-	94,292(14)	$8,114,770	-	-
3/21/2018	-	-	-	-	16,092(13)	$1,384,878	-	-

70    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(1)	The exercise price of each SAR is set equal to the NYSE closing price of RTX Common Stock on the grant date. However, for SARs granted prior to April 3, 2020, exercise prices shown were adjusted upon the spinoffs of Carrier and Otis, in accordance with plan rules and the Employee Matters Agreement, as amended.
(2)	RSUs, including any legacy UTC and RTN RSUs and PSUs that were converted to RTX RSUs upon the April 3, 2020 spinoffs of Carrier and Otis and the Merger.
(3)	Calculated by multiplying the number of unvested RSUs by $86.06, the NYSE closing price of RTX Common Stock on the last trading day of 2021.
(4)	PSUs scheduled to vest following the three-year performance/time-based vesting period, subject to Company performance relative to pre-established performance goals and the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. PSUs are settled following the Committee’s certification of performance achievement levels. Pursuant to SEC rules, the number of shares shown with respect to PSU awards granted in 2021 assumes maximum-level performance, based on vesting estimates as of December 31, 2021.
(5)	Calculated by multiplying the number of unvested PSUs by $86.06, the NYSE closing price of RTX Common Stock on the last trading day of 2021.
(6)	SARs scheduled to vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations.
(7)	SARs that vested on February 5, 2022.
(8)	RSUs scheduled to vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs. RSUs granted on February 5, 2019 vested on February 5, 2022.
(9)	UTC PSUs that converted to RTX RSUs upon the spinoffs of Carrier and Otis on April 3, 2020 and vested on February 5, 2022. Performance was measured upon the spinoffs and a performance factor was applied to the pre-spinoff portion of the award, with target performance applied to the post-spinoff portion of the award in calculating the conversion to RTX RSUs.
(10)	Retention RSU award that vested on February 5, 2022.
(11)	ELG RSUs granted upon the executive’s appointment to the ELG, which vest in the event of a qualifying separation (as defined under the ELG program and detailed on pages 62-63), death or disability. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs.
(12)	Retention SAR award that will vest on July 2, 2022, subject to continued employment or upon death, disability or qualifying separation within two years of a change-in-control.
(13)	RTN RSUs originally granted under the legacy RTN 2019 and 2010 Stock Plans that were converted to RTX RSUs on April 3, 2020 (the closing date of the Merger), in accordance with the terms of the Merger Agreement. These RSUs were awarded to employees who, at the time of grant had met certain retirement conditions (i.e., age 60 or greater and 10 or more years of service). These RSUs vest in three annual installments on the second, third and fourth anniversaries of the grant dates and pay cash dividends during the vesting period. Under the terms of these awards, upon Mr. Kennedy’s retirement from the Company, the awards continue to vest into retirement, subject to his compliance with certain post-employment restrictive covenants, including a non-competition covenant.
(14)	RTN PSUs originally granted under the legacy RTN 2019 and 2010 Stock Plans that were converted to RTX RSUs on April 3, 2020 (the closing date of the Merger), in accordance with the terms of the Merger Agreement. For the 2019 RTN PSUs, performance was measured upon the Merger and a performance factor was applied prior to their conversion into RTX RSUs. For the 2020 RTN PSUs, a target performance factor was applied prior to the conversion into RTX RSUs. During the vesting period, these awards accrue dividend equivalents that are paid in cash at the time of vesting. Under the terms of these awards, Mr. Kennedy had met the criteria for favorable retirement vesting treatment (i.e., age 55 or greater with 10 or more years of service). As a result, Mr. Kennedy would have received pro-rata vesting following his retirement from the Company. However, as detailed on page 83, the Committee provided Mr. Kennedy full vesting of the PSUs, subject to a 6-month delay in settlement required under IRC Section 409A.

Upon the spinoffs of Carrier and Otis that occurred on April 3, 2020, vested UTC SARs were adjusted and converted into vested SARs of RTX (as shown in the Outstanding Equity Awards at Fiscal Year-End table on pages 69-70), Carrier and Otis. Both the number of outstanding SARs and the exercise price of each award were adjusted at the time of the spinoffs to reflect the post-spinoff stock prices of the three companies. The table below shows the outstanding Carrier and Otis SARs held by our legacy UTC NEOs as of fiscal year-end.

	Carrier SARs			Otis SARs
Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date
M. Dumais
1/3/2017	35,327	$18.53	1/2/2027	17,663	$58.66	1/2/2027
1/4/2016	62,250	$15.98	1/3/2026	20,625	$50.58	1/3/2026
N. Mitchill, Jr.
1/3/2017	8,938	$18.53	1/2/2027	4,469	$58.66	1/2/2027
1/4/2016	-	-	-	5,618	$50.58	1/3/2026
1/2/2015	-	-	-	2,936	$60.88	1/1/2025

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    71

COMPENSATION TABLES | OPTIONS EXERCISED AND STOCK VESTED

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
G. Hayes	-	-	131,876	$9,081,966
N. Mitchill, Jr.	-	-	9,560	$654,191
M. Dumais	34,476	$792,000	43,354	$3,102,675
C. Calio	-	-	15,022	$1,027,955
S. Timm	-	-	-	-
T. Kennedy(5)	-	-	608,309	$51,480,627
A. O’Brien III(5)	-	-	124,970	$9,380,983
(1)	RTX SARs exercised during 2021.
(2)	Calculated by multiplying the number of RTX SARs exercised by the difference between the market price of RTX Common Stock on the exercise date and the exercise price of the award. During 2021, Mr. Hayes exercised 555,024 Carrier SARs for a gain of $18,734,066 and 277,511 Otis SARs for a gain of $9,887,244. Mr. Mitchill exercised 26,132 Carrier SARs for a gain of $982,628 and 4,511 Otis SARs for a gain of $121,047. Mr. Dumais exercised 36,496 Carrier SARs for a gain of $1,016,703 and 42,155 Otis SARs for a gain of $989,613. Mr. Calio exercised 24,941 Carrier SARs for a gain of $1,006,591 and 16,981 Otis SARs for a gain of $624,239. These values are not included in the table above.
(3)	Restricted Stock Awards (granted by legacy RTN prior to the Merger) and RSUs (including legacy RTN and UTC PSUs that converted to RTX RSUs upon the spinoffs of Carrier and Otis and the Merger) that vested in 2021. Amounts include any shares that were withheld to cover U.S. Social Security and Medicare taxes due during the year as a result of the executive attaining retirement-eligible status under terms of the award.
(4)	Calculated by multiplying the number of vested stock awards by the market price of RTX Common Stock on the vest date, except for awards detailed in footnote (5) below.
(5)	These amounts also include the value of stock awards that vested (or remain eligible to vest subject to the Company’s performance) upon Messrs. Kennedy and O’Brien’s separation from the Company. Awards are valued using the closing stock price on the separation date of June 1, 2021 ($88.99) for Mr. Kennedy and April 7, 2021 ($77.60) for Mr. O’Brien. Values shown for the 2021 PSUs reflect maximum-level performance based on estimated performance as of December 31, 2021; however, actual vesting will be based on performance through 2023. RSU awards were subject to a 6-month delay in settlement as a result of IRC Section 409A.

Pension Benefits

LEGACY UTC PENSION BENEFITS

Overview of Plans. The Company maintains the following legacy UTC frozen pension plans:

●	UTC Pension Plan: A tax-qualified, defined benefit plan subject to IRC provisions that recognized pay and annual retirement benefits up to IRC limits through the plan freeze date of December 31, 2019. This plan was formerly known as the UTC Employee Retirement Plan.
●	UTC Pension Preservation Plan (“PPP”): An unfunded, nonqualified defined benefit plan that mirrors the benefit formula, retirement eligibility and vesting provisions of the UTC Pension Plan, but provides benefits that could not be accrued under the UTC Pension Plan due to IRC limits.

Eligibility and Pension Formulas. Over the years, as the competitive market has evolved, the eligible employee population and the pension benefit formula used under these plans have changed. Benefit accruals earned under the UTC Pension Plan and PPP are therefore dependent upon when the employee was hired and which pension formula—the Final Average Earnings (“FAE”) or the Cash Balance formula—was applicable at the time of the accrual. See the following page for an explanation of each formula.

Both plans were closed to new participants hired on or after January 1, 2010. For employees hired prior to January 1, 2010, effective December 31, 2014, the FAE formula was frozen and these employees transitioned to a Cash Balance formula. This formula was then closed on December 31, 2019, other than with respect to interest credits on Cash Balance accounts. Beginning January 1, 2020, actively employed pension plan participants became eligible for equivalent age-based company contributions into legacy UTC’s defined contribution plans (i.e., the qualified UTC Employee Savings Plan and the nonqualified UTC Company Automatic Contribution Excess Plan).

72    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | PENSION BENEFITS

The table below summarizes the status of accruals earned under the legacy UTC pension plans:

Accruals Earned under Legacy UTC’s Pension Plans
Eligible Employees	Prior to 2015	Between 2015 and 2019	2020 and later
Hired prior to July 1, 2002	FAE formula	Cash Balance formula	No further Cash Balance pay credits, defined contribution plan benefits only
Hired on or after July 1, 2002 and prior to January 1, 2010	Cash Balance formula	Cash Balance formula	No further Cash Balance pay credits, defined contribution plan benefits only
Hired on or after January 1, 2010	No pension benefit, defined contribution plan benefits only	No pension benefit, defined contribution plan benefits only	No pension benefit, defined contribution plan benefits only
●	FAE formula: Under this formula, the legacy UTC pension plans provided an annual benefit equal to 2% of an employee’s earnings (defined below) for each year of service up to a maximum of 20 years, plus 1% of earnings for each year of service thereafter, minus 1.5% of the employee’s Social Security benefit for each year of service (up to a maximum 50% offset of the annual Social Security benefit). Earnings recognized under this formula consisted of the highest average annual base salary and annual incentive awards received over any consecutive five-calendar-year period ending on or before December 31, 2014.
●	Cash Balance formula: The Cash Balance formula credited a participant’s account with two types of credits—pay credits and interest credits. Pay credits ranged from 3% to 8% of base salary and annual incentives, depending on the participant’s age. Interest credits are based on 30-year U.S. Treasury bond yields and are subject to annual adjustments but cannot fall below 3.8%.

Other formulas used: For Mr. Hayes, benefits shown in the table on page 75 also include amounts accrued under a different formula used in a predecessor Sundstrand pension plan that was merged into legacy UTC’s pension plans, upon UTC’s acquisition of Sundstrand Corporation in 1999. Benefits shown for Mr. Timm are based on the formula under the frozen Rockwell Collins qualified pension plan that was merged into the UTC Pension Plan on December 31, 2018.

Distribution Options. Plan participants may elect the following distribution options:

Plan	FAE Benefit Formula		Cash Balance Benefit Formula
UTC Pension Plan	●	Lump-sum payment	●	Lump-sum payment
	●	Annuity payments	●	Annuity payments
UTC Pension Preservation Plan	●	Lump-sum* payment	●	Lump-sum* payment
	●	Annuity payments	●	Annuity payments
	●	Two- to 10-year annual installments	●	Two- to 10-year annual installments
*	Uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years. This non-taxable investment index is intended to yield an after-tax income stream on the net after-tax proceeds reinvested in tax-free bonds that are comparable to a more tax-efficient annuity distribution.

Retirement. The normal retirement age under both the FAE and the Cash Balance benefit formulas is 65. Early retirement benefits are available under the FAE formula beginning at age 55 with at least 10 years of service. The value of the Cash Balance account is not impacted by an employee’s age at retirement. As of December 31, 2021, Messrs. Hayes and Dumais were eligible for early retirement under the FAE formula.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    73

COMPENSATION TABLES | PENSION BENEFITS

LEGACY RTN PENSION BENEFITS

Overview of Plans. The Company maintains the following legacy RTN pension plans:

●	Raytheon Company Pension Plan for Salaried Employees (“RTN Salaried Pension Plan”): A tax-qualified, defined benefit pension plan subject to IRC provisions that, as of December 31, 2021, limit recognized annual compensation to $290,000 and annual retirement benefits to $230,000.
●	Raytheon Company Retirement Plan (“RTN Retirement Plan”): A tax-qualified, defined benefit pension plan, that covers employees who were part of Raytheon Company’s 1997 acquisition of Hughes Aircraft, and is subject to IRC provisions that, as of December 31, 2021, limit recognized annual compensation to $290,000 and annual retirement benefits to $230,000.
●	Raytheon Company Parity Pension Plan (“RTN Parity Pension Plan”): An unfunded, nonqualified excess pension plan that provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation and benefit limits imposed by the IRC. The plan features are generally the same as the features of the qualified plan, except that benefits are offset by the qualified plan benefit, and the forms of payment are subject to certain IRC restrictions.
●	Raytheon Company Supplemental Executive Retirement Plan (“RTN SERP”): An unfunded, nonqualified pension plan for eligible senior executives, designed to replicate, but not exceed, the retirement benefit that a mid-career person joining the Company would have achieved under the qualified and excess pension plans had such person begun their career with the Company.

Eligibility. Employees hired prior to January 1, 2007 remain eligible to participate in the RTN Salaried Pension Plan or RTN Retirement Plan and the RTN Parity Pension Plan. Select senior executives are eligible for the RTN SERP.

Pension Formulas. Under the RTN Salaried Pension Plan, benefits are based on an FAE formula of 1.8% for each of the first 20 years of credited service and 1.2% for each year of credited service thereafter, reduced by the same percentage of the employee’s estimated primary Social Security benefit. FAE is defined as the average of the 60 highest consecutive months of compensation (base salary and annual incentive awards) in the final 120 months of employment.

For the RTN Retirement Plan, the contributory portion requires employee contributions of 3% of covered earnings. For each year of credited service, the pension under the contributory portion is based on a FAE formula of 1.75% for each year of credited service, reduced by 1.5% of the employee’s estimated Social Security benefit at age 65, reduced and limited to 50% of the Social Security benefit. FAE is defined as the average of compensation (base salary and annual incentive awards) in the highest five 12-month periods out of the last ten 12-month periods of employment. The retiree benefit from the contributory part of the Plan is subject to an annual cost-of-living adjustment.

Benefits under the RTN SERP provide a pension of 35% of the FAE after 10 years of service and, at age 55, increases by 3% of the FAE for every additional year of service up to a maximum of 50% of the FAE. Amounts payable under this plan are offset by amounts payable under other Company pension plans, any prior employer plan, and Social Security.

Effective December 31, 2022, the FAE benefits under these plans will freeze and participants will begin to accrue benefits under a new Cash Balance formula that will provide an annual pay and interest credit. Service will continue under the RTN SERP benefit after December 31, 2022, but the FAE used to determine the benefit prior to any offsets will freeze.

Distribution Options. Both married and single participants can elect actuarially equivalent monthly life annuity forms of payment. The RTN Retirement Plan also includes certain options such as the 5-year certain option. Under the RTN Parity Plan, the 5-year certain option is the designated form of payment for participants covered under the RTN Retirement Plan.

Retirement. The normal retirement age under the legacy RTN pension plans is 65. Early retirement benefits are available beginning at age 55 with 10 years of service. Under the RTN Salaried Plan, benefits are reduced for early retirement prior to age 60. Under the RTN Retirement Plan, early benefits are unreduced if commencing when age and service totals at least 75. Otherwise, early retirement benefits are actuarially reduced from age 65. Both Messrs. Kennedy and O’Brien were eligible for early retirement under the plans.

74     RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
G. Hayes(2)	UTC Pension Plan	30	$1,859,291	-
	UTC Pension Preservation Plan	30	$15,159,655	-
	Total		$17,018,946	-
N. Mitchill, Jr.(3)	UTC Pension Plan	-	$0	-
	UTC Pension Preservation Plan	-	$0	-
	Total		$0	-
M. Dumais(2)	UTC Pension Plan	21	$1,109,266	-
	UTC Pension Preservation Plan	21	$3,052,390	-
	Total		$4,161,656	-
C. Calio(2)	UTC Pension Plan	14	$316,596	-
	UTC Pension Preservation Plan	14	$268,545	-
	Total		$585,141	-
S. Timm(4)	UTC Pension Plan	10	$289,511	-
	UTC Pension Preservation Plan	-	$0	-
	Total		$289,511	-
T. Kennedy(5)	RTN Retirement Plan	31	$2,806,868	-$172,801
	RTN Parity Pension Plan	31	$56,019,773	-$6,114,602
	Total		$58,826,641	-$6,287,403
A. O’Brien III(6)	RTN Salaried Pension Plan	34	$1,717,406	-$55,497
	RTN Parity Pension Plan	34	$11,169,294	-$271,653
	RTN SERP	35	$1,694,367	-$53,672
	Total		$14,581,067	-$380,822
(1)	The assumptions used to determine the present value of the accumulated pension benefit under pension plans are described in the pension assumptions section of Note 11: Employee Benefit Plans, to the Consolidated Financial Statements in RTX’s 2021 Form 10-K, including discount rates ranging from 2.72% to 3.00% for the various pension plans and mortality table of Pri-2012 with a plan specific adjustment and MP-2021 to project future improvements.
(2)	The following additional assumptions are also used to determine the present value of the accumulated pension benefit under the legacy UTC pension plans: (i) the NEOs are assumed to retire at age 62 for FAE benefits, the earliest date they can retire without a reduction of benefits due to age, and age 65 for Cash Balance benefits; (ii) projected lump-sum payments under the PPP are calculated using a lump-sum interest rate of 1.7% for Mr. Hayes (age 62 in 2022), and 4.0% for Mr. Dumais; (iii) unless an NEO elected another form of benefit payment, the amounts shown assume the following form of payment: (a) 70% in a monthly annuity and 30% in a lump-sum payment for benefits accrued under the FAE formula of the UTC Pension Plan; (b) a lump-sum payment for benefits accrued under the Cash Balance formula of the UTC Pension Plan; and (c) a lump-sum payment for benefits accrued under the PPP. With respect to (ii) above, the PPP lump-sum interest rate used for Mr. Hayes differs from the rate used for other participants because the current low-interest rate environment will still have an influence on his rate.
(3)	Mr. Mitchill was hired after January 1, 2010, and therefore, does not participate in the legacy UTC pension plans.
(4)	The present value of the accumulated benefits shown for Mr. Timm is based on benefits earned under the legacy Rockwell Collins qualified defined benefit pension plan, which was frozen in 2006 and has since merged into the equivalent UTC Pension Plan. The number of years of credited service reflects the years of service he had when the plan was frozen. Benefit calculations are based on age, years of service, and average annual base salary and annual incentives. All of Mr. Timm’s nonqualified pension benefits were previously distributed to him upon UTC’s acquisition of Rockwell Collins in a lump-sum payment in accordance with the change-in-control provisions in that plan. The following additional assumptions are also used: (i) retirement at age 62, the earliest date Mr. Timm can retire without a reduction of benefits due to age; and (ii) 100% life annuity for benefits under the plan.
(5)	Following Mr. Kennedy’s June 1, 2021 retirement from the Company, he began to receive benefit payments under the RTN Retirement Plan and the RTN Parity Pension Plan.
(6)	Following Mr. O’Brien’s April 7, 2021 separation from the Company, he began to receive benefit payments under the RTN Salaried Pension Plan, the RTN Parity Pension Plan and the RTN SERP.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    75

COMPENSATION TABLES | NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation

RTX offers various nonqualified deferred compensation plans, as shown below. Eligibility to participate in these plans depends on the NEO’s legacy company. Further, some of our NEOs have account balances in plans from companies previously acquired by our legacy companies; these plans have since been closed to future contributions. The below table provides a description of the plans that are currently active:

Plan Name	Description
UTC Savings Restoration Plan (“SRP”)	An unfunded, nonqualified deferred compensation arrangement that offers legacy UTC participants the opportunity to defer up to 6% of pay (base salary and annual incentives) above the annual IRC compensation limit ($290,000 in 2021) applicable to the tax-qualified UTC Employee Savings Plan. Using the UTC Employee Savings Plan’s matching contribution formula, the SRP credits matching contributions equal to 60% of the amount deferred by the executive in the form of RTX deferred stock units. Participants are vested in their own deferrals and vest in the Company match upon the earlier of three years of service or two years in the Plan. SRP balances may be distributed at the election of the participant in a lump-sum payment or in annual installments over periods ranging from two to 15 years. Employee deferrals are distributed in cash and the Company match is distributed in shares of RTX Common Stock.
UTC Company Automatic Contribution Excess Plan (“CACEP”)	An unfunded, nonqualified deferred compensation arrangement that provides legacy UTC participants with age- based Company automatic contributions (ranging from 3% to 5.5% of salary and annual incentives for those hired on or after January 1, 2010) on compensation that exceeds the IRC limits applicable to the tax-qualified UTC Employee Savings Plan. Participants are vested in Company contributions upon the earlier of three years of service or two years in the Plan. CACEP balances are distributed in cash, in a lump-sum payment or in annual installments over periods ranging from two to 15 years per the participant’s election. The Plan also provides missed matching contributions for employees whose compensation has not reached the annual IRC compensation limit, but whose contributions to the UTC Employee Savings Plan are limited by the IRC’s annual contributions limit ($58,000 in 2021).
Effective January 1, 2020, employees hired prior to January 1, 2010, stopped accruing pay credits into legacy UTC pension plans and instead began to receive an age-based Company automatic contribution (ranging from 3% to 8% of salary and annual incentives) into the CACEP for amounts above the IRC limits applicable to the qualified UTC Employee Savings Plan.
UTC Deferred Compensation Plan (“UTC DCP”)	An unfunded, nonqualified deferred compensation arrangement that offers legacy UTC participants the opportunity to defer up to 50% of base salary and up to 70% of annual incentives until retirement or a future date selected by the executive (which may be no earlier than five years from the date the election was made). All distributions are made in cash, either in a lump-sum or in two to 15 annual installments per the participant’s election. If a participant’s employment terminates before they attain age 50, all balances are paid as a lump-sum in the April following separation.
UTC LTIP PSU Deferral Plan	An unfunded, nonqualified deferred compensation arrangement that offers legacy UTC participants the ability to defer between 10% and 100% of their vested PSU awards that would otherwise be settled in unrestricted shares of RTX Common Stock. The deferred portion of the PSU award is converted into deferred stock units that accrue dividend equivalents. Distributions from the plan are made in a lump-sum or in two to 15 annual installments, either upon retirement or at a future date selected by the participant (which may be no earlier than five years from the year the PSUs are deferred). Distributions are made in whole shares of RTX Common Stock with any fractional units paid in cash.
Raytheon Company Deferred Compensation Plan (“RTN DCP”)	An unfunded, nonqualified deferred compensation arrangement that that allows legacy RTN employees, who are projected to reach the IRC compensation limit, the ability to defer between 3% and 50% of their base salary in excess of the IRC compensation limit, and between 3% and 90% of their annual incentive awards, and receive tax- deferred returns on those deferrals. The Company also matches up to 4% of deferrable compensation once the IRC compensation limit is exceeded. All distributions are made in cash, either in a lump-sum, or in 5, 10 or 15 annual installments per the participant’s election.

76    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)(4)
G. Hayes	UTC CACEP	$0	$304,800	$92,279	$0	$889,090
	UTC DCP(5)	$0	$0	$148,668	-$504,962	$572,655
	UTC SRP	$80,000	$137,160	$1,349,363	$0	$6,451,924
	Sundstrand Corporation Deferred Compensation Plan(6)	$0	$0	$24,663	$0	$663,937
N. Mitchill, Jr.	UTC CACEP	$0	$48,530	$7,347	$0	$251,457
	UTC SRP	$39,136	$34,942	$86,796	$0	$614,973
M. Dumais	UTC CACEP	$0	$122,365	$11,892	$0	$289,774
	UTC SRP	$43,850	$53,370	$144,099	$0	$1,596,181
C. Calio	UTC CACEP	$0	$73,325	$4,403	$0	$168,191
	UTC SRP	$37,250	$37,710	$51,824	$0	$397,194
S. Timm	Rockwell Collins Non-Qualified Savings Plan(7)	$0	$0	$7,649	$0	$47,427
	UTC CACEP	$0	$57,348	$11,211	$0	$113,149
	UTC SRP	$37,731	$37,537	$6,029	$0	$81,297
T. Kennedy	RTN DCP	$359,179	$143,672	$1,865,096	$0	$10,525,729
	RTN Excess Savings Plan(8)	$0	$0	$62,929	$0	$290,602
A. O’Brien III	RTN DCP	$46,473	$41,797	$35,003	$0	$1,126,122
	RTN Excess Savings Plan(8)	$0	$0	$79,502	$0	$644,121
(1)	Amounts shown are included in the Salary and Bonus columns of the Summary Compensation Table on page 66.
(2)	Amounts shown are included in the All Other Compensation column of the Summary Compensation Table on page 66.
(3)	Amounts shown reflect hypothetical investment returns (less fees, if applicable) to accounts based on fixed income, bond and equity indices selected by the participant. Participants also may elect RTX stock units with dividend reinvestments (except for the CACEP and the Sundstrand Corporation Deferred Compensation Plan). These returns do not constitute above-market earnings, except for $9,751 credited to Mr. Hayes under the frozen Sundstrand Corporation Deferred Compensation Plan. This amount is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 66.
(4)	The sum of contributions (by both the executive and RTX) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: $3,791,337 (Mr. Hayes); $269,935 (Mr. Mitchill); $314,450 (Mr. Dumais); $41,535 (Mr. Timm), and $55,304 (Mr. O’Brien).
(5)	Mr. Hayes received an in-service distribution during the year on amounts previously deferred into the legacy UTC Deferred Compensation Plan, per his distribution elections.
(6)	Mr. Hayes maintains an account balance in the frozen Sundstrand Corporation Deferred Compensation Plan, which was assumed by the Company upon the acquisition of Sundstrand Corporation in 1999.
(7)	Mr. Timm maintains an account balance in the frozen Rockwell Collins Non-Qualified Savings Plan, which was assumed by the Company upon the acquisition of Rockwell Collins in 2018.
(8)	Messrs. Kennedy and O’Brien maintain an account balance in the legacy Raytheon Company Excess Savings Plan, which was frozen effective March 15, 2008.

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COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments upon Termination or Change-in-Control

As a result of the Merger of UTC and RTN that closed on April 3, 2020, benefits provided to most of our NEOs upon separation from the Company vary depending upon each NEO’s legacy company. The table below outlines the plans and/or agreements that apply to each NEO as of year-end and the periods for which they are in effect.

NEO	Plan or Agreement	Expiration Date
G. Hayes	Employment agreement (as amended) between the Company and Mr. Hayes	April 3, 2023 (3 years from the Merger)
N. Mitchill, Jr.	UTC Merger Severance Plan for Corporate Office Executives and Other Key Employees	April 3, 2022 (2 years from the Merger)
M. Dumais	UTC Merger Severance Plan for Corporate Office Executives and Other Key Employees	April 3, 2022 (2 years from the Merger)
C. Calio	Standard RTX Executive Leadership Group agreement	No expiration date
S. Timm	Standard RTX Executive Leadership Group agreement	No expiration date
T. Kennedy	Employment agreement (as amended) between the Company and Mr. Kennedy	April 3, 2022 (2 years from the Merger)
A. O’Brien III	Raytheon Company Change-in-Control Agreement and Raytheon Company Enhanced Severance Plan for Senior Leadership Team Members	April 3, 2022 (2 years from the Merger)

Following the expiration of the agreements and plans applicable to them, Messrs. Hayes, Mitchill, and Dumais will resume coverage under the Company’s standard ELG separation benefits and in the case of Mr. Hayes, the legacy UTC Senior Executive Severance Plan would also apply in the case of a future change-in-control event. These programs are described in detail on pages 62-63.

GREGORY J. HAYES

Employment Agreement. When UTC and RTN agreed to an all-stock “merger of equals” (with UTC as the surviving company for legal purposes), UTC entered into an employment agreement with Mr. Hayes. This agreement became effective upon the Merger and will expire on its third anniversary or an earlier termination of employment.

During the term of the agreement, Mr. Hayes will receive an annual base salary of no less than $1.6 million (which may be increased from time to time for merit adjustments), and a target annual incentive opportunity of 200% of base salary (equal to Mr. Kennedy’s target prior to the Merger).

Under the agreement, Mr. Hayes also is subject to a permanent confidentiality covenant, a one-year non-competition covenant, and a two-year customer and employee non-solicitation covenant. In the event of Mr. Hayes’ termination of employment during the term of the agreement by the Company without cause or by Mr. Hayes for good reason (both terms are defined in the agreement, as amended), he will be entitled to receive (subject to execution of a release of claims in favor of the Company):

●	A lump-sum cash severance payment equal to three times the sum of (a) his annual base salary, and (b) the greater of his 2019 annual incentive award or his target annual incentive award for the year of termination;
●	A pro-rated target annual incentive award for the year of termination;
●	Treatment of his termination as a retirement for purposes of his outstanding LTI awards, and a waiver of any minimum holding period that would otherwise be a condition to vest upon retirement; and
●	Up to one year of health and welfare benefit coverage continuation, with premiums paid by the Company.

78    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If Mr. Hayes separates from the Company during the three-year term of this agreement, he will receive severance benefits under this agreement but no severance benefits under his ELG agreement or under the legacy UTC Senior Executive Severance Plan (applicable only in the event of a “change-in-control” of RTX). If he separates after this agreement has expired, he will be eligible for severance benefits under his ELG agreement (as detailed on page 62) or his legacy UTC Senior Executive Severance Plan (in the case of an RTX change-in-control, as detailed on page 63).

The table below shows the estimated value of payments and benefits that Mr. Hayes would have been entitled to receive had his employment terminated on December 31, 2021, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation (without Good Reason)(3)	Voluntary Separation (with Good Reason)(2)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$17,400,000	$0	$17,400,000	$17,400,000
Pension(6)	$0	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$33,724	$0	$33,724	$33,724
Financial Planning	$0	$0	$0	$0	$0
Outplacement	$0	$0	$0	$0	$0
Option Awards(8)	$0	$10,285,578	$7,817,195	$10,285,578	$10,285,578
Stock Awards(8)	$0	$40,771,441	$16,586,172	$40,771,441	$40,771,441
Total	$0	$68,490,743	$24,403,367	$68,490,743	$68,490,743
(1)	All outstanding LTI awards would forfeit and no severance would be payable upon involuntary termination for cause.
(2)	During the three-year term of Mr. Hayes’ employment agreement (as amended), all outstanding LTI awards as of the date of separation would vest (or in the case of PSUs, remain eligible to vest subject to Company performance through the end of the performance period) upon involuntary termination (without cause) or voluntary separation (with good reason).
(3)	As of December 31, 2021, Mr. Hayes had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation (without good reason) from the Company, his annual LTIP awards would receive beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (1) unvested SAR and RSU awards would vest; and (2) PSUs (that converted to RSUs upon the spinoffs of Carrier and Otis) would remain eligible to vest on the original vesting date. Awards outstanding for less than one year would forfeit in the case of a voluntary separation (without good reason) from the Company.
(4)	During the term of Mr. Hayes’ employment agreement (as amended), in the event of a qualifying termination following an RTX change-in-control, Mr. Hayes would receive the same severance, benefits and LTI treatment that he would receive upon an involuntary separation (without cause) or a voluntary separation (with good reason), except that the 2021 PSUs would vest in accordance with the RTX LTIP, at the greater of actual or target performance.
(5)	In accordance with Mr. Hayes’ employment agreement (as amended), amounts shown reflect cash severance that would be paid in the case of an involuntary (without cause) separation, a voluntary (with good reason) separation, or a qualifying separation within two years of an RTX change-in-control event.
(6)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable upon a separation from the Company can be found in the Pension Benefits table on page 75.
(7)	In accordance with Mr. Hayes’ employment agreement (as amended), amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on his current elections, in addition to the estimated cost for an executive physical.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2021 ($86.06). Where included, the 2021 PSUs assume maximum-level performance based on estimated performance as of December 31, 2021.

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COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

NEIL G. MITCHILL, JR., AND MICHAEL R. DUMAIS

UTC Merger Severance Plan for Corporate Office Executives and Other Key Employees. While the Merger was implemented as a “merger of equals,” as a legal matter, it did not constitute a change-in-control event under legacy UTC’s severance and long-term incentive plans. However, prior to the execution of the Merger Agreement, the legacy UTC Compensation Committee determined that continuity of management and continued focus on business performance would be imperative to ensure the successful execution of the Carrier and Otis spinoffs and the Merger transaction, as well as the post-Merger integration work. To help ensure that Corporate executives remained with the Company and retained this focus, the Committee adopted the United Technologies Corporation Merger Severance Plan for Corporate Office Executives and Other Key Employees (the “UTC Merger Severance Plan”). This plan became effective on April 3, 2020 (the Merger close date) and will expire on the second anniversary of the Merger. It provides severance protections for Corporate executives who may be impacted by job loss, diminution of duty or reduction in compensation as a result of the Merger.

Messrs. Mitchill and Dumais both participate in this plan. Under the terms of the plan, eligible executives whose employment is terminated without “cause” or who resign for “good reason” (both terms are defined in the plan) within two years of the Merger will be entitled to receive:

●	A lump-sum cash severance payment equal to two times the sum of the Officer’s annual base salary and target annual incentive award for the year of termination;
●	A pro-rated target annual incentive award for the year of termination;
●	Full vesting of all outstanding LTI awards as of the date of termination (with PSUs remaining eligible to vest, subject to performance results) and continued exercisability for vested SARs;
●	One year of health and welfare benefit coverage continuation, with premiums paid by the Company;
●	One year of outplacement services; and
●	One-year continuation of financial planning services.

To receive benefits under this plan, executives must execute a release of claims in favor of RTX, a one-year non-competition covenant and a two-year employee and customer non-solicitation covenant.

The table below shows the estimated value of payments and benefits that Mr. Mitchill would have been entitled to receive had his employment terminated on December 31, 2021, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation (without Good Reason)(3)	Voluntary Separation (with Good Reason)(2)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$3,360,000	$0	$3,360,000	$3,360,000
Pension(6)	$0	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$31,863	$0	$31,863	$31,863
Financial Planning(7)	$0	$13,500	$0	$13,500	$13,500
Outplacement(7)	$0	$4,300	$0	$4,300	$4,300
Option Awards(8)	$0	$1,011,671	$0	$1,011,671	$1,011,671
Stock Awards(8)	$0	$8,905,919	$0	$8,905,919	$8,905,919
Total	$0	$13,327,253	$0	$13,327,253	$13,327,253

(1)	All outstanding LTI awards would forfeit and no severance would be payable upon involuntary termination for cause.
(2)	During the two-year term of the UTC Merger Severance Plan, all outstanding LTI awards as of the date of separation would vest (or in the case of PSUs, remain eligible to vest subject to Company performance through the end of the performance period) upon involuntary termination (without cause) or voluntary separation (with good reason).
(3)	As of December 31, 2021, Mr. Mitchill had not attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation (without good reason) from the Company, all unvested awards would forfeit.
(4)	During the term of the UTC Merger Severance Plan, in the event of a qualifying termination following an RTX change-in-control, Mr. Mitchill would receive the same severance, benefits and LTI treatment he would receive upon an involuntary separation (without cause) or a voluntary separation (with good reason), except that the 2021 PSUs would vest in accordance with the RTX LTIP, at the greater of actual or target performance.

80    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

(5)	In accordance with the UTC Merger Severance Plan, amounts shown reflect cash severance that would be paid in the case of an involuntary (without cause) separation, a voluntary (with good reason) separation, or a qualifying separation within two years of an RTX change-in-control event.
(6)	Mr. Mitchill does not participate in the Company’s pension plans.
(7)	In accordance with the UTC Merger Severance Plan, amounts shown reflect the estimated cost for one-year continuation of health and welfare benefits (based on current elections), an annual executive physical, financial planning and outplacement services.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2021 ($86.06). Where included, the 2021 PSUs assume maximum-level performance based on estimated performance as of December 31, 2021.

The table below shows the estimated value of payments and benefits that Mr. Dumais would have been entitled to receive had his employment terminated on December 31, 2021, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation (without Good Reason)(3)	Voluntary Separation (with Good Reason)(2)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$3,344,000	$0	$3,344,000	$3,344,000
Pension(6)	$0	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$32,233	$0	$32,233	$32,233
Financial Planning(7)	$0	$13,500	$0	$13,500	$13,500
Outplacement(7)	$0	$4,300	$0	$4,300	$4,300
Option Awards(8)	$0	$2,397,806	$1,802,083	$2,397,806	$2,397,806
Stock Awards (8)	$0	$13,382,846	$3,827,346	$13,382,846	$13,382,846
Total	$0	$19,174,685	$5,629,430	$19,174,685	$19,174,685

(1)	All outstanding LTI awards would forfeit and no severance would be payable upon involuntary termination for cause.
(2)	During the two-year term of the UTC Merger Severance Plan, all outstanding LTI awards as of the date of separation would vest (or in the case of PSUs, remain eligible to vest subject to Company performance through the end of the performance period) upon involuntary termination (without cause) or voluntary separation (with good reason).
(3)	As of December 31, 2021, Mr. Dumais had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation (without good reason) from the Company, his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (1) SAR and RSU awards outstanding would vest; and (2) PSUs (that converted to RSUs upon the spinoffs of Carrier and Otis) would remain eligible to vest on the original vest date. Awards outstanding for less than one year, ELG RSUs and the retention RSUs granted to Mr. Dumais on February 5, 2019, which does not carry beneficial retirement treatment, would forfeit in the case of a voluntary separation (without good reason) from the Company.
(4)	During the term of the UTC Merger Severance Plan, in the event of a qualifying termination within two years of an RTX change-in-control, Mr. Dumais would receive the same severance, benefits and LTI treatment he would receive upon an involuntary separation (without cause) or a voluntary separation (with good reason), except that the 2021 PSUs would vest in accordance with the RTX LTIP, at the greater of actual or target performance.
(5)	In accordance with the UTC Merger Severance Plan, amounts shown reflect cash severance that would be paid in the case of an involuntary (without cause) separation, a voluntary (with good reason) separation, or a qualifying separation within two years of an RTX change-in-control event.
(6)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable upon a separation from the Company can be found in the Pension Benefits table on page 75.
(7)	In accordance with the UTC Merger Severance Plan, amounts shown reflect the estimated cost for one-year continuation of health and welfare benefits based on current elections, an annual executive physical, financial planning and outplacement services.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2021 ($86.06). Where included, the 2021 PSUs assume maximum-level performance based on estimated performance as of December 31, 2021.

CHRISTOPHER T. CALIO AND STEPHEN J. TIMM

ELG RSU Award. Upon Messrs. Calio’s and Timm’s appointment to the Executive Leadership Group (“ELG”), they were granted an ELG RSU award that will vest only upon a qualifying separation (as defined under the ELG program and detailed on pages 62-63), and upon the execution of an agreement containing post-employment restrictive covenants designed to protect the Company’s interests, including (i) non-competition; (ii) employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive, and proprietary information; and (v) post-termination cooperation.

RTX 2018 Long-Term Incentive Plan. Under the RTX LTIP, in the case of a qualifying termination (as defined in the plan) within two years following an RTX change-in-control event (as defined in the plan), all outstanding LTI awards (including ELG RSUs) would vest, with PSUs vesting at the greater of actual or target performance.

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COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The table below shows the estimated value of payments and benefits that Mr. Calio would have been entitled to receive had his employment terminated on December 31, 2021, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation (without Good Reason)(3)	Voluntary Separation (with Good Reason)(3)	Separation following a Change-in-Control(4)
Cash Payment	$0	$0	$0	$0	$0
Pension(5)	$0	$0	$0	$0	$0
Health & Welfare Continuation	$0	$0	$0	$0	$0
Financial Planning	$0	$0	$0	$0	$0
Outplacement	$0	$0	$0	$0	$0
Option Awards(6)	$0	$769,472	$0	$0	$1,387,179
Stock Awards(6)	$0	$3,442,175	$0	$0	$12,444,104
Total	$0	$4,211,647	$0	$0	$13,831,283

(1)	Outstanding LTI awards would forfeit upon involuntary termination for cause.
(2)	In the event of an involuntary separation (without cause), ELG RSUs would vest and outstanding awards held for at least one year, would be treated as follows: (1) SARs and RSUs would vest on a pro-rata basis; and (2) a pro-rata portion of PSUs (that converted to RSUs upon the spinoffs of Carrier and Otis) would remain eligible to vest on the original vesting date. Annual LTI awards outstanding for less than one year and the retention RSUs granted to Mr. Calio on February 5, 2019, which does not carry retirement treatment, would forfeit in the case of involuntary separation (without cause).
(3)	As of December 31, 2021, Mr. Calio had not attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation (with or without good reason) from the Company, all unvested awards would forfeit following separation.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including the 2021 PSUs, which would vest at the greater of actual or target performance.
(5)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable upon a separation from the Company can be found in the Pension Benefits table on page 75.
(6)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2021 ($86.06). Where included, the 2021 PSUs assume maximum-level performance based on estimated performance as of December 31, 2021.

The table below shows the estimated value of payments and benefits that Mr. Timm would have been entitled to receive had his employment terminated on December 31, 2021, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation (without Good Reason)(2)	Voluntary Separation (with Good Reason)(2)	Separation following a Change-in-Control(3)
Cash Payment	$0	$0	$0	$0	$0
Pension(4)	$0	$0	$0	$0	$0
Health & Welfare Continuation	$0	$0	$0	$0	$0
Financial Planning	$0	$0	$0	$0	$0
Outplacement	$0	$0	$0	$0	$0
Option Awards(5)	$0	$107,145	$107,145	$107,145	$868,822
Stock Awards(5)	$0	$1,762,681	$1,762,681	$1,762,681	$8,592,747
Total	$0	$1,869,826	$1,869,826	$1,869,826	$9,461,569

(1)	Outstanding LTI awards would forfeit upon involuntary termination for cause.
(2)	As of December 31, 2021, Mr. Timm had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause) or voluntary separation (with or without good reason), his annual LTIP awards would have received the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (1) SARs and RSUs would vest; and (2) PSUs (that converted to RSUs upon the spinoffs of Carrier and Otis) would remain eligible to vest on the original vesting date. Annual LTIP awards outstanding for less than one year, the ELG RSU award, and the retention SAR award granted to Mr. Timm on July 2, 2019, which does not carry beneficial retirement treatment, would forfeit in the case of involuntary (without cause) or voluntary (with or without good reason) separation from the Company.
(3)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including the 2021 PSUs which would vest at the greater of actual or target performance.
(4)	An estimated lump-sum present value of the qualified pension benefits payable upon a separation from the Company can be found in the Pension Benefits table on page 75.
(5)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2021 ($86.06). Where included, the 2021 PSUs assume maximum-level performance based on estimated performance as of December 31, 2021.

82    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

THOMAS A. KENNEDY

In connection with the signing of the Merger agreement, the Company entered into employment agreements with Thomas A. Kennedy, the former CEO of Raytheon Company, and Gregory J. Hayes, the former CEO of United Technologies Corporation. These agreements outlined the leadership transition plan following the Merger and provided that, for the first two years after the Merger, Mr. Kennedy would serve as Executive Chairman of RTX and a member of the RTX board and Mr. Hayes would serve as President & CEO of RTX and a member of the RTX board. The agreements contemplated that, on the second anniversary of the Merger, Mr. Kennedy would retire and Mr. Hayes would succeed him as Chairman of the RTX board, in addition to his role of CEO.

Following the one-year anniversary of the Merger, given that key integration activities and the leadership transition had progressed ahead of schedule, Mr. Kennedy announced he would accelerate his retirement to June 1, 2021, 10 months earlier than contemplated in his employment agreement.

Under the terms of Mr. Kennedy’s employment agreement, Mr. Kennedy is subject to a perpetual confidentiality covenant, a one-year post-employment noncompetition covenant, and a two-year post-employment employee and customer non-solicitation covenant. Upon Mr. Kennedy’s retirement, the majority of his legacy Raytheon Company equity awards that were assumed by RTX in connection with the Merger were eligible to vest or continue vesting by their terms in accordance with retirement vesting provisions that pre-dated the Merger. In recognition of a release of claims agreed to by Mr. Kennedy at the time of his retirement, and in order to provide Mr. Kennedy with the benefit of the equity award vesting that he generally would have received had there been a need for him to continue service with RTX through the second anniversary of the Merger as originally contemplated, the Committee agreed to give Mr. Kennedy retirement vesting treatment for the remainder of his legacy Raytheon Company equity awards and for his 2021 RTX LTI awards.

The table below shows the values of payments and benefits that Mr. Kennedy received in connection with his retirement from the Company on June 1, 2021.

Payments and Benefits Provided Upon Separation
Cash Payment(1)	$1,283,350
Pension(2)	$0
Accrued Paid Time Off(3)	$136,307
Health & Welfare Continuation	$7,477
Option Awards(4)	$2,173,050
Stock Awards(4)	$42,341,175
Total	$45,941,359
(1)	Represents the payment of Mr. Kennedy’s 2021 target annual incentive award prorated for the portion of the year in which Mr. Kennedy was employed by the Company. Mr. Kennedy was not eligible for, and did not receive, cash severance in connection with his retirement.
(2)	Estimated lump-sum present value of the qualified and nonqualified pension benefits that will be distributed, or were distributed during the year, to Mr. Kennedy in connection with his retirement from the Company, can be found in the Pension Benefits table on page 75.
(3)	Reflects the value of accrued (and unused) paid time off that Mr. Kennedy was paid upon his separation from the Company.
(4)	Reflects the value of unvested LTI awards that vested (or remain eligible to vest) following Mr. Kennedy’s June 1, 2021 retirement from the Company, calculated using the June 1, 2021 closing RTX stock price of $88.99 and assuming the maximum level of performance for 2021 PSUs based on estimated performance as of December 31, 2021. The 2021 RSUs and legacy RTN PSUs (which converted to RTX RSUs upon the Merger) are subject to a 6-month delay in settlement required under IRC Section 409A. The legacy RTN RSUs granted to Mr. Kennedy prior to the Merger continue to vest following retirement per the terms of the awards, subject to Mr. Kennedy’s adherence to certain restrictive covenants (including a non-competition agreement), and the 2021 PSUs will be settled based on actual Company performance results through December 31, 2023.

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COMPENSATION TABLES | POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

ANTHONY F. O’BRIEN III

Pursuant to the terms of Mr. O’Brien’s legacy RTN change-in-control agreement, following his qualifying separation from the Company on April 7, 2021, he received:

●	A lump-sum cash severance payment equal to the sum of: (i) base salary; and (ii) the greater of Mr. O’Brien’s annual incentive target for the year of separation or his 2019 annual incentive award;
●	A pro-rated target annual incentive award for the year of separation;
●	One year of additional credited service under the Company’s supplemental retirement plans; and
●	One-year continuation of health and welfare benefits.

In addition, under the terms of the legacy RTN Enhanced Severance Plan for Senior Leadership Team Members, Mr. O’Brien received, subject to his execution of release of claims in favor of the Company:

●	A lump-sum cash severance payment equal to the sum of base salary and annual incentive target for the year of separation; and
●	One additional year of health and welfare benefits.

Stock awards granted to Mr. O’Brien prior to the Merger under the RTN Stock Plans vested upon his qualifying separation. However, awards granted to Mr. O’Brien under the RTX LTIP after the Merger were forfeited upon his separation from the Company.

The table below shows the values of payments and benefits that Mr. O’Brien received in connection with his departure from the Company on April 7, 2021.

Payments and Benefits Provided Upon Separation
Cash Payment(1)	$4,551,932
Pension(2)	$1,057,741
Accrued Paid Time Off(3)	$80,464
Health & Welfare Continuation(4)	$12,356
Stock Awards(5)	$6,717,987
Total	$12,420,480
(1)	Reflects cash payments made in connection with the terms of Mr. O’Brien’s qualifying separation under the terms of his legacy RTN change-in-control agreement and the legacy RTN Enhanced Severance Plan for Senior Leadership Team Members.
(2)	Estimated lump-sum present value of the incremental one additional year of credited service under the RTN SERP pursuant to the terms of Mr. O’Brien’s RTN change-in-control agreement. An estimated lump-sum present value of Mr. O’Brien’s qualified and nonqualified pension benefits that will be distributed, or were distributed during the year in connection with his separation from the Company, can be found in the Pension Benefits table on page 75.
(3)	Reflects the value of accrued (and unused) paid time off that Mr. O’Brien was paid upon his separation from the Company.
(4)	Amounts shown reflect the estimated cost of two years of continuation of health and welfare benefits based on Mr. O’Brien’s current elections.
(5)	Reflects the value of LTI awards that vested as a result of Mr. O’Brien’s April 7, 2021 separation. Values shown are calculated based on the closing stock price of RTX on April 7, 2021 of $77.60. Mr. O’Brien’s RSUs were subject to a 6-month delay in settlement required under IRC Section 409A.

84    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

CEO Pay Ratio

Background
The following section discloses the ratio of our median employee’s total annual compensation to the total annual compensation of the CEO. Below we explain the methodology that we used, in accordance with the SEC rules, to identify the median employee and to calculate the 2021 ratio.

Identifying the Median Employee

The Company used the following parameters to identify the employee whose pay was at the median of all RTX employees globally.

COMPENSATION MEASURE

The compensation measure we used to identify the median employee was gross cash compensation paid to employees from October 1, 2020 to September 30, 2021. Gross cash compensation varies by country and is based on local pay practices, but generally includes:

●	Base salary (including any local allowances)

●	Incentive pay (including cash bonuses, sales incentives and other variable pay programs)

●	Any other cash awards or payments(1)

Annualized pay. Pay was annualized for employees who worked a partial year between October 1, 2020 and September 30, 2021. Partial-year employees may include mid-year hires, employees on paid or unpaid leave, and employees on active military duty.

Foreign exchange rates. Foreign currencies were converted into U.S. dollars as of October 1, 2021, based on the average daily spot rates during September 2021.

EMPLOYEES INCLUDED AND EXCLUDED

For the purposes of identifying the median employee, we included all active RTX employees (excluding the CEO) on October 1, 2021, located in 11 countries in which RTX has operations. RTX’s employee population in these 11 countries represents approximately 96% (or 167,593) of our 174,847 active employees on that date. As of October 1, 2021, our global population consisted of 124,519 U.S. employees and 50,328 non-U.S. employees.

We excluded 7,254 employees from 58 countries under the SEC’s de minimis exemption(2) and an estimated 703 employees from three businesses we acquired during 2021.(3)

(1)	In some countries, due to differences in payroll systems and local laws and regulations, gains realized on the vesting and/or exercise of equity awards, as well as Company contributions to government-sponsored benefit plans, may be included.

(2)	The countries and approximate number of RTX employees excluded from the calculation are as follows: Afghanistan (4), Algeria (4), Australia (1,341), Austria (1), Bahrain (2), Belgium (15), Brazil (137), Cayman Islands (1), Chile (19), Colombia (19), Costa Rica (2), Cyprus (7), Czechia (3), Denmark (3), Djibouti (11), Dominican Republic (2), Egypt (11), El Salvador (2), Finland (2), Greece (7), Hong Kong (81), Indonesia (400), Iraq (30), Ireland (177), Israel (1,226), Italy (651), Japan (213), Jordan (4), Kenya (9), Korea (98), Kuwait (48), Luxembourg (1), Malaysia (128), Marshall Islands (3), Morocco (103), Netherlands (192), New Zealand (366), Norway (32), Oman (4), Panama (13), Portugal (1), Qatar (200), Romania (5), Russia (358), Saudi Arabia (267), Slovakia (5), South Africa (5), Spain (63), Sweden (24), Switzerland (26), Taiwan (107), Tanzania (13), Thailand (4), Turkey (524), Ukraine (1), United Arab Emirates (268), Vietnam (10), and Yemen (1).

(3)	The entities acquired in 2021 and the approximate number of employees from each entity that were excluded from the calculation are: Dutch Thermoplastic Components (42), FlightAware (121), and SEAKR Engineering (540).

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    85

CEO PAY RATIO | CALCULATING THE RATIO

Calculating the Ratio

METHODOLOGY

Once we identified the median employee using gross cash compensation as our compensation measure, we then calculated 2021 total compensation for our CEO and for the median employee for the full year, using the same methodology outlined by the SEC for reporting in the Summary Compensation Table (see page 66). Under this methodology, compensation includes employee fringe benefits, such as Company contributions to healthcare and retirement plans.

RESULTS

The 2021 total annual compensation value for Mr. Hayes was $23,316,063 and for RTX’s global median employee was $112,078, resulting in a ratio of 208:1.

With approximately 29% of our employees located outside the United States, RTX has operations in almost a third of the countries in the world. We believe paying competitive wages targeted at the median of local labor markets within our industry is essential to ensuring a productive, engaged workforce and a sustainable business. Consequently, a global ratio may not be particularly informative without any context for foreign labor markets and the diverse roles of RTX’s employees around the world.

Comparing RTX’s Ratio to Other Companies

A number of factors unrelated to compensation significantly impact this calculation and are particularly important when comparing RTX’s ratio to ratios at other companies. These factors include industry-specific pay differentials, company and organizational structure (e.g., outsourcing versus insourcing) and the geographic location of employee populations.

86    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight responsibilities relating to: the integrity of RTX’s financial statements; the independence, qualifications and performance of RTX’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Conduct and applicable laws and regulations; policies and procedures with respect to risk assessment and management; and such other responsibilities as delegated by the Board from time to time. The Committee’s specific responsibilities and duties are set forth in the Audit Committee Charter adopted by the Board, which is available on the Company’s website. The Committee is composed entirely of independent directors who meet the independence and financial literacy requirements of the NYSE and the SEC.

Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditor, is responsible for auditing the financial statements prepared by management and expressing an opinion on both the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting. PwC is also responsible for discussing any issues they believe should be raised to us.

In performing its oversight responsibilities, the Committee reviewed and discussed with management and PwC, RTX’s consolidated financial statements as of and for the year ended December 31, 2021 and RTX’s internal control over financial reporting as of December 31, 2021. The Committee also discussed with RTX’s internal auditors and PwC the overall scope and plans for their respective audits. The Committee also met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluation of RTX’s internal control over financial reporting, management’s representations regarding internal control over financial reporting, and the overall quality of RTX’s financial reporting.

The Committee has discussed with PwC the matters required by the Public Company Accounting and Oversight Board’s (“PCAOB”) Auditing Standard No. 1301 Communications with Audit Committees. It has also discussed with PwC its independence from RTX and its management, including communications from PwC required by the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, Rule 3524, Audit Committee Pre-Approval of Certain Tax Services, and Rule 3525, Audit Committee Pre-approval of Non-audit Services Related to Internal Control Over Financial Reporting.

The Committee pre-approves all audit and non-audit services to be provided by PwC, and the related fees for those services. The Committee has concluded that PwC’s provision of non-audit services, as described in the table on page 88, does not impair PwC’s independence as the external auditor.

PwC has reported to the Committee that RTX’s audited financial statements are fairly presented in accordance with U.S. generally accepted accounting principles. The Committee reviewed management’s assessment and report on the effectiveness of RTX’s internal control over financial reporting, as well as PwC’s audit report on the effectiveness of RTX’s internal control over financial reporting, which are both included in RTX’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2021. Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in RTX’s Annual Report on Form 10-K for the year ending on December 31, 2021 for filing with the SEC.

The Committee has nominated PwC for appointment by the shareowners at the 2022 Annual Meeting to serve as RTX’s independent auditor for 2022.

Audit Committee
Fredric G. Reynolds, Chair	Bernard A. Harris, Jr.	Denise L. Ramos
Tracy A. Atkinson	Ellen M. Pawlikowski	Robert O. Work

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    87

Proposal 3: Appoint PwC LLP to Serve as Independent Auditor for 2022

What am I voting on?	As required by our Bylaws, we are asking shareowners to vote on a proposal to appoint a firm of independent registered public accountants to serve as the Company’s independent auditor until the next annual meeting. PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, served as RTX’s independent auditor in 2021. For 2022, the Audit Committee has again nominated PwC to be our independent auditor, and the Board of Directors has approved the firm for appointment by the shareowners to serve until the next Annual Meeting in 2023.

Frequently Asked Questions About the Auditor

HOW IS THE AUDITOR RETAINED AND REVIEWED BY THE COMPANY?

The Audit Committee is directly responsible for the nomination, compensation, retention and oversight of the Company’s independent auditor. To fulfill this responsibility, the Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence, and periodically considers the advisability of selecting a different independent registered public accounting firm to serve in that capacity. PwC, or one of its predecessor firms, has been retained as RTX’s independent audit firm continuously since 1947.

HOW LONG MAY AN AUDIT PARTNER PROVIDE SERVICES TO RTX?

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to RTX. For lead and concurring audit partners, the limit is five years. The selection process for the lead audit partner includes a meeting between the Chair of the Audit Committee and the candidate, as well as consideration of the candidate by the full Committee with input from management.

WILL THE AUDITOR ATTEND THE ANNUAL MEETING?

Representatives of PwC will attend the 2022 Annual Meeting. The representatives may make a statement and will be available to respond to appropriate questions from shareowners.

WHAT WERE THE AUDITOR’S FEES IN 2021 AND 2020?

(in thousands)	Audit	Audit-Related	Tax	All Other Fees	Total
2021	$31,270	$4,550	$13,616	$199	$49,635
2020	$37,737	$2,969	$27,250	$900	$68,856

88    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 3: APPOINT PWC LLP TO SERVE AS INDEPENDENT AUDITOR FOR 2022

Audit Fees. Audit fees in both years consisted of fees for the audit of RTX’s consolidated annual financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements in RTX’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. Audit fees for statutory audits were approximately $10,050,000 in 2021 and $12,017,000 in 2020. In 2021 and 2020, audit fees also included fees associated with various SEC filings. In 2020, audit fees also included non-recurring integrated audit fees resulting from COVID-19, as well as non-recurring integrated audit fees resulting from the separations of Carrier and Otis, and the Merger.

Audit-Related Fees. Audit-related fees in both years included fees for employee benefit plan audits, advice regarding the application of generally accepted accounting principles for proposed transactions, special reports pursuant to contractually required attestations and compliance assessments. Audit-related fees in 2021 also included approximately $1,780,000 of fees associated with a carve-out audit related to a divestiture completed during the year.

Tax Fees. Tax fees in 2021 and 2020 consisted of approximately $9,422,000 and $11,208,000, respectively, for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $4,194,000 and $16,042,000, respectively, for tax advisory services that included fees in 2020 associated with the separations of Carrier and Otis, and the Merger.

All Other Fees. All other fees in both years included fees for cybersecurity risk assessment and proxy consulting services. All other fees in 2020 also included fees for government compliance services and accounting research software.

HOW DOES THE COMMITTEE MONITOR AND CONTROL NON-AUDIT SERVICES?

The Audit Committee has established procedures requiring its review and advance approval of all engagements for non-audit services provided by PwC. The Committee Chair has the delegated authority to pre-approve non-audit services with certain limitations and must notify the Committee at its next meeting of each service so approved. The Committee approved all of PwC’s engagements and fees for 2021 and 2020.

The Committee reviews with PwC whether non-audit services to be provided are compatible with maintaining the firm’s independence. In addition, the Committee monitors the fees paid to PwC to ensure that fees paid in any year to PwC for non-audit services do not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the tax fees and all other fees categories.

WHY SHOULD I VOTE FOR THIS PROPOSAL?

Through its review process, the Audit Committee determined that PwC has acquired extensive knowledge of the Company’s operations, performance and development through its previous service as the independent auditor for RTX. The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent auditor is in the best interest of the Company and our shareowners.

The Board of Directors unanimously recommends a vote FOR the appointment of PwC to serve as the Company’s Independent Auditor for 2022.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    89

Proposal 4: Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Voting Threshold Required to Repeal Article Ninth

What am I voting on?	The Board unanimously recommends that shareowners approve an amendment to the Company’s Restated Certificate of Incorporation to reduce the voting threshold required to repeal Article Ninth, as the first step in a two-step process to eliminate the supermajority voting provisions of the Restated Certificate of Incorporation.

WHY SHOULD I VOTE FOR THIS PROPOSAL?

Background on the Current Supermajority Requirement. Article Ninth of RTX’s Restated Certificate of Incorporation (“Certificate”) currently requires a vote of 80% of the Company’s outstanding shares to approve certain business combinations with an interested party, which is a party that owns 10% or more of the Company’s outstanding common stock. The adoption of any provision inconsistent with, or that repeals or amends, Article Ninth requires the same supermajority vote, provided, however that Article Ninth may be amended by a vote of a simple majority of the Company’s outstanding shares if the amendment has been previously approved by a majority of the Company’s directors who are not affiliated with an interested party and were directors prior to the time that an interested party became an interested party (“Disinterested Directors”).

Article Ninth is the only provision in the Company’s Certificate or Bylaws requiring a supermajority vote. Article Ninth was approved by the Company’s shareowners in 1983 to protect against a self-interested action by large shareowners by requiring broad shareowner consensus to make certain fundamental changes.

While such protections can be beneficial to shareowners in certain instances, the Board believes that such provisions also can limit the ability of shareowners to effectively participate in corporate governance. The Board also recognizes that currently shareowners generally oppose supermajority provisions such as the one in our Certificate. Indeed, when the Company presented a proposal to eliminate Article Ninth for shareowner approval at the 2018 and 2019 Annual Meetings, it received approximately a 99% favorable vote (from those shareowners who voted) each year; but, notwithstanding the Company’s concerted efforts to increase turnout, the proposal still fell short because less than 80% of the outstanding shares voted in favor of repeal. An advisory shareowner proposal at the 2020 Annual Meeting received over a 97% favorable vote (from those shareowners who voted).

90    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

PROPOSAL 4: APPROVE AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE VOTING THRESHOLD REQUIRED TO REPEAL ARTICLE NINTH

Why We Propose to Amend the Repeal Threshold As the First Step to Eliminating the Supermajority Voting Provisions. The Board is committed to good governance practices, continuously monitoring governance issues of interest to shareowners and responding to shareowner concerns. The Governance Committee and the Board carefully considered the input from shareowners, including the broad, albeit insufficient, support that the related proposals received at the 2018 and 2019 Annual Meetings, the level of support for the advisory shareowner proposal at the 2020 Annual Meeting, and direct feedback from shareowners during the Company’s shareowner outreach efforts in 2021. They also considered the advantages and disadvantages of maintaining the supermajority vote requirements in Article Ninth, including such requirement necessary to repeal Article Ninth, and the Company’s prior proposals to repeal it.

Based on the foregoing, the Governance Committee considered a two-step process to repeal Article Ninth of the Restated Certificate of Incorporation and recommended to the Board that the Company proceed with the two-step process, as described in this proposal. As a result, the Board, comprised entirely of Disinterested Directors with regard to this matter, unanimously adopted a resolution on February 11, 2022 authorizing and declaring it advisable and in the best interests of the Company to amend the Certificate to reduce the approval threshold for amending or repealing Article Ninth to a simple majority vote of the outstanding shares, and recommended the submission of this amendment for shareowner approval at the 2022 Annual Meeting.

Shareowners may approve this first step amendment by a majority vote of the outstanding shares. In the event that the amendment is approved at 2022 Annual Meeting, then the voting threshold to repeal Article Ninth thereafter would be a simple majority vote of the Company’s outstanding shares. The Company believes this two-step approach – amendment of Article Ninth this year followed by a proposal to repeal it next year – is more likely to result in the ultimate elimination of the supermajority voting provisions than continuing to seek approval by 80% of the outstanding shares, given historic and anticipated future turnout.

WHAT HAPPENS IF THIS PROPOSAL IS APPROVED?

The proposed amendment would modify Section 7 of Article Ninth of the Certificate such that the approval threshold to amend or repeal Article Ninth would be reduced from 80% or more of the voting power of the Company’s common stock to a majority of the voting power of the Company’s common stock. A copy of the proposed amendment, marked with strike-outs to show the deletions and underline text to show additions, is included in Appendix C on page 105.

If this proposal is approved, (1) the amended Certificate would become effective upon the filing of a Certificate of Amendment with the State of Delaware, which the Company would file promptly following the shareowner vote, and (2) the Board intends to propose an amendment at the Company’s 2023 Annual Meeting that would repeal Article Ninth, which shareowners would then be able to approve by a vote of a majority of the Company’s outstanding shares. Accordingly, if that subsequent amendment is approved at the Company’s 2023 Annual Meeting, all business combinations would be subject only to any applicable approval requirements under the Delaware General Corporation Law.

The Board of Directors unanimously recommends a vote FOR this proposal.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT 91

Frequently Asked Questions About the Annual Meeting

Your vote is very important!

WHY AM I BEING PROVIDED WITH THESE PROXY MATERIALS?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Raytheon Technologies Corporation of proxies to be voted at our 2022 Annual Meeting of Shareowners and at any postponed or reconvened meeting.

WILL THE ANNUAL MEETING ALSO BE HELD IN-PERSON OR ONLY VIRTUALLY?

As noted in the Notice at the beginning of this Proxy Statement, the 2022 Annual Meeting will be in a virtual format only, due to the ongoing health concerns related to the COVID-19 pandemic. The Board and management believe that, in light of continuing uncertainties associated with the pandemic, a virtual-only meeting is in the best interests of public health and the health and safety of our shareowners.

WHO CAN ATTEND THE ANNUAL MEETING?

Shareowners holding RTX stock as of the close of business on the record date, March 1, 2022, are entitled to attend the Annual Meeting to be held virtually via www.virtualshareholdermeeting.com/RTX2022. To be admitted to the Annual Meeting via the website, shareowners must enter the 16-digit voting control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials, or email notification.

WHO CAN VOTE AT THE MEETING?

Shareowners of record as of March 1, 2022 and shareowners holding a proxy for the 2022 Annual Meeting provided by their bank, broker or nominee may vote during the Annual Meeting to be held virtually by following the instructions available on the meeting website. If you vote prior to the meeting by using the internet, toll-free telephone number, proxy card or voting instruction form, you do not need to take any action during the meeting unless you wish to change your vote. A list of shareowners of record will be available at www.virtualshareholdermeeting.com/RTX2022 during the Annual Meeting for inspection by shareowners for any legally valid purpose related to the Annual Meeting.

WHEN IS THE ANNUAL MEETING?

We will hold our Annual Meeting on April 25, 2022, at 8:00 a.m. Eastern time. If you plan to attend the Annual Meeting, you should log into the website at www.virtualshareholdermeeting.com/RTX2022 approximately fifteen minutes before the meeting is scheduled to begin.

WILL THERE BE AN OPPORTUNITY TO ASK QUESTIONS BEFORE OR DURING THE MEETING?

Time will be allotted after the adjournment of the formal meeting for a Question and Answer period. Shareowners will be able to submit questions relevant to the business of the meeting either in advance of the Annual Meeting via www.proxyvote.com or during the meeting via www.virtualshareholdermeeting.com/RTX2022 by typing the question into the indicated question box and clicking “Submit.” Time may not permit the answering of every question submitted during the Question and Answer period. Questions relevant to the business of the meeting to which a response is not provided during the Question and Answer period will be addressed on www.rtx.com/Investors within three days of the meeting. To ask questions, you will need to have your voting control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials, or email notification.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

WHAT CAN I DO IF I HAVE TROUBLE LOGGING INTO THE ANNUAL MEETING?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

DOES THE COMPANY HAVE A POLICY ABOUT DIRECTORS’ ATTENDANCE AT THE ANNUAL MEETING?

The Company does not have a formal policy requiring that directors attend the Annual Meeting, but directors are encouraged to do so unless there is an unavoidable scheduling conflict. All directors at the time attended the 2021 Annual Meeting.

WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

Under the Company’s Bylaws, a quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of RTX Common Stock as of the record date, present either virtually in person or by proxy and entitled to vote, will constitute a quorum. As of the record date, 1,490,268,377 shares of Common Stock were issued and outstanding. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

HOW DO I VOTE?

Registered Shareowners:

The Internet You can vote online at: www.proxyvote.com.

Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern time on April 24, 2022 (except for participants in a company savings plan as described below and beneficial holders who must vote by the time specified in their voting instructions).

To authenticate your internet or telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction form.

By Telephone

In the United States or Canada, you can vote by telephone. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

You can find the telephone number on your proxy card, voting instruction form or other communications.

By Mail
You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form, and return it in the prepaid envelope we have provided, or in an envelope addressed to:

Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717

Please allow sufficient time for delivery of your proxy card or voting instruction form if you decide to vote by mail.
During the Meeting
Shareowners as of the close of business on the record date, March 1, 2022, are entitled to virtually attend and vote during the Annual Meeting online via www.virtualshareholdermeeting.com/RTX2022.

If you have already voted online, by telephone or by mail, your vote during the Annual Meeting will supersede your earlier vote.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT     93

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Beneficial Shareowners. If you own shares in street name through an account with a bank, brokerage firm or other intermediary, then your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.

Shares Held in an Employee Savings Plan Sponsored by UTC. You can direct the voting of your proportionate interest in shares of RTX Common Stock held by the ESOP Fund and the Common Stock Fund under a RTX employee savings plan by returning a voting instruction card or providing voting instructions by the internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the savings plan trustee will vote your proportionate interest in shares held by the ESOP Fund for the voting choice with respect to each applicable proposal that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. Similarly, the trustee will vote your uninstructed proportionate interest in shares held by the Common Stock Fund for the voting choice with respect to each applicable proposal that receives the greatest number of votes based on voting instructions received from the Common Stock Fund participants. For shares of RTX Common Stock held in the ESOP Fund that are not allocated to participant accounts, the trustee will make the voting choice with respect to each applicable proposal that receives the greatest number of votes from those ESOP Fund participants who have submitted voting instructions.

Shares Held in the Savings and Investment Plan Sponsored by RTN. You can direct the voting of your proportionate interest in shares of the RTX Common Stock Fund by returning a proxy or providing voting instructions by the internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the savings and investment plan trustee will vote the shares held by the RTX Common Stock Fund representing your interest with respect to each applicable proposal in the same proportion as shares for which the savings and investment plan trustee received voting instructions.

Earlier Voting Deadline for Participants in an Employee Savings Plan or the Savings and Investment Plan. Broadridge Financial Solutions must receive your voting instructions by 11:59 p.m. Eastern time on Wednesday, April 20, 2022, so that it will have time to tabulate all voting instructions of participants and communicate those instructions to the trustees, who will vote the shares held by the savings plans. Because the trustees are designated to vote on your behalf, you will not be able to vote your shares held in a savings plan virtually at the Annual Meeting.

Changing Your Vote. If you are a registered shareowner:

● If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy.	● If you mailed a signed proxy card, mail a new proxy card with a later date (which will override your earlier proxy card). OR ● Vote virtually during the Annual Meeting.

If you are a beneficial shareowner, ask your bank, brokerage firm or other intermediary about how to revoke or change your voting instructions.

HOW WILL MY SHARES BE VOTED?

Each share of RTX Common Stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the internet, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in a RTX employee savings plan) in accordance with their best judgment on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. We do not know of any such additional matters at this time.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the internet but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation on the matter. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is only entitled under New York Stock Exchange rules to vote your shares in its discretion on Proposal 3 (appointment of the Independent Auditor) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.”

94    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

HOW DO ABSTENTIONS AFFECT THE VOTING RESULTS?

Matter	Vote Required for Approval	Impact of Abstentions
Election of Directors	Votes for a nominee must exceed 50% of the votes cast with respect to that nominee.	Not counted as votes cast; no impact on outcome.
Advisory Vote to Approve Executive Compensation	The affirmative vote of the holders of a majority of shares of our common stock, present at the Annual Meeting or represented by proxy and entitled to vote, is required for approval.	An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval.
Appoint PricewaterhouseCoopers LLP to serve as Independent Auditor for 2022	The affirmative vote of the holders of a majority of shares of our common stock, present at the Annual Meeting or represented by proxy and entitled to vote, is required for approval.	An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval.
Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Voting Threshold Required to Repeal Article Ninth	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for approval.	An abstention has the effect of a vote against approval.

WHAT HAPPENS IF A DIRECTOR IN AN UNCONTESTED ELECTION RECEIVES MORE VOTES “AGAINST” THAN “FOR” THEIR ELECTION?

In an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes cast “against” than votes “for” their election must, under RTX’s Governance Guidelines, promptly tender their resignation to the Chair of the Governance and Public Policy Committee following certification of the shareowner vote. The Governance and Public Policy Committee must promptly make a recommendation to the Board about whether to accept or reject the tendered resignation. The director who tendered a resignation may not participate in the Committee’s recommendation or the Board’s consideration.

Under our Corporate Governance Guidelines, the Board must act on the Governance and Public Policy Committee’s recommendation no later than 90 days after the date of the shareowners’ meeting. Regardless of whether the Board accepts or rejects the resignation, RTX must promptly file a Report on Form 8-K with the SEC that explains the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

If a director’s resignation is accepted, the Governance and Public Policy Committee also will recommend to the Board whether to fill the vacancy or to reduce the size of the Board. Under the RTX Bylaws, a vacancy arising in these circumstances may be filled, at the discretion of the Board, by a majority vote of the directors or at a special meeting of shareowners called by the Board in accordance with the Bylaws.

WHO COUNTS THE VOTES?

Broadridge Financial Solutions (“Broadridge”), an independent entity, will tabulate the votes. At the Annual Meeting, a representative of Broadridge will act as the independent Inspector of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results.

Broadridge has been instructed to keep the vote of each shareowner confidential and the vote may not be disclosed, except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.

HOW MAY THE COMPANY SOLICIT MY PROXY?

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of RTX by directors, officers or employees of RTX in person or by telephone, facsimile or other electronic means. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the distribution and solicitation of proxies. Based on our agreement with D.F. King, we anticipate paying fees ranging from approximately $35,000 up to approximately $100,000, plus out-of-pocket expenses, for these services, depending upon the extent of proxy solicitation efforts undertaken.

As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    95

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY?

To conserve natural resources and reduce costs, we are sending most shareowners a Notice of Internet Availability of Proxy Materials (“Notice”), as permitted by SEC rules. The Notice explains how you can access RTX’s proxy materials on the internet and how to obtain printed copies if you prefer. It also explains how you can choose either electronic or print delivery of proxy materials for future annual meetings.

HOW CAN I RECEIVE MY PROXY MATERIALS ELECTRONICALLY?

To conserve resources and reduce costs, we encourage shareowners to access their proxy materials electronically.

If you are a registered shareowner, you can sign up at www.computershare-na.com/green to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access RTX’s Annual Report and Proxy Statement, and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you are a beneficial shareowner, you may obtain electronic access to proxy materials by contacting your bank, brokerage firm or other intermediary, or by contacting Broadridge at www.proxyvote.com.

WHAT IF I SHARE THE SAME ADDRESS AS ANOTHER RTX SHAREOWNER?

If you share an address with one or more other RTX shareowners, you may have received only a single copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs.

If you are a registered shareowner and you prefer to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, please contact Computershare at 1-800-488-9281. If you are a beneficial shareowner, please contact your bank, brokerage firm or other intermediary to make your request. There is no charge for separate copies.

HOW CAN I RECEIVE A COPY OF THE COMPANY’S 2021 ANNUAL REPORT ON FORM 10-K?

RTX will provide, without charge, a copy of the Annual Report on Form 10-K to any shareowner upon a request directed to the RTX Corporate Secretary (see page 97 for contact information).

HOW DO I SUBMIT PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL MEETING?

Shareowner Proposals. To submit a shareowner proposal to be considered for inclusion in RTX’s Proxy Statement for the 2023 Annual Meeting under SEC Rule 14a-8, you must send the proposal to our Corporate Secretary. The Corporate Secretary must receive the proposal in writing by November 14, 2022.

To introduce a proposal for vote at the 2023 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), RTX’s Bylaws require that the shareowner send advance written notice to the RTX Corporate Secretary for receipt no earlier than December 26, 2022, and no later than January 25, 2023. This notice must include the information specified by Section 1.10 of the Bylaws, a copy of which is available on our website at www.rtx.com.

Director Nominations at the 2023 Annual Meeting. RTX’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2023 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws) must send advance written notice to the RTX Corporate Secretary for receipt no earlier than December 26, 2022, and no later than January 25, 2023. This notice must include the information, documents and agreements specified by Section 1.10 of the Bylaws, a copy of which is available on our website at www.rtx.com.

96    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Director Nominations by Proxy Access. RTX’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in RTX’s proxy materials for the 2023 Annual Meeting pursuant to the “proxy access” provisions of Section 1.12 of our Bylaws send advance written notice to the RTX Corporate Secretary for receipt no earlier than October 15, 2022, and no later than November 14, 2022. This notice must include the information, documents and agreements specified by Section 1.12 of the Bylaws, a copy of which is available on our website at www.rtx.com.

HOW DO I CONTACT THE CORPORATE SECRETARY’S OFFICE?

Shareowners may contact RTX’s Corporate Secretary’s Office by one of the two methods shown below:

Communication Method	Contact Information
Write a letter	RTX Corporate Secretary Raytheon Technologies Corporation 870 Winter Street Waltham, Massachusetts 02451
Send an email	corpsec@rtx.com

Our Bylaws and other governance documents are available under the Corporate Governance section of the Company website at www.rtx.com.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    97

Other Important Information

Cautionary Note Concerning Factors That May Affect Future Results. This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, other anticipated benefits to RTX of the Rockwell Collins acquisition, the Merger or the spinoffs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “Separation Transactions”), including estimated synergies and customer cost savings resulting from the Merger and the anticipated benefits and costs of the Separation Transactions, and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

●  the effect of changes in global economic, capital market and political conditions in the industries and markets in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, inflation, interest rates and foreign currency exchange rates, and geopolitical risks;

●  the effect and risks relating to the COVID-19 pandemic on RTX’s business, supply chain, operations and the industries in which it operates, including the decrease in global air travel and disruption to business and other commercial activities, the impact on the demand for RTX’s products and services, the disruption to global supply and distribution capabilities which have impacted supplies required for RTX’s performance, the financial condition of RTX’s customers and suppliers, challenges relating to employee health, safety, and availability and workplace and facility operations, and the timing and extent of the recovery from COVID-19 and the impact on such recovery from new COVID-19 variants and outbreaks, vaccine-related issues and other future developments;

●  risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration or the allocation of funds to governmental responses to COVID-19, a continuing resolution, a government shutdown, or otherwise, and uncertain funding of programs;

●  challenges in the development, production, delivery, support, and performance of RTX advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts) as well as the challenges of operating in RTX’s highly competitive industries;

●  risks relating to RTX international operations from, among other things, changes in trade policies, foreign currency fluctuations, economic conditions, political factors, sales methods, and U.S. or local government regulations;

●  the condition of the aerospace industry;

●  risks relating to RTX’s reliance on U.S. and non-U.S. suppliers and commodity markets, including delays and disruptions in the delivery of materials and services to RTX or its suppliers and price increases;

●  the scope, nature, timing and challenges of managing acquisitions, investments, divestitures and other transactions, including realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses;

●  compliance with legal, environmental, regulatory and other requirements, including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTX and its businesses operate;

98    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

OTHER IMPORTANT INFORMATION

●  the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including those related to U.S. government audits and disputes;

●  factors that could impact RTX’s ability to engage in desirable capital-raising or strategic transactions, including its capital structure, levels of indebtedness, capital expenditures and research and development spending and the availability of credit, credit market conditions and other factors;

●  uncertainties associated with the timing and scope of future repurchases by RTX of its common stock or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash;

●  the risks relating to realizing expected benefits from RTX strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives;

●  the risks relating to the integration of legacy businesses acquired by UTC as well as the Merger, and the realization of the anticipated benefits of those transactions;

●  risks of additional tax exposures due to new tax legislation or other developments in the U.S. and other countries in which RTX and its businesses operate;

●  the ability of RTX to attract, train and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world;

●  risks relating to a RTX product safety failure or other failure affecting RTX’s or its customers’ or suppliers’ products or systems;

●  risks relating to cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, threats to RTX facilities and personnel, as well as other events outside of RTX’s control such as public health crises, damaging weather or other acts of nature;

●  the effect of changes in accounting estimates for our programs on our financial results;

●  the effect of changes in pension and other post-retirement plan estimates and assumptions and contributions;

●  risks relating to an impairment of goodwill and other intangible assets;

●  the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and

●  the intended qualification of (1) the Merger as a tax-free reorganization and (2) the Separation Transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes.

In addition, our 2021 Annual Report on Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See the “Notes to Consolidated Financial Statements” under the heading “Note 19: Commitments and Contingencies,” the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Results of Operations,” “Liquidity and Financial Condition,” and “Critical Accounting Estimates,” and the section titled “Risk Factors.” The Form 10-K also includes important information as to these factors in the “Business” section under the headings “General,” “Business Segments” and “Other Matters Relating to Our Business,” and in the “Legal Proceedings” section. Additional important information as to these factors is included in our 2021 Annual Report in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Restructuring Costs,” “Environmental Matters” and “Governmental Matters” and in our Form S-4 Registration Statements (Registration No. 333-220883 and Registration No. 333-232696) under the heading “Risk Factors.” The forward-looking statements speak only as of the date of this Proxy Statement or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

Corporate Governance Information, Code of Conduct and How to Contact the Board. RTX’s Corporate Governance Guidelines (and related documents), the charters for each Board Committee and RTX’s Code of Conduct are available on RTX’s website (www.rtx.com). Printed copies will be provided, without charge, to any shareowner upon a request addressed to the Corporate Secretary through the contact information provided on page 97. The Code of Conduct applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Lead Director or one or more independent directors by: (i) using the contact information provided on the Corporate Governance section of RTX’s website (www.rtx.com); (ii) letter addressed to the RTX Corporate Secretary (see page 97 for contact information); or (iii) contacting the RTX Ombuds at 1-800-871-9065. Communications relating to RTX’s accounting, internal controls, auditing matters or business practices will be reviewed by the Corporate Vice President, Global Ethics and Compliance and reported to the Audit Committee pursuant to the RTX Corporate Governance Guidelines. All other communications will be reviewed by the RTX Corporate Secretary and reported to the Board, as appropriate, pursuant to the Corporate Governance Guidelines.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    99

OTHER IMPORTANT INFORMATION

Transactions with Related Persons. RTX has a written policy that requires the Board’s Governance Committee to review and determine whether to approve or ratify transactions exceeding $120,000 in which RTX or a subsidiary is a participant and in which a related person has a direct or indirect material interest. A related person is defined as an RTX director, executive officer, or a beneficial owner of more than five percent of RTX’s outstanding shares, or an immediate family member of any of the foregoing persons. Under the policy, any potential related person transaction must be reported for review by the RTX Corporate Secretary who will, in consultation with the Corporate Vice President, Global Ethics and Compliance, assess whether the transaction may require review, approval or ratification by the Governance Committee. The Governance Committee determines whether each transaction presented to it should be approved (or, where applicable, ratified) or disapproved based on whether the transaction is determined to be in, or not inconsistent with, the best interests of RTX and its shareowners. In making this determination, the Governance Committee must take into consideration whether the transaction is on terms no less favorable to RTX than those available under similar circumstances with unaffiliated third parties and the extent of the related person’s interest in the transaction. The policy generally permits employment of relatives of related persons possessing qualifications consistent with RTX’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Executive Vice President & Chief Human Resources Officer and the Corporate Vice President, Global Ethics and Compliance.

State Street Corporation (“State Street”), acting in various fiduciary capacities, filed a Schedule 13G with the SEC reporting that as of December 31, 2021, State Street and certain of its subsidiaries collectively were the beneficial owners of more than five percent of RTX’s outstanding shares of Common Stock. A subsidiary of State Street is the trustee for the UTC Employee Savings Plan Master Trust. Other State Street subsidiaries provide investment management services. During 2020, RTX paid State Street and its subsidiaries approximately $4.0 million for services as trustee, as investment managers and for administrative and other services.

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC reporting that as of December 31, 2021, BlackRock and certain subsidiaries collectively were the beneficial owners of more than five percent of RTX’s outstanding shares of Common Stock. During 2020, BlackRock acted as an investment manager for certain assets within RTX’s pension plans and employee savings plans. BlackRock received approximately $2.6 million for such services.

Kelly Kennedy, an employee of Collins Aerospace, is the daughter of the former Executive Chairman of RTX, Thomas Kennedy. In 2021, Ms. Kennedy received approximately $141,000 in total compensation, consisting of her salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Robert K. Ortberg, a member of the Board, was an employee of RTX’s Corporate Office prior to his retirement in February 2021. In 2021, Mr. Ortberg received approximately $1,969,000 in total compensation in respect of his service as an employee of RTX, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels. This amount is inclusive of a $1,600,000 bonus received in 2021 in respect of 2020 service and disclosed in the Company’s 2021 Proxy Statement.

Albert Rhodes, an employee of Pratt & Whitney, is the sibling of Dantaya Williams, RTX’s Executive Vice President & Chief Human Resources Officer and an executive officer of RTX. In 2021, Mr. Rhodes received approximately $312,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Emiliya S. West, an employee of RTX’s Corporate Office, is the sister-in-law of RTX’s CEO, Gregory Hayes. In 2021, Ms. West received approximately $213,000 in total compensation, consisting of her salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Roderick Williams, an employee of Pratt & Whitney, is the spouse of Dantaya Williams, RTX’s Executive Vice President & Chief Human Resources Officer. In 2021, Mr. Williams received approximately $234,000 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Each of the relationships described above was reviewed and approved in accordance with RTX’s Related Person Transactions Policy, which is available on our website (www.rtx.com).

Delinquent Section 16(a) Reports. Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2021, none of our directors, executive officers or 10% shareowners failed to file a required report on time other than a Form 4 on behalf of Dantaya M. Williams, which was timely submitted on October 5, 2021 but due to an EDGAR technical issue with the submission, was deemed filed on October 6, 2021.

100    RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

OTHER IMPORTANT INFORMATION

Incorporation by Reference. In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 11: Employee Benefit Plans, to the Consolidated Financial Statements in RTX’s 2021 Annual Report on Form 10-K filed on February 11, 2022; these are the only portions of such filings that are incorporated by reference in this Proxy Statement.

Company Names, Trademarks and Trade Names. Raytheon Technologies Corporation and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are either the registered or unregistered trademarks or trade names of Raytheon Technologies Corporation and its subsidiaries. Names of other companies and organizations, abbreviations thereof, logos of other companies and organizations, and product and service designators of other companies are either the registered or unregistered trademarks or trade names of their respective owners.

Websites. The links to our website or any third-party website provided in these proxy materials have been provided for convenience purposes only, and the content contained therein is not incorporated by reference into these proxy materials unless otherwise specified.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT    101

Appendix A: Reconciliation of GAAP Measures to Corresponding Non-GAAP Measures

The financial information presented is on a continuing operations basis.

RECONCILIATION OF NET SALES (GAAP) TO ADJUSTED NET SALES (NON-GAAP)
(dollars in millions)	2021
Net sales	$64,388
Adjustments to net sales:
Adjusted net sales	$64,388
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREOWNERS AND DILUTED EARNINGS PER SHARE (GAAP) TO CORRESPONDING ADJUSTED MEASURES (NON-GAAP)
Net income from continuing operations attributable to common shareowners	$3,897
Adjustments to net income from continuing operations attributable to common shareowners:
Restructuring costs	$143
Acquisition accounting adjustments	$2,203
Significant non-recurring and non-operational charges (gains) included in operating profit	($41)
Significant non-recurring and non-operational items included in non-service pension income	$17
Debt extinguishment costs	$649
Significant non-recurring and non-operational items included in interest expense, net	-
Income tax benefit on restructuring costs and significant non-recurring and non-operational items	($535)
Significant non-recurring and non-operational (gains) charges recorded within income tax expense	$96
Significant non-recurring and non-operational items included in noncontrolling interest	$16
Total adjustments to net income from continuing operations attributable to common shareowners	$2,548
Adjusted net income from continuing operations attributable to common shareowners	$6,445
Weighted average diluted shares outstanding	1,508.5
Impact of dilutive shares	-
Adjusted weighted average diluted shares outstanding	1,508.5
Diluted earnings per share - net income from continuing operations attributable to common shareowners	$2.58
Impact of non-recurring and non-operational charges on diluted earnings per share	$1.69
Adjusted diluted earnings per share - net income from continuing operations attributable to common shareowners	$4.27

102	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

APPENDIX A: RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES

RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(dollars in millions)	2021
Net cash flow provided by operating activities of continuing operations	$7,142
Less: capital expenditures	$2,134
Free cash flow from continuing operations	$5,008

USE AND DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. This non-GAAP information provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, adjusted net income and adjusted earnings per share (“EPS”) are non-GAAP financial measures. Adjusted net sales represents consolidated net sales (a GAAP measure), excluding significant items of a non-recurring and/or non-operational nature (hereinafter referred to as “other significant items”). Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and other significant items. Acquisition accounting adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions and the amortization of customer contractual obligations related to loss making or below market contracts acquired. Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and other significant items. Management believes that these non-GAAP measures are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operating activities of continuing operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s Common Stock and distribution of earnings to shareowners.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables on this page and the prior page. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT	103

Appendix B: Financial Performance Metrics Used in Incentive Compensation Plans

All performance measures are based on results from continuing operations, unless otherwise noted.

Plan	Metric	RTX	Business Units
Annual incentives	Earnings Metric	RTX’s net income attributable to common shareowners (as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and non-recurring and other significant, non-operational items.	Business unit operating income (as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring costs, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and non-recurring and other significant, non-operational items.
	Free Cash Flow Metric	Consolidated net cash flow provided by operating activities, less capital expenditures (both as reported in the 2021 Annual Report on Form 10-K), adjusted for restructuring, the impact of acquisitions and divestitures, and non-recurring and other significant, non-operational items.	Internal measure based on business unit net cash flow provided by operating activities, less capital expenditures, adjusted for restructuring, the impact of acquisitions and divestitures, and non-recurring and other significant, non-operational items.
Long-term incentives	Adjusted Earnings Per Share Metric	Diluted earnings per share, adjusted for restructuring, acquisitions and divestitures, including accounting adjustments, non-recurring and other significant, non-operational items.
	Return on Invested Capital Metric	Quarterly average, net operating profit after tax (“NOPAT”), adjusted for noncontrolling interest, non-service pension, acquisitions and divestiture earnings, one-timers, restructuring, material one-time tax charges and the impact of foreign exchange fluctuations, divided by invested capital (total debt less cash plus equity), adjusted for accumulated other comprehensive income, cash and equivalents, acquisition and divestiture borrowings, short-term borrowings and material one-time tax charges.
	Relative Total Shareowner Return Metric	Total investment return on Common Stock between two points in time, using a trailing 60-day average, calculated to account for changes in share price and reinvested dividends, compared to the companies within the S&P 500 Index and our Core A&D Peers.

104	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Appendix C: Proposed Amendment to the Corporation’s Restated Certificate of Incorporation

The Restated Certificate of Incorporation would be amended and restated to reflect the following amendment to Article Ninth:

SECTION 7. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of ~~80%~~ a majority of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Ninth of this Certificate of Incorporation~~; provided, however, that the preceding provisions of this Section 7 shall not be applicable to any amendment to this Article Ninth of this Certificate of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation, if such amendment shall have been approved by a majority of the Disinterested Directors~~.

RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT	105

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108	RAYTHEON TECHNOLOGIES 2022 PROXY STATEMENT

Our Recognition as an Employer of Choice in 2021

We are growing and sustaining an inclusive workforce where employees are empowered to realize their full potential, maximize their performance and help us produce the advanced technologies that will redefine aerospace and defense.

Best Companies to Work for Disability Inclusion	Best Companies for Diversity & Inclusion Work
Disability:IN—Disability Equality Index	Working Mothers—Seramount Inclusion Index

Top 50 Companies for Diversity	World’s Best Employers
DiversityInc.	Forbes

Best Places to Work for LGBTQ Equality	Top Companies to Grow Careers
Human Rights Campaign Foundation—Corporate Equality Index	LinkedIn

Top 50 Employers for Minority and Female Engineers
Minority Engineer Magazine and Woman Engineer Magazine

870 Winter Street Waltham, Massachusetts 02451-1449 U.S.A. www.rtx.com

RAYTHEON TECHNOLOGIES CORPORATION
870 WINTER STREET
WALTHAM, MASSACHUSETTS 02451

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2022 for shares held directly and up until 11:59 P.M. Eastern Time on April 20, 2022 for shares held in a company savings plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RTX2022

You may attend the meeting via the Internet and vote during the meeting if you are a direct shareowner. Have the information that is printed in the box marked by the arrow available and follow the instructions.

For shares held through a company savings plan, you must vote prior to the meeting, but may still attend the meeting.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2022 for shares held directly and up until 11:59 P.M. Eastern Time on April 20, 2022 for shares held in a company savings plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon Technologies, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D72052-P67761-Z81918	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RAYTHEON TECHNOLOGIES CORPORATION

The Board of Directors recommends a vote FOR the listed nominees under Item 1.

Item 1 - Election of Directors

Nominees:		For	Against	Abstain

1a.	Tracy A. Atkinson	☐	☐	☐

1b.	Bernard A. Harris, Jr.	☐	☐	☐

1c.	Gregory J. Hayes	☐	☐	☐

1d.	George R. Oliver	☐	☐	☐

1e.	Robert K. (Kelly) Ortberg	☐	☐	☐

1f.	Margaret L. O’Sullivan	☐	☐	☐

1g.	Dinesh C. Paliwal	☐	☐	☐

1h.	Ellen M. Pawlikowski	☐	☐	☐

1i.	Denise L. Ramos	☐	☐	☐

1j.	Fredric G. Reynolds	☐	☐	☐

1k.	Brian C. Rogers	☐	☐	☐

			For	Against	Abstain

	1l.	James A. Winnefeld, Jr.	☐	☐	☐

	1m.	Robert O. Work	☐	☐	☐

COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Items 2, 3 and 4.			For	Against	Abstain
Item 2 -		Advisory Vote to Approve Executive Compensation	☐	☐	☐

Item 3 -		Appoint PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022	☐	☐	☐

Item 4 -		Approve an Amendment to the Restated Certificate of Incorporation to Reduce the Voting Threshold Required to Repeal Article Ninth	☐	☐	☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareowner is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Monday, April 25, 2022, 8:00 a.m. Eastern Time
www.virtualshareholdermeeting.com/RTX2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D72053-P67761-Z81918

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREOWNERS

MONDAY, APRIL 25, 2022

The undersigned hereby appoints Gregory J. Hayes, Neil G. Mitchill, Jr. and Ramsaran Maharajh, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Technologies Corporation that the Shareowner(s) is/are entitled to vote at the Annual Meeting of Shareowners to be held at 8:00 a.m. Eastern Time on Monday, April 25, 2022, virtually at www.virtualshareholdermeeting.com/RTX2022, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in a company savings plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.